UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No.     )

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COMCAST CORPORATION

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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Notice of 2017 Annual Meeting of Shareholders of Comcast Corporation

Date:	June 8, 2017

Time:	Online check-in begins:	8:45 a.m. Eastern Time
	Meeting begins:	9:00 a.m. Eastern Time

Place:	Meeting live via the Internet — please visit: www.comcast.onlineshareholdermeeting.com

Purposes:

•   Elect directors

•   Ratify the appointment of our independent auditors

•   Consider an advisory vote to approve our executive compensation

•   Consider an advisory vote on the frequency of our executive compensation advisory vote

•   Vote on two shareholder proposals

•   Conduct other business if properly raised

All shareholders are cordially invited to attend a virtual annual meeting of shareholders, conducted via live webcast. We are excited to embrace virtual meeting technology that we believe provides expanded shareholder access and participation, improved communications and, over time, cost savings for our shareholders and company. During the virtual meeting, you may ask questions and will be able to vote your shares electronically. To participate in the annual meeting, you will need the 16-digit control number included on your Notice of Internet Availability of Proxy Materials or on your proxy card. We encourage you to allow ample time for online check-in, which will begin at 8:45 a.m. Eastern Time. Please note that there is no in-person annual meeting for you to attend.

Only shareholders of record on March 16, 2017 may participate and vote at the meeting. If the meeting is adjourned because a quorum is not present, then, at the reconvened meeting, shareholders who participate in the meeting will constitute a quorum for the purpose of acting upon the matters presented at that meeting pursuant to the rules described in “Voting Securities and Principal Holders — Outstanding Shares and Voting Rights” in the attached proxy statement.

As permitted by the Securities and Exchange Commission, we are making the attached proxy statement and our Annual Report on Form 10-K available to our shareholders electronically via the Internet. In accordance with this e-proxy process, we have mailed to our shareholders of record and beneficial owners a Notice of Internet Availability of Proxy Materials containing instructions on how to access the proxy statement and our Annual Report on Form 10-K via the Internet and how to vote online. The Notice of Internet Availability of Proxy Materials and the proxy statement also contain instructions on how you can receive a paper copy of the proxy materials. If you elect to receive a paper copy of our proxy materials, our 2016 Annual Report on Form 10-K will be mailed to you along with the proxy statement.

The Notice of Internet Availability of Proxy Materials is being mailed, and the attached proxy statement is being made available, to our shareholders beginning on or about April 28, 2017.

Your vote is important. Please vote your shares promptly. To vote your shares, you can (i) use the Internet, as described in the Notice of Internet Availability of Proxy Materials and on your proxy card; (ii) call the toll-free telephone number set forth in the attached proxy statement and on your proxy card; or (iii) complete, sign and date your proxy card and return your proxy card by mail.

April 28, 2017	ARTHUR R. BLOCK Secretary

*                         *                        *

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Shareholders to Be Held on June 8, 2017: Our proxy statement and our Annual Report on Form 10-K for the fiscal year ended December 31, 2016 are available at www.proxyvote.com.

PROXY STATEMENT

PROXY STATEMENT SUMMARY

This proxy summary is intended to provide a broad overview of some of the items elsewhere in this proxy statement. As this is only a summary, we encourage you to read the entire proxy statement for more information about these topics before voting.

ANNUAL MEETING INFORMATION

Date:	June 8, 2017
Time:	9:00 a.m. Eastern Time
Place:	Meeting live via the Internet — www.comcast.onlineshareholdermeeting.com
Record Date:	Shareholders as of March 16, 2017 are entitled to vote

ANNUAL MEETING AGENDA AND VOTING MATTERS

Proposal		Board’s Voting Recommendation	Page Reference
No. 1	Election of Directors	✓ FOR	Page 18
No. 2	Ratification of Appointment of Independent Auditors	✓ FOR	Page 23
No. 3	Advisory Vote to Approve Our Executive Compensation	✓ FOR	Page 25
No. 4	Advisory Vote on Frequency of Executive Compensation Advisory Vote	EVERY ONE YEAR	Page 29
No. 5	Shareholder Proposal to Provide a Lobbying Report	X AGAINST	Page 30
No. 6	Shareholder Proposal to Stop 100-to-1 Voting Power	X AGAINST	Page 32

BOARD OF DIRECTORS: NOMINEES FOR ELECTION

Director	Age	Director Since	Board Committees	Diversity (Gender/Race)
Kenneth J. Bacon*	62	November 2002	Governance and Directors Nominating Committee	✓
Madeline S. Bell*	55	February 2016	Audit Committee	✓
Sheldon M. Bonovitz	79	March 1979	Finance Committee
Edward D. Breen*❖	61	February 2014	Audit and Compensation Committees
Gerald L. Hassell*	65	May 2008	Compensation, Finance and Governance and Directors Nominating Committees
Jeffrey A. Honickman*❖	60	December 2005	Audit and Governance and Directors Nominating Committees
Asuka Nakahara*	61	February 2017	—	✓
David C. Novak*	64	December 2016	Compensation Committee
Brian L. Roberts	57	March 1988	—
Johnathan A. Rodgers*	71	September 2011	Audit Committee	✓
*	Independent Director
❖	Audit Committee Financial Expert

80% of Directors Independent	5.8 Years Avg. Independent Director Tenure	40% Board Diversity

GENERAL INFORMATION

Who May Vote

Holders of record of Class A and Class B common stock of Comcast Corporation (“Comcast,” the “Company,” “our,” “we” or “us”) at the close of business on March 16, 2017 may vote at the annual meeting of shareholders. The Notice of Internet Availability of Proxy Materials (the “Notice”) is being mailed, and this proxy statement is being made available, to our shareholders beginning on or about April 28, 2017.

How to Vote

You may vote at the virtual meeting or by proxy. We recommend that you vote by proxy even if you plan to participate in the virtual meeting. You can always change your vote at the meeting.

How Proxies Work

Our Board of Directors (the “Board”) is asking for your proxy. Giving us your proxy means you authorize us to vote your shares at the meeting in the manner you direct. You may vote for all, some or none of our director candidates. You also may vote for or against the other proposals or abstain from voting.

You can vote by proxy in any of the following ways:

•	Via the Internet: Go to www.proxyvote.com or scan the QR code on your Notice or proxy card with a smartphone or tablet, and then follow the instructions outlined on the secure website.

•

By telephone:  Call toll free 1-800-690-6903 and follow the instructions provided on the recorded message. If you hold shares beneficially, through a broker, brokerage firm, bank or other nominee, please refer to the instructions your broker, brokerage firm, bank or other nominee provided to you regarding voting by telephone.

•	By mail: Complete, sign and date your proxy card and return your proxy card in the enclosed envelope.

If you vote via the Internet or by telephone, your vote must be received by 11:59 p.m. Eastern Time on June 7, 2017.

If you give us your signed proxy but do not specify how to vote, we will vote your shares (i) in favor of (a) the director candidates, (b) the ratification of the appointment of our independent auditors, (c) the approval, on an advisory basis, of our executive compensation, and (d) the approval, on an advisory basis, of holding an advisory vote on our executive compensation every year; and (ii) against each of the shareholder proposals.

Notice of Electronic Availability of Proxy Materials

Pursuant to the rules of the Securities and Exchange Commission (“SEC”), we are making this proxy statement and our Annual Report on Form 10-K available to our shareholders electronically via the Internet. In compliance with this e-proxy process, on or about April 28, 2017, we mailed to our shareholders of record and beneficial owners the Notice containing instructions on how to access this proxy statement and our Annual Report on Form 10-K via the Internet and how to vote online. As a result, you will not receive a paper copy of the proxy materials unless you request one. All shareholders are able to access the proxy materials on the website referred to in the Notice and in this proxy statement and to request to receive a set of the proxy materials by mail or electronically, in either case, free of charge. If you would like to receive a paper or electronic copy of our proxy materials, you should follow the instructions for requesting such materials in the Notice. By participating in the e-proxy process, we reduce the impact of our annual meeting of shareholders on the environment and save money on the cost of printing and mailing documents to you. See “Electronic Access to Proxy Materials and Annual Report on Form 10-K” below for further information on electing to receive proxy materials electronically.

Matters to Be Presented

We are not aware of any matters to be presented at the meeting other than those described in this proxy statement. If any matters not described in this proxy statement are properly presented at the meeting, the proxies will use their own judgment to determine how to vote your shares. If the meeting is postponed or adjourned, the proxies will vote your shares on the new meeting date in accordance with your previous instructions, unless you have revoked your proxy.

Revoking a Proxy

You may revoke your proxy before it is voted by:

•	submitting a new proxy with a later date, including a proxy given via the Internet or by telephone;

•	notifying our Secretary in writing before the meeting at the address given below; or

•	voting at the virtual meeting.

Attending and Voting at the Meeting

This year’s annual meeting will be a virtual meeting of shareholders conducted via live webcast. All shareholders of record on March 16, 2017 are invited to attend and participate at the meeting. We believe that a virtual meeting provides expanded shareholder access and participation and improved communications.

To participate in, and submit your questions during, the virtual meeting, please visit www.comcast.onlineshareholdermeeting.com. To participate in the annual meeting, you will need the 16-digit control number included on your Notice or on your proxy card.

You will be able to vote your shares electronically at the annual meeting.

If you have any technical difficulties or any questions regarding the virtual meeting website, we are ready to assist you. Please call 1-855-449-0991 (toll-free) or 1-720-378-5962 (toll line).

Conduct of the Meeting

The Chairman of our Board (or any person designated by our Board) has broad authority to conduct the annual meeting of shareholders in an orderly manner. This authority includes establishing rules of conduct for shareholders who wish to participate in the meeting, which will be available at the virtual meeting. To ensure the meeting is conducted in a manner that is fair to all shareholders, the Chairman (or such person designated by our Board) may exercise broad discretion in recognizing shareholders who wish to participate, the order in which questions are asked and the amount of time devoted to any one question. Consistent with prior annual meetings, all questions submitted in accordance with the rules of conduct will be addressed generally in the order received.

Additional Information on the Annual Meeting of Shareholders

If you have questions or would like more information about the annual meeting of shareholders, you can contact us in any of the following ways:

•	Via the Internet: Go to www.proxyvote.com or scan the QR code on your Notice or proxy card with a smartphone or tablet.

•	By telephone: Call toll free 1-866-281-2100.

•	By writing to the following address:

Arthur R. Block, Secretary

Comcast Corporation

One Comcast Center

Philadelphia, PA 19103

Shareholder Engagement

We have always maintained a very active and broad-based investor relations outreach program to solicit input and to communicate with shareholders on a variety of topics related to our business and strategy. Over the course of a year, our investor relations team and some of our named executive officers (“NEOs”) and other key employees typically meet with several hundred investors through investor roadshows, conferences and phone conversations.

Over the past few years, we have expanded our traditional investor relations outreach program to include in-person and telephonic governance road show presentations and discussions. Over the past year, we reached out to approximately 40 of our top institutional investors to request meetings and met with approximately 35 investors, including investors who sought to engage with us. We believe these investors represented over 40% of our outstanding shares of Class A common stock. We also had meetings with two of the top proxy advisory firms. Nearly all of these meetings included at least one of our NEOs.

This dialogue provides an opportunity to discuss governance matters generally, including our directors’ skills and tenure, our capitalization and board structures, and our approach to compensation matters, including the linkage between pay and performance and our compensation program’s alignment to our shareholders’ interests. Through these discussions, some of our shareholders have suggested that we consider certain changes or additional disclosures. Below are the primary changes we have made over the past year as a result of these discussions:

•

We have amended our by-laws to provide shareholders with a proxy access right, in which a group of up to 20 shareholders owning at least 3% of our outstanding common stock continuously for at least three years may nominate the greater of 20% of our Board or two directors, subject to the other requirements in our by-laws.

•

Our Board is recommending at this year’s annual meeting that our shareholders vote, on a non-binding, advisory basis, to hold our advisory vote on executive compensation every year, instead of every three years as the Board had last recommended and shareholders approved in 2011.

•

As discussed in more detail in “Executive Compensation — Compensation, Discussion and Analysis — Executive Summary — Shareholder Feedback on Executive Compensation,” beginning in 2017, the rigor of the performance goal for restricted stock units (“RSUs”) granted to our NEOs has been substantially increased and the so-called “retesting” feature has been eliminated.

Our Board has established a process for shareholders to communicate with its members. Shareholders and other interested parties who wish to communicate with our directors may address their correspondence to the Board, to the Lead Independent Director, to any other particular director, to the independent or nonemployee directors or to any committee of the Board or other group of directors, in care of Arthur R. Block, Secretary, Comcast Corporation, at the address given above. You also may send an e-mail in care of the Chair of the Audit Committee of the Board by using the following e-mail address: audit_committee_chair@comcast.com. All such communications are promptly reviewed and, as appropriate, forwarded to either the Board or the relevant director(s), committee(s) or group of directors based on the subject matter of the communication.

VOTING SECURITIES AND PRINCIPAL HOLDERS

OUTSTANDING SHARES AND VOTING RIGHTS

At the close of business on March 16, 2017, the record date, we had outstanding 4,732,039,722 shares of Class A common stock and 9,444,375 shares of Class B common stock.

On each matter to be voted on, the holders of Class A common stock and Class B common stock will vote together. As of the record date, each holder of Class A common stock is entitled to 0.0599 votes per share and each holder of Class B common stock is entitled to 15 votes per share.

All of the information in this proxy statement regarding shares outstanding, per share voting information, shares underlying stock option and restricted stock unit awards, and stock option exercise prices reflects the two-for-one stock split in the form of a 100% stock dividend that was paid on February 17, 2017 to shareholders of record on February 8, 2017. In connection with the stock split, holders of Class A and Class B common stock received one additional share of Class A common stock for every share held as of the record date.

We must have a quorum to carry on the business of the annual meeting of shareholders. This means that, for each matter presented, shareholders entitled to cast a majority of the votes that all shareholders are entitled to cast on that matter must be represented at the meeting, either by proxy or by attending the virtual meeting. If the meeting is adjourned for one or more periods aggregating at least five days due to the absence of a quorum, those shareholders who are entitled to vote and who attend the adjourned meeting, even though they do not constitute a quorum as described above, will constitute a quorum for the purpose of electing directors at such reconvened meeting. If the meeting is adjourned for one or more periods aggregating at least 15 days due to the absence of a quorum, shareholders who are entitled to vote and who attend the adjourned meeting, even though they do not constitute a quorum as described above, will constitute a quorum for the purpose of acting on any matter described in this proxy statement other than the election of directors.

The director candidates who receive the most votes will be elected to fill the available seats on our Board. Approval of the other proposals requires the favorable vote of a majority of the votes cast. Except as noted below with respect to broker nonvotes, only votes for or against a proposal count for voting purposes. Withheld votes in regard to the election of directors, abstentions and broker nonvotes count for quorum purposes. Broker nonvotes occur on a matter when a bank, brokerage firm or other nominee is not permitted by applicable regulatory requirements to vote on that matter without instruction from the owner of the shares and no instruction is given. Absent instructions from you, your broker may vote your shares on the ratification of the appointment of our independent auditors, but may not vote your shares on the election of directors or any of the other proposals.

PRINCIPAL SHAREHOLDERS

This table sets forth information as of March 1, 2017 about persons we know to beneficially own more than 5% of any class of our voting common stock.

Title of Voting Class	Name and Address of Beneficial Owner	Amount Beneficially Owned		Percent of Class
Class A common stock	BlackRock, Inc. 55 East 52nd Street New York, NY 10055	154,543,407	(1)	6.5%

Class A common stock	The Vanguard Group 100 Vanguard Blvd. Malvern, PA 19355	149,947,297	(2)	6.3%

Class A common stock	Capital World Investors 333 South Hope Street Los Angeles, CA 90071	120,738,008	(3)	5.0%

Class B common stock	Brian L. Roberts One Comcast Center Philadelphia, PA 19103	9,444,375	(4)	100.00%

(1)	This information is based upon a Schedule 13G filing with the SEC on January 23, 2017 made by BlackRock, Inc. setting forth information as of December 31, 2016.

(2)	This information is based upon a Schedule 13G filing with the SEC on February 10, 2017 made by The Vanguard Group setting forth information as of December 31, 2016.

(3)	This information is based upon a Schedule 13G filing with the SEC on February 13, 2017 made by Capital World Investors setting forth information as of December 31, 2016.

(4)

Includes 9,039,663 shares of Class B common stock owned by a limited liability company of which Mr. Brian L. Roberts is the managing member and 404,712 shares of Class B common stock owned by certain family trusts of which Mr. Roberts and/or his descendants are the beneficiaries. The shares of Class B common stock beneficially owned by Mr. Brian L. Roberts represent 33 1/3% of the combined voting power of the two classes of our voting common stock, which percentage is generally non-dilutable under the terms of our articles of incorporation. Under our articles of incorporation, each share of Class B common stock is convertible at the shareholder’s option into a share of Class A common stock. For information regarding Mr. Brian L. Roberts’ beneficial ownership of Class A common stock, see the table immediately below, “Security Ownership of Directors, Nominees and Executive Officers,” including footnote (11) to the table.

SECURITY OWNERSHIP OF DIRECTORS, NOMINEES AND EXECUTIVE OFFICERS

This table sets forth information as of March 1, 2017 about the amount of common stock beneficially owned by (i) our current directors (all of whom are also nominees for director, except for Joseph J. Collins and Dr. Judith Rodin, who have reached our mandatory retirement age, and Eduardo G. Mestre, who has decided not to stand for reelection to the Board), (ii) the NEOs listed in “Executive Compensation —Summary Compensation Table for 2016” and (iii) our directors and executive officers as of March 1, 2017 as a group. No shares of common stock held by our directors or executive officers are held in margin accounts or have been hedged or pledged.

	Amount Beneficially Owned(1)			Percent of Class
Name of Beneficial Owner	Class A(2)		Class B	Class A(2)	Class B
Kenneth J. Bacon	41,408		—	*	—
Madeline S. Bell	13,832	(3)	—	*	—
Sheldon M. Bonovitz	207,809	(4)	—	*	—
Edward D. Breen	127,088	(5)	—	*	—
Stephen B. Burke	4,754,803	(6)	—	*	—
Michael J. Cavanagh	97,678		—	*	—
David L. Cohen	5,941,348	(7)	—	*	—
Joseph J. Collins	355,933	(8)	—	*	—
Gerald L. Hassell	123,011		—	*	—
Jeffrey A. Honickman	273,357	(9)	—	*	—
Eduardo G. Mestre	113,800		—	*	—
Asuka Nakahara	7,519		—	*	—
David C. Novak	329,550	(10)	—	*	—
Brian L. Roberts	36,026,149	(11)	9,444,375(12)	*	100	%(12)
Johnathan A. Rodgers	59,418		—	*	—
Dr. Judith Rodin	106,805	(13)	—	*	—
Neil Smit	2,180,024		—	*	—
All directors and executive officers as a group (19 persons)	51,030,404		9,444,375	1.1%	100%

*	Less than 1% of the outstanding shares of the applicable class.

(1)	Beneficial ownership as reported in the above table has been determined in accordance with Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

(2)	Includes beneficial ownership of the following number of shares for which the following persons hold options exercisable on or within 60 days of March 1, 2017: Mr. Burke, 3,636,670; Mr. Cohen, 4,365,940 (497,280 of which are held by family trusts); Mr. Roberts, 9,313,930; Mr. Smit, 1,901,600; and all executive officers as a group, 19,390,530.

Includes beneficial ownership of the following number of shares underlying RSUs held by the following persons that vest on or within 60 days of March 1, 2017: Mr. Burke, 250,966; Mr. Cavanagh, 81,500; Mr. Cohen, 177,310; Mr. Roberts, 179,000; Mr. Smit, 203,870; and all executive officers as a group, 931,146.

Includes the following number of share equivalents that will be paid at a future date in cash and/or stock pursuant to an election made under our restricted stock plan for the following persons: Mr. Bacon, 7,096; Ms. Bell, 9,312; Mr. Bonovitz, 11,638; Mr. Collins, 121,070; Mr. Hassell, 100,562; Mr. Honickman, 123,068; Mr. Mestre, 52,154; Mr. Nakahara, 3,327; Mr. Roberts, 189,416; Mr. Rodgers, 5,342; and Dr. Rodin, 67,446.

Includes the following number of share equivalents that will be paid at a future date in stock under our deferred compensation plans for the following persons: Ms. Bell, 1,520; Mr. Breen, 7,177; Mr. Collins, 30,863; Mr. Hassell, 22,449; Mr. Honickman, 28,852; Mr. Mestre, 11,822; Mr. Rodgers, 1,080; and Dr. Rodin, 15,428.

(3)	Includes 2,200 shares held jointly by her and her spouse and 400 shares held by her spouse.

(4)	Includes 144 shares held by a testamentary trust of which he is a trustee; 6,000 shares owned by a family trust of which he is a trustee; 131,744 shares owned by family partnerships; and 31,428 shares owned by a charitable foundation of which his spouse is a trustee.

(5)	Includes 55,306 shares held by grantor retained annuity trusts of which he is a trustee.

(6)	Includes 91,110 shares held by a charitable foundation of which he and his spouse are trustees.

(7)	Includes 754,592 shares owned in family trusts; 89,632 shares held by grantor retained annuity trusts of which he is a trustee; 80 shares held by his spouse; and 107,376 shares owned by a charitable foundation controlled by him, his spouse and his children.

(8)	Includes 204,000 shares held by grantor retained annuity trusts of which he is a trustee.

(9)	Includes 20,000 shares held by a grantor trust of which he is a trustee and 154 shares owned by his daughters.

(10)	Includes 500 shares held by family trusts.

(11)	Includes 551,044 shares owned by his spouse; 480 shares owned by his daughter; 933,062 shares owned by a family charitable foundation of which his spouse is a trustee; 22,752,309 shares owned by a limited liability company of which he is the managing member; and 1,195,090 shares owned by certain family trusts. Does not include shares of Class A common stock issuable upon conversion of Class B common stock beneficially owned by him; if he were to convert the Class B common stock into Class A common stock, he would beneficially own 45,470,524 shares of Class A common stock, representing approximately 1% of the Class A common stock.

(12)	See footnote (4) under “— Principal Shareholders” above.

(13)	Includes 784 shares held by her spouse.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Our directors and executive officers file reports with the SEC pursuant to Section 16(a) of the Exchange Act indicating the number of shares of any class of our equity securities they owned when they became a director or executive officer and, after that, any changes in their ownership of our equity securities. We have reviewed copies of such reports and written representations from the individuals required to file the reports. Based on our review of these documents, we believe that all filings required to be made by our reporting persons for the period January 1, 2016 through December 31, 2016 were made on a timely basis, other than late filings filed on behalf of Madeline S. Bell, David L. Cohen, Eduardo G. Mestre and Dr. Judith Rodin, which, in each case, reflected transactions involving shares held directly or indirectly by the reporting persons in discretionary accounts managed by unaffiliated third-party financial advisors; all of such transactions were subsequently reported.

CORPORATE GOVERNANCE

CORPORATE GOVERNANCE HIGHLIGHTS

As described in more detail elsewhere in this proxy statement, below are some highlights of our corporate governance structure. As this is only a summary, we encourage you to read the entire proxy statement for more information on our corporate governance structure.

✓	Annual Director Elections

✓	Strong Lead Independent Director Role and Responsibilities (see page 10 for more information)

✓	80% of Directors are Independent; Director Tenure Considered in Annual Board Director Independence Determinations (see page 18 for more information)

✓	Audit, Compensation and Governance and Directors Nominating Committees Composed of Independent Directors (see pages 16-17 for more information)

✓	Board Refreshment Achieved in Part through Mandatory Independent Director Retirement at 72 (see page 14 for more information)

➢	Four new independent directors within past five years

➢	Average Tenure of independent directors is 5.8 years

✓	Annual Board and Committee Evaluation Process (see page 11 for more information)

✓	Adoption of a Proxy Access By-Law in 2016 (see page 15 for more information)

✓	Appropriate Board/Committee Level Risk Oversight of Company Risks (see page 11 for more information)

✓	Proactive Shareholder Engagement Program — Over the Past Year, Have Met with Approximately 35 Investors, Representing Over 40% of our Outstanding Shares of Class A Common Stock (see page 4 for more information)

✓	Annual Board and Compensation Committee Discussion of Succession Planning for CEO and Senior Executives (see page 12 for more information)

✓	Compensation Committee Directly Retains Independent Compensation Consultant (see page 12 for more information)

✓	Opportunity for Executive Sessions at Every Board and Committee Meeting

➢	In 2016, executive sessions held following four Board meetings and most regularly scheduled Committee meetings (see page 10 for more information)

✓	Robust Stock Ownership Requirements: CEO = 10x Salary; Other Named Executive Officers = 3x Salary; Nonemployee Directors = 5x Annual Retainer; all of our NEOs’ beneficial shareholdings exceed these thresholds significantly (see pages 13 and 53 for more information)

✓	Prohibition on Hedging; Any Pledging Subject to Approval of Chair of Governance and Directors Nominating Committee; No Current Pledges (see page 53 for more information)

✓	Recoupment (“Clawback”) Policy for Executive Compensation (see page 54 for more information)

✓	No Automatic Acceleration of Vesting in Connection with a Change in Control (see page 54 for more information)

THE BOARD

We are governed by a Board of Directors and various committees of the Board that meet throughout the year. During 2016, there were 11 meetings of our Board and a total of 22 committee meetings. Each director attended more than 75% of the aggregate number of Board meetings and the number of meetings held by all of the committees on which he or she served.

Our independent directors have the opportunity to meet separately in an executive session following each regularly scheduled Board meeting and, under our corporate governance guidelines, are required to meet in executive session at least two times each year.

•	During 2016, our independent directors held executive sessions following four Board meetings and most regularly scheduled meetings of Board committees.

We require our directors to participate in the annual meeting of shareholders, barring unusual circumstances. Each director then in office attended the 2016 annual meeting of shareholders.

Board Leadership Structure	Our Board regularly reviews our Board leadership structure. Our Board believes that we and our shareholders are best served by having Brian L. Roberts serve as both our Chairman and Chief Executive Officer. We believe that Mr. Roberts is a strong and effective leader, at both the company and Board levels, who provides critical leadership in carrying out our strategic initiatives and confronting our challenges. He serves as an effective bridge between the Board and management, facilitating strong collaboration and encouraging open lines of communication with the Board. As such, we believe that Mr. Roberts is the most appropriate person to serve as Chairman of our Board.

Our Board believes that Board independence and oversight of management are effectively maintained through the Board’s composition, where, if following the annual meeting all of our director nominees are elected, 80% of our directors will be independent; through our Audit, Compensation and Governance and Directors Nominating Committees, which are composed entirely of independent directors; and through our Lead Independent Director, who, among other duties and as more fully described immediately below, presides at all meetings of the Board at which the Chairman is not present, including executive sessions of the independent directors.

Lead Independent Director	In accordance with our corporate governance guidelines, our Board has a Lead Independent Director position, which is currently filled by Mr. Breen. The Lead Independent Director:

•	presides at any meetings of the Board at which the Chairman is not present;

•

facilitates communication between the Chairman and the independent directors, and communicates periodically as necessary between Board meetings and executive sessions with our independent directors, following discussions with management and otherwise on topics of importance to our independent directors;

•	consults with our independent directors concerning the need for an executive session in connection with each regularly scheduled Board meeting;

•	has authority to schedule meetings of the independent directors, including executive sessions of the independent directors;

•	reviews and has the opportunity to provide input on meeting agendas and meeting schedules for the Board;

•	with the Compensation Committee, organizes the annual Board evaluation of the performance of our Chief Executive Officer and senior management; and

•	with the Governance and Directors Nominating Committee, reviews and approves the process for the annual self-assessment of our Board and its committees.

The role of Lead Independent Director is filled by an independent director recommended by the Governance and Directors Nominating Committee and appointed by the Board annually at the Board meeting immediately following the annual meeting of shareholders.

Board and Committee Evaluations	Each year, our Board and each of its committees perform a self-assessment to evaluate their effectiveness. As part of these assessments, each director completes a detailed questionnaire for the Board and any committees on which he or she serves, addressing topics such as Board structure and composition, Board responsibilities, Board meetings and materials, Board and management interactions, and ethics and compliance. The questionnaire seeks answers to questions based on numerical ratings and also seeks qualitative comments on each question and any other general comments. The Governance and Directors Nominating Committee and Lead Independent Director review and approve the process and the questionnaires to be used, with outside counsel also reviewing the questionnaires. The results of the assessments are compiled anonymously, with the average numerical response and any qualitative responses to each question, as well as a general summary of the results, being reviewed and discussed at the Board and the Governance and Directors Nominating Committee (as it relates to both the Board and all committees) and each other committee (as it relates to such committee). The Governance and Directors Nominating Committee develops action plans for any items that may require follow up.

Risk Oversight	While risk management is primarily the responsibility of our management, for the reasons set forth below, we believe that our Board understands the significant risks facing our company and exercises, as a whole and through its committees, an appropriate degree of risk oversight.

•

Periodically throughout the year, our management, with involvement and input from our Board, performs a companywide enterprise risk management assessment and identifies the significant strategic, operational, financial and legal risk areas for our Board’s oversight. Our management reports annually to the Audit Committee and the Board on the results of this assessment. Our executive management committee, which in 2016 was composed of Messrs. Roberts, Cavanagh, Burke, Smit and Cohen, has the overall responsibility for, and oversight of, this process, and an enterprise risk management steering committee, comprised of legal, financial, accounting and business executives, manages it. We also assign one or more senior business executives to work with the executive management committee and steering committee on each of the identified risks to appropriately monitor and manage them.

•

Our Audit Committee oversees our processes and practices with respect to the enterprise risk management assessment, and one of our independent directors reviews the results of this process with management before management presents any reports to the Audit Committee and the Board. In addition, our Audit Committee reviews our policies and practices with respect to financial risk assessment and management, including our major financial risk exposures and the steps taken to monitor and manage such exposures.

•	Our Compensation Committee considers the risks associated with our compensation policies and practices with respect to executive compensation and compensation matters generally.

•	Our Governance and Directors Nominating Committee oversees risks as they relate to our compliance, cybersecurity and business resiliency programs.

•	Throughout the year, in conjunction with its regular business presentations to the Board and its committees, management also highlights any significant relevant risks and exposures.

Succession Planning	Assuring that we have the appropriate senior management talent to successfully pursue our strategies is one of the Board’s primary responsibilities. To this end, at least once a year, the Board discusses succession planning for our CEO and the remainder of our senior executive management. To help fulfill the Board’s responsibility, our Governance and Directors Nominating Committee requires, pursuant to our corporate governance guidelines, that the Compensation Committee ensure that we have in place appropriate planning to address CEO succession both in the ordinary course of business and in emergency situations. Our CEO succession planning includes criteria that reflect our business strategies, such as identifying and developing internal candidates. Our corporate governance guidelines also require that our Compensation Committee ensure that we have appropriate succession planning for the remainder of our senior executive management team, and each year, our Board and Compensation Committee discuss succession planning for these executives as well as their respective direct reports.

Compensation Consultant

Our Compensation Committee retained Korn Ferry Hay Group as its independent compensation consultant for 2016. Korn Ferry Hay Group provides research, analysis and input as to the form and amount of executive and director compensation, which generally includes market research utilizing information derived from proxy statements, surveys and its own consulting experience and insight, as well as the provision of other methodological standards and policies in accordance with its established procedures. This research, analysis and input has been provided to both our Compensation Committee and to management. The Compensation Committee collaborated with Korn Ferry Hay Group to determine and approve the parameters used to conduct the assessment work, including items such as the composition of peer groups, the relevant market statistical reference points within the data (e.g., median) and the elements of compensation. Korn Ferry Hay Group did not determin~~e~~ or recommend the form or amount of compensation of our NEOs for 2016.

In 2016, we paid Korn Ferry Hay Group approximately $368,000 for services related to executive and director compensation and paid Korn/Ferry International approximately $622,000 for leadership and talent consulting and executive search services.

Our Compensation Committee has determined that Korn Ferry Hay Group’s work for us does not raise any conflicts of interest. Our Compensation Committee reached this determination by reviewing the fees paid to Korn Ferry Hay Group and evaluating its work under applicable SEC and NASDAQ Global Select Market rules on conflicts of interest. This evaluation included considering all of the services provided to us, the amount of fees received as a percentage of Korn Ferry Hay Group’s annual revenue, its policies and procedures designed to prevent conflicts of interest, any business or personal relationships between Korn Ferry Hay Group and the members of our Compensation Committee or executive officers and any ownership of our stock by Korn Ferry Hay Group’s team that provided our executive and director compensation services.

As part of their job responsibilities, certain of our executive officers participate both in gathering and presenting facts related to compensation and benefits matters as requested by the Compensation Committee and in formulating and making recommendations to the Compensation Committee in these areas. These executives, together with our employees who work in the compensation area, also conduct research and consult with compensation consultants, legal counsel and other expert sources to keep abreast of developments in these areas. All decisions, however, regarding the compensation of our NEOs are made by the Compensation Committee and are reviewed by the Board, following reviews and discussions held in executive sessions.

Director Stock Ownership Policy

Our nonemployee director stock ownership policy requires our nonemployee directors to hold a number of shares of our common stock having a value equal to five times the director’s annual cash retainer. Each nonemployee director has a period of five years following his or her first year of service to reach this ownership requirement. For purposes of this policy, “ownership” does not include any stock held in margin accounts or pledged as collateral for a loan. In addition, “ownership” includes 60% of deferred shares under our restricted stock plan. In determining compliance, the Compensation Committee may take into account any noncompliance that occurs solely or primarily as a result of a decline in the market price of our stock. Our nonemployee director stock ownership policy is posted under “Corporate Governance” in the Investors section of our website at www.comcastcorporation.com. All nonemployee directors satisfied the requirements of our stock ownership policy in 2016.

Retirement Age/ Director Tenure/ Director Emeritus Program	Our corporate governance guidelines require that our nonemployee directors who are also independent directors not stand for re-election to the Board after reaching the age of 72. We do not have a director tenure requirement, as we believe our retirement policy and natural turnover achieve the appropriate balance between maintaining longer-term directors with deep institutional knowledge and refreshing the Board with new directors who bring new perspectives and diversity to our Board as longer-term directors retire. Notwithstanding this belief and the fact that our corporate governance guidelines and NASDAQ Global Select Market rules do not deem long-tenured directors to be not independent, our Board reviews director tenure in connection with its director independence determinations. If all of our director nominees are elected at the annual meeting, the average tenure of our independent directors will be 5.8 years.

Our Board has created a director emeritus program to avail itself of the counsel of retiring directors who have made and can continue to make a unique contribution to the deliberations of the Board. Under the program, the Board may, at its discretion, designate a retiring director as director emeritus for a period of one year. A director emeritus may provide advisory services as requested from time to time and may be invited to attend meetings of the Board, but may not vote, be counted for quorum purposes or have any of the duties or obligations imposed on our directors or officers under applicable law or otherwise be considered a director. We expect that each of Mr. Collins and Dr. Rodin will serve as a Director Emeritus for a one-year term following their retirement at the annual meeting as required under our corporate governance guidelines.

Corporate Governance Guidelines and Code of Conduct	Our Board has adopted corporate governance guidelines. These guidelines address items such as the standards, qualifications and responsibilities of our directors and director candidates and corporate governance policies and standards applicable to us in general. In addition, we have a code of conduct that applies to all our employees, including our executive officers, and our directors. Both the guidelines and the code of conduct are posted under “Corporate Governance” in the Investors section of our website at www.comcastcorporation.com. We will disclose under “Corporate Governance” in the Investors section of our website any amendments to, or any waivers under, the code of conduct that are required to be disclosed by the rules of the SEC.

Director Nominations	Our Governance and Directors Nominating Committee will consider director candidates nominated by shareholders. To submit a nomination, shareholders must provide a written notice in accordance with the requirements in our by-laws within the following time periods. For the election of directors at the 2018 annual meeting of shareholders, if such meeting is called for a date between May 9, 2018 and July 8, 2018, we must receive written notice on or after February 8, 2018 and on or before March 10, 2018. If such meeting is called for any other date, we must receive written notice by the close of business on the tenth day following the day we mailed notice of, or announced publicly, the date of the meeting, whichever occurs first. In addition, a shareholder or group of up to 20 shareholders owning at least 3% of the aggregate number of our outstanding shares of common stock continuously for at least three years may nominate and include in our proxy materials director nominees constituting up to the greater of 20% of our Board or two directors, provided the shareholder(s) and nominee(s) satisfy the requirements in our by-laws. Notice of proxy access director nominees for the election of directors at the 2018 annual meeting of shareholders, if such meeting is called for a date between May 9, 2018 and July 8, 2018, must be received on or after November 29, 2017 and on or before December 29, 2017. If such meeting is called for any other date, we must receive written notice by the later of the close of business on the date that is 180 days prior to such meeting or the tenth day following the date the meeting is first publicly announced or disclosed. You can obtain a copy of our by-laws by writing to Arthur R. Block, Secretary, Comcast Corporation, at the address given on page 3. A copy of our by-laws also has been filed with the SEC as an exhibit to our Current Report on Form 8-K filed on January 27, 2017 and is posted on our website under “Corporate Governance” in the Investors section of our website at www.comcastcorporation.com.

COMMITTEES OF OUR BOARD

Our Board has four standing committees, each of which has a charter posted under “Corporate Governance” in the Investors section of our website at www.comcastcorporation.com.

The table below provides membership and meeting information for each of these committees.

	Audit Committee	Compensation Committee	Finance Committee	Governance and Directors Nominating Committee
Kenneth J. Bacon				X
Madeline S. Bell	X
Sheldon M. Bonovitz			X
Edward D. Breen	X❖	X
Joseph J. Collins[1]	X	X		Chair
Gerald L. Hassell		X	Chair	X
Jeffrey A. Honickman	Chair❖			X
Eduardo G. Mestre[1]	X❖		X
Asuka Nakahara[2]
David C. Novak[2]		X
Johnathan A. Rodgers	X
Dr. Judith Rodin[1]	X	Chair
Number of Meetings Held in 2016	9	5	2	6

❖	Audit Committee Financial Expert

[1]

Mr. Collins and Dr. Rodin have reached our mandatory retirement age and are not standing for re-election to the Board at the annual meeting, and Mr. Mestre also has informed us that he is not standing for re-election to the Board at the annual meeting.

[2]	Mr. Novak was appointed to the Compensation Committee in February 2017. Mr. Nakahara was elected to our Board in February 2017 and has not yet been appointed to any committees.

Audit Committee	Each member is independent and financially literate for audit committee purposes under NASDAQ Global Select Market rules, and our Board has concluded that Edward D. Breen, Jeffrey A. Honickman and Eduardo G. Mestre qualify as audit committee financial experts.

The Audit Committee is responsible for the oversight and evaluation of:

•	the qualifications, independence and performance of our independent auditors;

•	the qualifications and performance of our internal audit function; and

•	the quality and integrity of our financial statements and the effectiveness of our internal control over financial reporting.

Compensation Committee	Each member is independent under NASDAQ Global Select Market rules and qualifies as a “non-employee director” (as defined under Rule 16b-3 under the Exchange Act) and an “outside director” (as defined in Section 162(m) of the Internal Revenue Code of 1986, as amended).

The Compensation Committee reviews and approves our compensation and benefit programs, ensures the competitiveness of these programs and oversees and sets compensation for our senior executives. The Compensation Committee is responsible for approving the nature and amount of compensation paid to, and the employment and related agreements entered into with, our executives, establishing and evaluating performance-based goals related to compensation, overseeing our cash bonus and equity-based plans, approving guidelines for grants of awards under these plans and determining and overseeing our compensation and benefits policies generally. Each year, the Compensation Committee performs a review of our compensation philosophy, our executive compensation programs, including any material risks related to our programs, and the performance of our NEOs. The Compensation Committee’s determinations are reviewed annually by the independent directors. The Compensation Committee also oversees succession planning for our senior management (including our Chief Executive Officer).

Finance Committee	The Finance Committee provides advice and assistance to us, including as requested by the Board. It also may act for the directors in the intervals between Board meetings with respect to matters delegated to it from time to time by our Board in connection with a range of financial and related matters. Areas of the Finance Committee’s focus may include acquisitions, banking activities and relationships, capital allocation initiatives, capital structure, cash management, derivatives risks, equity and debt financings, investments and share repurchase activities.

Governance and Directors Nominating Committee	Each member is independent under NASDAQ Global Select Market rules.

The Governance and Directors Nominating Committee exercises general oversight with respect to the governance of our Board, as well as corporate governance matters involving us and our directors and executive officers. It also is responsible for periodically leading reviews and evaluations of the performance, size and responsibilities of our Board and its committees.

The Governance and Directors Nominating Committee also identifies and recommends director nominees. In identifying and evaluating candidates, whether recommended by the committee or by shareholders (as described above), the committee considers an individual’s professional knowledge, business, financial and management expertise, industry knowledge and entrepreneurial background and experience, as well as applicable independence requirements. The committee also gives significant consideration to the current composition and diversity of our Board.

PROPOSAL 1: ELECTION OF DIRECTORS

Based on the recommendation of our Board’s Governance and Directors Nominating Committee, our Board has nominated the director candidates named below in “Director Biographies.” All of the nominees for director currently serve as our directors. All of our directors are elected annually.

If a director nominee becomes unavailable before the annual meeting of shareholders, your proxy authorizes the people named as proxies to vote for a replacement nominee if the Board names one.

Joseph J. Collins and Dr. Judith Rodin, two of our current directors, have reached our mandatory retirement age under our corporate governance guidelines, and as such, are not standing for re-election to the Board. We expect that each will serve as a director emeritus for a one-year term commencing on the date of the annual meeting. In addition, Eduardo G. Mestre, a current director, has decided not to stand for re-election to the Board at the annual meeting. The Board will reduce its size from thirteen to ten members, effective as of the date of the annual meeting.

OUR BOARD UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE “FOR” THE ELECTION OF EACH OF THE NOMINEES FOR DIRECTOR.

INDEPENDENCE DETERMINATIONS

Following the annual meeting of shareholders, if all director nominees are elected to serve as our directors, eight of our ten directors will be independent, and the average tenure of our independent directors will be 5.8 years.

Our Board has determined that each of our nonemployee directors, other than Mr. Bonovitz, who is married to a first cousin of Mr. Brian L. Roberts, is independent in accordance with the director independence definition specified in our corporate governance guidelines, which is posted under “Corporate Governance” in the Investors section of our website at www.comcastcorporation.com, and in accordance with applicable NASDAQ Global Select Market rules. In making its independence determinations, our Board considered transactions and relationships between each director or any member of his or her immediate family and us, including those reported under “Related Party Transaction Policy and Certain Transactions” below. The Board also considered that in the ordinary course of business we have, during the current year and the past three fiscal years, sold products and services to, purchased products and services from, and/or made charitable donations (including by certain of our executive officers) to companies at which some of our directors are currently an executive officer or a significant shareholder. In each case, the amount paid or donated to or received from these companies was below 1% of the recipient company’s total consolidated gross revenues, which is far below the 5% limit prescribed by NASDAQ Global Select Market rules. The Board also considered that one of our executive officers and directors served on the board (but on no committees of the board) of a non-profit hospital run by one of our directors. Additionally, although neither of our corporate governance guidelines nor NASDAQ Global Select Market rules deem a long-tenured director not independent, our Board reviewed director tenure in connection with making its independence determinations.

DIRECTOR CHARACTERISTICS

As baseline director qualifications, our Board seeks, and each of our directors possesses, key attributes that we deem critical in being a director, including strong and effective decision-making, communication and leadership skills; high ethical standards, integrity and values; and a commitment to representing the long-term interests of our shareholders. Our Board then strives to balance the need to have directors with a variety of experiences and areas of expertise and knowledge, while maintaining appropriate gender and minority representation (40% of our directors will be diverse by gender or race if all our nominees are elected at the annual meeting).

As described in more detail on page 11, our Board and each of its committees perform an annual self-assessment, which among other things, evaluates the overall composition of our Board, including the diversity of skills and backgrounds of our directors. Our Governance and Directors Nominating Committee has developed a detailed matrix outlining certain specific director qualifications and skills, including those highlighted below, to help ensure that our directors bring to the Board a diversity of experience, qualifications and skills to oversee and address the current issues facing our company. Our Governance and Directors Nominating Committee also considers these qualifications as it seeks to identify and evaluate potential new directors.

	Video, Internet or Phone Industry	Wireless Industry	Media Industry	Financial/ Accounting	Consumer Products/ Customer- Oriented Focus	Government Affairs	Legal	Non-Profit/ Educational/ Philanthropic	CEO/President/ Executive Officer	Diversity (Gender/ Race)
Kenneth J. Bacon*				X		X		X	X	X
Madeline S. Bell*					X			X	X	X
Sheldon M. Bonovitz							X	X	X
Edward D. Breen*	X	X			X				X
Gerald L. Hassell*				X	X				X
Jeffrey A. Honickman*					X				X
Asuka Nakahara*				X				X	X	X
David C. Novak*					X			X	X
Brian L. Roberts	X	X	X						X
Johnathan A. Rodgers*	X		X						X	X
*	Independent Director

DIRECTOR BIOGRAPHIES

Kenneth J. Bacon: Mr. Bacon has been a partner at RailField Partners, a financial advisory and asset management firm, since his retirement from Fannie Mae in March 2012, where he had served as the Executive Vice President of the multifamily mortgage business since July 2005. From January 2005 to July 2005, he served as the interim Executive Vice President of Housing and Community Development. Mr. Bacon is a member of the National Multifamily Housing Council.

Qualifications: We believe that Mr. Bacon’s significant experience in government affairs, the financial and housing industries and the non-profit, educational and philanthropic communities as noted above renders him qualified to serve as one of our directors.

Age: 62 Director since: November 2002 Current Public Company Directorships: Ally Financial Inc. Forest City Realty Trust Welltower Inc.

Madeline S. Bell: Ms. Bell is the President and Chief Executive Officer of The Children’s Hospital of Philadelphia (CHOP), a top-ranked children’s hospital in the United States. Prior to being promoted to Chief Executive Officer in July of 2015, Ms. Bell served as CHOP’s Chief Operating Officer for eight years. Ms. Bell began her career as a pediatric nurse and moved from a variety of different	Age: 55 Director since: February 2016

nursing roles into hospital administration in 1989. Ms. Bell is a fellow of the Philadelphia College of Physicians, Chair of the Children’s Hospital Association Board, serves on the boards of the Schuylkill River Development Corporation, Solutions for Patient Safety and Greater Philadelphia Chamber of Commerce and is a member of the Chamber’s CEO Council for Growth. Ms. Bell also serves as Chair of the Philadelphia Federal Reserve Bank Economic Advisory Board and is on the Villanova University College of Nursing Board of Consultors.

Qualifications: We believe that Ms. Bell’s experience and leadership of CHOP as noted above and her experience in the non-profit community render her qualified to serve as one of our directors.

Sheldon M. Bonovitz: Mr. Bonovitz is currently Chairman Emeritus of Duane Morris LLP, a law firm. From January 1998 to December 2007, he served as Chairman and Chief Executive Officer of Duane Morris. Mr. Bonovitz is also Chairman of The Fund for the School District of Philadelphia, a trustee of the Dolfinger-McMahon Charitable Trust and the Christian R. and Mary F. Lindbach Foundation and a member of the board of trustees of the Barnes Foundation, the Free Library of Philadelphia Foundation and the Philadelphia Museum of Art.

Qualifications: We believe that Mr. Bonovitz’s experience and leadership in the legal industry, including his experience as a chief executive officer as noted above, and experience in tax matters and the non-profit, educational and philanthropic communities render him qualified to serve as one of our directors.

Age: 79 Director since: March 1979

Edward D. Breen: Mr. Breen is the Chairman of the Board and Chief Executive Officer of E.I. du Pont de Nemours and Company; he joined the DuPont board in February 2015, and became its Chief Executive Officer in November 2015. Mr. Breen was the Chief Executive Officer of Tyco International Ltd. from July 2002 until September 2012, was the Chairman of its Board until March 2016 and was one of its directors until September 2016. Prior to joining Tyco International, Mr. Breen was President and Chief Operating Officer of Motorola from January 2002 to July 2002; Executive Vice President and President of Motorola’s Networks Sector from January 2001 to January 2002; Executive Vice President and President of Motorola’s Broadband Communications Sector from January 2000 to January 2001; Chairman, President and Chief Executive Officer of General Instrument Corporation from December 1997 to January 2000; and, prior to December 1997, President of General Instrument’s Broadband Networks Group. Mr. Breen is a member of the advisory board of New Mountain Capital, and had previously served as one of our directors from June 2005 until November 2011.

Qualifications: We believe that Mr. Breen’s extensive experience in the technology, equipment supplier and consumer product sectors, notably as those sectors relate to the cable, phone and wireless industries, including his various experiences as a president and chief executive officer as noted above, renders him qualified to serve as one of our directors.

Age: 61 Director since: February 2014 Current Public Company Directorships: E.I. du Pont de Nemours and Company Former Public Company Directorships: Tyco International Ltd.

Gerald L. Hassell: Mr. Hassell is the Chairman and Chief Executive Officer of The Bank of New York Mellon. Prior to the merger of The Bank of New York Company, Inc. and Mellon Financial Corporation in July 2007, Mr. Hassell was President of The Bank of New York Company, Inc. and The Bank of New York. Mr. Hassell is a member of the board of trustees of Duke University, a member of the board of visitors of Columbia University Medical Center, a member of the Financial Services Forum, Vice Chairman of Big Brothers/Big Sisters of New York and a member of the board of the Lincoln Center for the Performing Arts.

Qualifications: We believe that Mr. Hassell’s significant experience and leadership in the financial industry, including with respect to consumer financial products and his experience as a chief executive officer as noted above, render him qualified to serve as one of our directors.

Age: 65 Director since: May 2008 Current Public Company Directorships: The Bank of New York Mellon

Jeffrey A. Honickman: Mr. Honickman has served since 1990 as the Chief Executive Officer of Pepsi-Cola & National Brand Beverages, Ltd., a bottling and distribution company, which includes among its affiliates Pepsi-Cola Bottling Company of New York, Inc. and Canada Dry bottling companies from New York to Virginia. He is also the Vice President and Secretary of Antonio Origlio Inc., a beverage distributor based in Philadelphia, Pennsylvania, which does business as Origlio Beverages. He currently serves as Chairman of the American Beverage Association Board of Directors and as a director of the Dr. Pepper Snapple Bottlers Association.

Qualifications: We believe that Mr. Honickman’s significant experience in the wholesale and consumer products industries, including his experience as a chief executive officer as noted above, renders him qualified to serve as one of our directors.

Age: 60 Director since: December 2005

Asuka Nakahara: Mr. Nakahara has been a partner in Triton Atlantic Partners, a real estate advisory firm and investment vehicle that he co-founded, since 2009. He also has served as an Associate Director of the Zell-Lurie Real Estate Center at the Wharton School of the University of Pennsylvania for the past 17 years. Mr. Nakahara began his career at Trammell Crow Company as a leasing agent in 1980, was named a partner in 1983 and was promoted to its Chief Financial Officer in 1996, overseeing finance, capital markets, mergers and acquisitions, marketing, Trammell Crow University, human resources and other new business initiatives. He retired from Trammell Crow in 1999. Mr. Nakahara also serves on the board of, and is the chair of the Investment Committee of, the United States Golf Association, and is a past board member of the PGA of America.

Qualifications: We believe that Mr. Nakahara’s extensive knowledge of real estate and general advisory matters, including his leadership and academic experiences, as well as his prior experience as a chief financial officer as noted above, render him qualified to serve as one of our directors.

Age: 61 Director since: February 2017 Current Public Company Directorships: CBRE Clarion Global Real Estate Income Fund

David C. Novak: Mr. Novak is the founder of OGO Enterprises, LLC, a company whose mission is to inspire people through personal recognitions that deepen relationships. Prior to that, Mr. Novak was the Chief Executive Officer of YUM! Brands, Inc. from January 2000 until December 2014, and was the Chairman of its Board of Directors from January 2001 until December 2014 and the Executive Chairman of its Board from January 2015 until May 2016. Mr. Novak is also the author of Taking People With You: The Only Way to Make BIG Things Happen, a New York Times and Wall Street Journal best-seller based on a successful leadership program he developed focused on teamwork and a belief in people, which rewards and recognized customer-focused behavior.

Qualifications: We believe that Mr. Novak’s extensive knowledge of customer service-oriented business practices and talent management, as well as his prior experience as a chief executive officer and chairman as noted above, render him qualified to serve as one of our directors.

Age: 64 Director since: December 2016 Former Public Company Directorships: YUM! Brands, Inc.

Brian L. Roberts: Mr. Brian L. Roberts has served as our President since February 1990, as our Chief Executive Officer since November 2002 and as our Chairman of the Board since May 2004. As of December 31, 2016, Mr. Roberts, through his ownership of our Class B common stock, had sole voting power over 33 1/3% of the combined voting power of our two classes of voting common stock. He is a son of our late founder, Mr. Ralph J. Roberts. Mr. Roberts is also a director of the National Cable and Telecommunications Association (“NCTA”), the principal trade association of the cable television industry, and is a director emeritus of CableLabs, the cable industry’s research and development organization.

Qualifications: We believe that Mr. Roberts’ extensive experience and leadership in the cable, Internet, phone, media and entertainment and wireless industries, including as our Chief Executive Officer and President and through his involvement with NCTA and CableLabs as noted above, render him qualified to serve as one of our directors.

Age: 57 Director since: March 1988

Johnathan A. Rodgers: Mr. Rodgers was the President and Chief Executive Officer of TV One, a cable network that offers programming targeted for the African American community. Prior to joining TV One, Mr. Rodgers had been the President of Discovery Networks for six years and, prior to that, had worked at CBS, Inc. for twenty years, where he held a variety of executive positions, including President of the CBS Television Stations Division.

Qualifications: We believe that Mr. Rodgers’ extensive experience and leadership in the media and entertainment industry, including his experience as a president and chief executive officer as noted above, render him qualified to serve as one of our directors.

Age: 71 Director since: September 2011 Current Public Company Directorships: Nike, Inc. Former Public Company Directorships: The Procter & Gamble Company

PROPOSAL 2: RATIFICATION OF THE APPOINTMENT OF OUR INDEPENDENT AUDITORS

The Audit Committee is directly responsible for the appointment, compensation, retention and oversight of our independent auditors, Deloitte & Touche LLP (“Deloitte”). Deloitte, together with its predecessors, has served as our independent auditors since 1963. The lead engagement partner from Deloitte is required to be rotated every five years. The process for selection of a new lead engagement partner includes a meeting between the Chair of the Audit Committee and the candidate for this role, as well as discussion by the full Audit Committee and meetings with senior management.

Each year, the Audit Committee, along with our management and internal auditors, reviews Deloitte’s performance as part of the Audit Committee’s consideration of whether to reappoint the firm as our independent auditors. As part of this review, the Audit Committee considers (i) the continued independence of Deloitte, (ii) its quality of service provided on prior audits, (iii) evaluations of Deloitte by our management and internal auditors, (iv) Deloitte’s effectiveness of communications and working relationships with the Audit Committee and our management and internal auditors, (v) the length of time Deloitte has served as our independent auditors and (vi) the quality and depth of Deloitte and the audit team’s expertise and experience in the cable communications and media and entertainment industries in light of the breadth, complexity and global reach of our businesses.

Following the Audit Committee’s review of Deloitte’s performance, the Audit Committee appointed Deloitte to serve as our independent auditors for the year ending December 31, 2017. The Audit Committee and our Board recommend that you ratify this appointment, although your ratification is not required. A partner of Deloitte will be present at the annual meeting and will be available to respond to appropriate questions.

OUR BOARD UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE “FOR” RATIFICATION OF THE APPOINTMENT OF DELOITTE & TOUCHE LLP AS OUR INDEPENDENT AUDITORS.

Set forth below are the fees paid or accrued for the services of Deloitte, the member firms of Deloitte Touche Tohmatsu and their respective affiliates in 2016 and 2015.

	2016	2015
	(in millions)
Audit fees	$17.1	$16.4
Audit-related fees	2.0	3.9
Tax fees	0.6	0.6
All other fees	–	0.1

	$19.7	$21.0

Audit fees consisted of fees paid or accrued for services rendered to us and our subsidiaries for the audits of our annual financial statements, audits of our internal control over financial reporting (as required by Section 404 of the Sarbanes-Oxley Act of 2002), reviews of our quarterly financial statements and audit services provided in connection with other statutory or regulatory filings.

Audit-related fees consisted of fees paid or accrued for attestation services related to contractual and regulatory compliance, financial due diligence services and audits of our employee benefit plans. Audit-related fees in 2015 also included fees paid or accrued for audits in connection with the proposed Time Warner Cable and related divestiture transactions, which were terminated in April 2015.

Tax fees consisted of fees paid or accrued for domestic and foreign tax compliance services, including review of tax returns and tax examination assistance. There were no fees paid or accrued in 2016 and 2015 for tax planning.

Other fees in 2015 consisted of fees paid or accrued for consulting services regarding content security.

PREAPPROVAL POLICY OF AUDIT COMMITTEE OF SERVICES PERFORMED BY INDEPENDENT AUDITORS

The Audit Committee’s policy requires that the committee preapprove all audit and non-audit services performed by the independent auditors to assure that the services do not impair the auditors’ independence. Unless a type of service has received general preapproval, it requires separate preapproval by the Audit Committee. Even if a service has received general preapproval, if the fee associated with the service exceeds $250,000 in a single engagement or series of related engagements or relates to tax planning, it requires separate preapproval. The Audit Committee has delegated its preapproval authority to its Chair.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee (as used in this section, “we” or “our”) is composed solely of independent directors meeting the requirements of applicable SEC and NASDAQ Global Select Market rules. Each member also is financially literate for audit committee purposes under the NASDAQ rules, and the Board has concluded that Edward D. Breen, Jeffrey A. Honickman and Eduardo G. Mestre qualify as audit committee financial experts. The key responsibilities of our committee are set forth in our charter, which was adopted by us and approved by the Board and is posted under “Corporate Governance” in the Investors section of Comcast’s website at www.comcastcorporation.com.

We serve in an oversight capacity and are not intended to be part of Comcast’s operational or managerial decision-making process. Comcast’s management is responsible for the preparation, integrity and fair presentation of information in Comcast’s consolidated financial statements, financial reporting process and internal control over financial reporting. Deloitte & Touche LLP, Comcast’s independent auditors, is responsible for auditing Comcast’s consolidated financial statements and internal control over financial reporting. Our principal purpose is to monitor these processes.

In this context, at each regularly scheduled meeting, we met and held discussions with management, Comcast’s internal auditors and the independent auditors. Management represented to us that Comcast’s consolidated financial statements were prepared in accordance with generally accepted accounting principles applied on a consistent basis.

Prior to their issuance, we reviewed and discussed the quarterly and annual earnings press releases, consolidated financial statements (including the presentation of non-GAAP financial information) and disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations” (including critical accounting judgments and estimates) with management, Comcast’s internal auditors and the independent auditors. We also reviewed Comcast’s policies and practices with respect to financial risk assessment, as well as its processes and practices with respect to enterprise risk assessment and management. We discussed with the independent auditors matters required to be discussed by Auditing Standard No. 16, Communications with Audit Committees, as adopted by the Public Company Accounting Oversight Board, and Rule 2-07, Communication with Audit Committees, of Regulation S-X.

We discussed with the independent auditors the overall scope and plans for their audit and approved the terms of their engagement letter. We also reviewed Comcast’s internal audit plan. We met with the independent auditors and with Comcast’s internal auditors, in each case, with and without other members of management present, to discuss the results of their respective examinations, the evaluations of Comcast’s internal controls and the overall quality and integrity of Comcast’s financial reporting. Among other things, in our discussions with the independent auditors, we sought their perspectives on the appropriateness of the accounting principles selected by management and their assessment of risk in financial reporting.

Additionally, we reviewed the performance, responsibilities, budget and staffing of Comcast’s internal auditors. We also have established, and oversaw compliance with, procedures for Comcast’s receipt,

retention and treatment of complaints regarding accounting, internal accounting controls or auditing matters and its employees’ confidential and anonymous submissions of concerns regarding questionable accounting or auditing matters.

We discussed with the independent auditors the auditors’ independence from Comcast and its management, including the matters, if any, in the written disclosures delivered pursuant to the applicable requirements of the Public Company Accounting Oversight Board. We also reviewed Comcast’s hiring policies and practices with respect to current and former employees of the independent auditors. We preapproved, in accordance with our preapproval policy described above, all services provided by the independent auditors and considered whether their provision of such services to Comcast is compatible with maintaining the auditors’ independence.

Based on the reviews and discussions referred to above, we recommended to the Board, and the Board approved, that the audited consolidated financial statements be included in Comcast’s Annual Report on Form 10-K for the year ended December 31, 2016, filed with the SEC.

In addition, as in prior years, we, along with Comcast’s management and internal auditors, reviewed Deloitte’s performance as part of our consideration of whether to appoint the firm as independent auditors for 2017 and recommend that shareholders ratify this appointment. As part of this review, we considered the continued independence of Deloitte, the quality of service provided on prior audits, the results of an evaluation of Deloitte by Comcast’s management and internal auditors, and Deloitte’s effectiveness of communications and working relationships with us, management and the internal auditors. We also considered the period of time that Deloitte has served as Comcast’s independent auditors and evaluated the quality and depth of the firm and the audit team’s expertise and experience in the cable communications and media and entertainment industries in light of the breadth, complexity and global reach of Comcast’s businesses, including those of NBCUniversal. Following this review, we have appointed Deloitte as Comcast’s independent auditors for 2017 and are recommending that Comcast’s shareholders ratify this appointment.

Members of the Audit Committee

Jeffrey A. Honickman (Chair)

Madeline S. Bell

Edward D. Breen

Joseph J. Collins

Eduardo G. Mestre

Johnathan A. Rodgers

Dr. Judith Rodin

PROPOSAL 3: ADVISORY VOTE ON EXECUTIVE COMPENSATION

The following proposal gives our shareholders the opportunity to cast a non-binding, advisory vote on the compensation of our NEOs. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our NEOs and our compensation philosophy, policies and practices, as disclosed below under “Executive Compensation.” While you should carefully review the information set forth in “Executive Compensation — Compensation Discussion and Analysis,” below is a summary of our executive compensation program design and philosophy, as well as a few highlights of our compensation program.

We are a global media and technology company with two primary businesses, Comcast Cable Communications and NBCUniversal.

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Comcast Cable is a leading provider of video, high-speed Internet and voice services to residential customers under the XFINITY brand; we also provide these and other services to business customers and sell advertising.

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NBCUniversal operates a diversified portfolio of cable networks, the NBC and Telemundo broadcast networks, television studio production operations, television station groups, Universal Pictures and Universal Parks and Resorts.

With these two primary businesses, our NEOs are responsible for managing a more complex and uniquely diversified company than many of our peer companies and for helping to shape the future of media and technology in the United States and globally. Our Board credits the leadership of Mr. Brian L. Roberts and the other NEOs, who collectively constitute our executive management committee, for working cohesively to manage Comcast and for Comcast achieving such strong performance over the past several years.

In designing a compensation program for our NEOs, we start by evaluating our businesses’ objectives and take into account the complexity of our businesses in tailoring our compensation program toward furthering these objectives.

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The quality and performance of our executives make a substantial difference in our company’s performance, particularly in light of challenging competitive, regulatory and technological environments. We need uniquely talented and experienced individuals to perform for our highly competitive businesses. To address this issue, we do two things:

¡	We provide pay opportunity levels that are highly competitive.

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We structure our long-term incentive program in an uncomplicated manner, with RSUs (with performance conditions) and stock options, both generally with among the longest vesting periods in corporate America, as an explicit retention strategy and to tie the value ultimately realized to our long-term performance and to the interests of our long-term shareholders.

We believe that the combination of these elements furthers our shareholders’ interests by securing our executives’ services in an exceedingly competitive talent market and aligning the long-term interests of our executives with those of our shareholders. In that regard, starting with RSUs awarded to our NEOs in 2017, our Compensation Committee has made two material changes to the structure of RSUs as follows:

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Eliminated the feature in our RSU vesting conditions that would allow an RSU that failed to vest in one year to vest in a future year if a performance condition is met in a subsequent year (a so-called “retesting” feature).

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Substantially increased the rigor of the performance condition for the vesting of RSUs by 2.5 to 7.5 times, depending on the level of achievement. Specifically, the performance condition increased from a 1% increase in annual adjusted EBITDA (formerly named “operating cash flow”) to a sliding scale that, on the low end, provides for the vesting of 25% of the first tranche of an RSU award upon an annual adjusted EBITDA increase of at least 2.5%, and on the high end, provides for a maximum vesting of 125% upon an annual adjusted EBITDA increase of 7.5% or greater. The percentage of the first tranche of RSUs that will ultimately vest for achievement between 25% and 125% will be interpolated, except that 100% will vest for achievement within a small range of adjusted EBITDA increases that includes our budgeted adjusted EBITDA increase for 2017. Vesting for each subsequent tranche of RSUs will be based on the highest vesting percentage of any prior tranche, or such higher vesting percentage that may be attained for that year based on the same ranges outlined above.

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Cash generation is critical to our businesses, both in measuring the operating success of our businesses and in generating excess capital, which is not only necessary to maintain our existing businesses, but also to make growth and strategic capital investments that allow us to proactively anticipate technological and consumer behavior changes in a rapidly-changing competitive environment. Cash generation also supports our return of capital strategy to our shareholders in the form of dividend payments and share repurchases.

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To reinforce this critical aspect of our businesses, we use three quantitative performance goals in certain elements of our compensation program tied to (1) revenue — which serves as the top line component to our cash generation, (2) adjusted EBITDA — which reflects the operational performance of our businesses, taking into account the costs of operating our businesses and (3) free cash flow — which measures, among other things, the cash remaining after capital investments and allows us to repay indebtedness, make strategic investments and return capital to shareholders.

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We use adjusted EBITDA as the measurement for vesting of RSUs, as that metric is a well-recognized gauge of the overall health of our business, and also include adjusted EBITDA along with revenue and free cash flow as the financial quantitative metrics for our annual cash bonus incentive program so as to present a holistic evaluation of our operational and strategic performance by including the three key financial measures we use internally to measure, and externally to report, our financial results.

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We believe that our performance on these three key financial metrics is strongly correlated to shareholder returns in the short and long term. In fact, based on an investor perception study of 40 buy-side investors and 10 sell-side analysts conducted by an unaffiliated third party on our behalf in 2016, free cash flow and adjusted EBITDA were the top two metrics for valuing our company, with revenue being tied for third.

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The complexity of our businesses, overlaid with the impact of cyclical factors and macroeconomic factors, makes consolidated financial goal-setting a challenge for us. The work that our NEOs must do to successfully operate our businesses, including by working constructively, proactively and cohesively together, does not entirely lend itself to formulaic measurements, and a proper assessment requires the use of business judgment. See “NEO Evaluations” on page 48 for additional information.

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The complexity of our businesses also presents challenges inherent in developing a peer group for assessing pay and performance. As such, our Compensation Committee uses three distinct peer groups (rather than a blend of all types of peers) to review executive pay, which primarily reflect our entertainment/media and transmission/distribution peers, but also reflect our status as a premier Fortune 500 company. Our Compensation Committee, with the assistance of its independent compensation consultant, Korn Ferry Hay Group, then triangulates data from these three peer groups and other data to conduct a more holistic review of our pay and performance. See “Use of Competitive Data” on page 45 for additional information.

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Taken together, the interplay of these various elements provides a pay program that is strongly aligned with shareholder interests, retains a high quality executive team and compensates the executive team when they do the right things to help our businesses succeed.

As discussed in greater detail in “Compensation Discussion and Analysis”:

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2016 was another year of strong financial and operational results that reflect our focus on innovation, investing in our businesses and putting our customers first. We achieved this strong performance despite a challenging regulatory environment and an increasing, and rapidly changing, competitive environment for all of our businesses, as more fully described in “Executive Summary — 2016 Business Highlights” starting on page 37.

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Our Class A common stock performance over each of the last one-, three-, five- and ten-year periods has exceeded the performance of our entertainment/media industry peer group and supports our intended philosophy of targeting compensation around the median of our entertainment/media peers. While our one-year performance lagged our transmission/distribution peer group — in part due to increased merger activity in 2016 that increased our peers’ stock prices — our performance over the last three- and five-year periods significantly outperformed that peer group and supports our philosophy of targeting compensation in the upper quartile of our transmission/distribution peers.

	Cumulative Total Returns (as of December 31, 2016)[1]
	Class A Common Stock	Entertainment/ Media	Transmission/ Distribution	General Industry	S&P 500 Stock Index
One-Year	25%	17%	33%	14%	12%
Three-Year	40%	5%	16%	32%	29%
Five-Year	218%	125%	129%	99%	98%
Ten-Year	187%	130%	113%	186%	96%

(1)	Cumulative returns for each of our peer groups are based on the composition of our 2016 peer groups and are calculated by averaging returns without reference to market capitalization or other weightings. Returns for the transmission/ distribution peer group include Time Warner Cable until its acquisition by Charter Communications in May 2016.

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Total performance-based compensation in 2016 (using the grant date value of stock options and RSUs and including any additional performance awards paid as performance-based compensation) was a significant percentage of the NEOs’ total compensation (which includes company deferred compensation contributions but excludes deferred compensation earnings). We do not include deferred compensation earnings because, like all employees in our deferred compensation plans, the NEOs make their own investment decisions as to how much of their salary and annual cash bonus to defer and for how long, such that interest earned on deferred compensation is largely tied to individual retirement planning decisions and not to the Compensation Committee’s compensation decisions.

CEO Compensation Mix*

* Includes company contributions to deferred compensation,

but excludes deferred compensation earnings

•	Various policies, as discussed in more detail in “Executive Compensation — Compensation Discussion and Analysis,” further reinforce our performance-based compensation program, such as:

¡	We maintain robust stock ownership guidelines, with our CEO required to own Comcast shares worth at least 10x his base salary and our other NEOs required to own at least 3x their base salaries. Even with these robust guidelines, all of our NEOs’ beneficial shareholdings exceed these thresholds significantly.

¡	Our executive officers and directors are prohibited from using any strategies or products to hedge against potential changes in the value of our stock.

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Stock can be pledged only in limited circumstances and only with the approval of the Chair of our Governance and Directors Nominating Committee; any stock pledged as collateral or held in a margin account will not be counted in determining compliance with our stock ownership guidelines. No executive officer or director currently has any stock pledged or held in a margin account.

¡	We have an incentive compensation recoupment (or “clawback”) policy applicable to our executive officers.

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Our NEOs are required to reimburse us for any benefits that would be considered perquisites. We do not provide premium payments or reimbursements, or tax payments to our NEOs under any life or any other insurance policies.

Accordingly, we are asking our shareholders to vote “FOR” the adoption of the following resolution:

“RESOLVED, that the compensation paid to Comcast Corporation’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion, is hereby APPROVED.”

While we intend to carefully consider the voting results of this proposal, this vote is advisory in nature, and, therefore, is not binding on us or our Board. Our Board and Compensation Committee value the opinions of all of our shareholders and will consider the outcome of this vote when making future compensation decisions for our NEOs.

FOR THESE REASONS, OUR BOARD UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE “FOR” APPROVAL OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS.

PROPOSAL 4: ADVISORY VOTE ON FREQUENCY OF VOTE ON EXECUTIVE COMPENSATION

Pursuant to Section 14A of the Exchange Act, we are required at least once every six years to hold an advisory shareholder vote to determine the frequency of an advisory shareholder vote on executive compensation for our NEOs. The following proposal gives our shareholders the opportunity to vote, on a non-binding, advisory basis, on the frequency of such vote. By voting on this proposal, shareholders may indicate whether they prefer that we seek an advisory vote every one, two or three years. We currently hold our advisory vote on executive compensation every three years, as our Board had last recommended, and our shareholders had approved, in 2011.

After careful consideration of this proposal, including feedback received from some of our shareholders, our Board has determined that an advisory vote on executive compensation that occurs every year is the most appropriate alternative for us, and, therefore, recommends that a vote be conducted every “ONE YEAR.” Our Board believes that holding the advisory vote on an annual basis reflects both the significant majority practice among issuers and the frequency which most of our shareholders prefer. You may cast your vote on your preferred voting frequency by selecting the option of holding an advisory vote on executive compensation every “one year” (as recommended by the Board), “two years” or “three years,” or you may “abstain.”

While we intend to carefully consider the voting results of this proposal, this vote is advisory in nature, and, therefore, is not binding on us or our Board. Our Board values the opinions of all of our shareholders and will consider the outcome of this vote when making its decision on the frequency with which we will hold an advisory vote on executive compensation.

FOR THESE REASONS, OUR BOARD UNANIMOUSLY RECOMMENDS THAT THE ADVISORY VOTE ON EXECUTIVE COMPENSATION BE CONDUCTED EVERY “ONE YEAR.”

SHAREHOLDER PROPOSALS

We received the following shareholder proposals. The proponent of each proposal has represented to us that the proponent has continuously held at least $2,000 in market value of Class A common stock for at least one year and will continue to hold these securities through the date of the annual meeting of shareholders. To be voted upon at our 2017 annual meeting of shareholders, the proponent of a proposal, or a representative of the proponent qualified under Pennsylvania law, must be present at the meeting to present the proposal.

For each of the shareholder proposals, other than adding a brief title for the proposal, we have included the text of the proposal and shareholder’s supporting statement. Following each proposal, we explain why our Board recommends a vote AGAINST the proposal.

PROPOSAL 5:  TO PREPARE AN ANNUAL REPORT ON LOBBYING ACTIVITIES

The following proposal and supporting statement were submitted by Friends Fiduciary Corporation, 1650 Arch Street, Suite 1904, Philadelphia, PA 19103.

Whereas, we believe in full disclosure of Comcast’s direct and indirect lobbying activities and expenditures to assess whether Comcast’s lobbying is consistent with its expressed goals and in the best interests of shareholders.

Resolved, the shareholders of Comcast request the preparation of a report, updated annually, disclosing:

1. Company policy and procedures governing lobbying, both direct and indirect, and grassroots lobbying communications.

2. Payments by Comcast used for (a) direct or indirect lobbying or (b) grassroots lobbying communications, in each case including the amount of the payment and the recipient.

3. Comcast’s membership in and payments to any tax-exempt organization that writes and endorses model legislation.

4. Description of management’s and the Board’s decision making process and oversight for making payments described in section 2 and 3 above.

For purposes of this proposal, “grassroots lobbying communication” is communication to the general public that (a) refers to specific legislation or regulation, (b) reflects a view on the legislation or regulation and (c) encourages the recipient of the communication to take action with respect to the legislation or regulation. “Indirect lobbying” is lobbying by a trade association or other organization of which Comcast is a member.

Both “direct and indirect lobbying” and “grassroots lobbying communications” include efforts at the local, state and federal levels.

The report shall be presented to the Audit Committee or other relevant oversight committees and posted on Comcast’s website.

Supporting Statement

As shareholders, we encourage transparency and accountability in the use of corporate funds to influence legislation and regulation. Comcast spent $32 million in 2014 and 2015 on federal lobbying (opensecrets.org). This figure does not include lobbying expenditures made by Comcast in 36 states to influence legislation (“Amid Federal Gridlock, Lobbying Rises in the States,” Center for Public Integrity, February 11, 2016), but disclosure is uneven or absent.

Comcast serves on the board of the Internet & Television Association, which spent $51 million lobbying in 2014 and 2015. Comcast does not disclose memberships in, or payments to, trade associations, or the amounts used for lobbying. Comcast will disclose its non-deductible trade association payments used for political contributions, but this does not cover payments used for lobbying. This leaves a serious disclosure gap, as trade associations generally spend far more on lobbying than on political contributions.

Nor does Comcast disclose its membership in tax-exempt organizations that write and endorse model legislation, such as its membership in the American Legislative Exchange Council (ALEC). Comcast’s ALEC membership has drawn press scrutiny (“Telecom Sleaze: ALEC and Its Communication’s Funders -AT&T, Verizon, Centurylink, Comcast and Time Warner Cable,” Huffington Post, May 2, 2015). Over 100 companies have publicly left ALEC.

We are concerned that Comcast’s lack of lobbying disclosure presents reputational risks for our company. According to the 2016 Harris Corporate Reputation Survey, Comcast ranked in the bottom 10 of the 100 most visible companies, ranking 97.

Comcast Response to Shareholder Proposal

We believe that it is both important and appropriate to communicate with lawmakers and regulators about the interests of our company, our employees, our shareholders and the communities where we do business. In fact, in the highly regulated industries in which we primarily operate – the communications and media/entertainment industries – advocating on important legislative and regulatory issues is an absolute necessity to protecting our businesses and, ultimately, our shareholders.

Because the information that this proposal seeks to be disclosed is generally publicly available in appropriate detail, as in fact evidenced by the amounts noted in the proposal itself, implementing this proposal would require us to incur unnecessary expense, would divert management attention away from our primary business activities and would raise potential competitive concerns.

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Information with respect to our political activities program is set forth in our Statement on Political and Trade Association Activity (the “Statement”), which is available for review at http://corporate.comcast.com/our-values/integrity/compliance-risk-management. The Statement is periodically reviewed by our Governance and Directors Nominating Committee and outlines the wide variety of public policy issues that impact our business.

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We provide an annual report of our contributions to federal, state and local candidates, political parties, political committees, other political organizations exempt from federal income taxes under Section 527 of the Internal Revenue Code and ballot measure committees, which is available at http://www.cmcsa.com/documentdisplay.cfm?DocumentID=6023. We ask trade associations that receive more than $50,000 in a calendar year from our government affairs organization to identify the portion of our payments that are used for political contributions (as defined by 26 U.S.C. Section 162(e)(1)(B)), which are included in our annual report to the extent we were provided such information.

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As noted in the Statement, we do not, either directly or through our employees, executive officers or directors, make independent expenditures or contribute to federal, state or local political committees that only make independent expenditures (so-called “SuperPACs”) or to any organization for the purpose of funding independent expenditures.

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We also do not, either directly or through our employees or executive officers, support other non-profits, such as 501(c)4 organizations, for the purpose of funding political activity or unregulated 527 political organizations (entities that are not registered as PACs under state or federal campaign finance laws) for the purpose of funding political advertising. Before making any contributions to these organizations, we must receive written representations that our funds will be used in a manner acceptable to us, including that they will not be used, directly or indirectly, to make contributions to candidate campaigns, political parties, other organizations registered as political committees or SuperPACs, or to make independent expenditures.

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Our lobbying activities are subject to various public disclosure requirements. As such, we already disclose most of our government lobbying interactions in accordance with registration and reporting requirements as required by federal law, each state and certain local jurisdictions. For example, we file quarterly reports with the U.S. Congress about our federal lobbying activities and the amount spent, which are publicly available at http://lobbyingdisclosure.house.gov, and which third-party aggregator services like OpenSecrets.org then collect, assemble and summarize. There are similar disclosure requirements in all 50 states. Federal and certain state laws also require that we disclose the portion of certain trade association dues that are used for lobbying activities, and trade associations are separately subject to strict public disclosure requirements regarding their lobbying activities. In fact, it is through these various disclosure requirements that the proponent has been able to obtain the very information included in its proposal, which reinforces that any shareholder interested in obtaining such information may readily do so.

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We benefit by participating in a number of industry and trade associations, which enable our access to business, technical and industry expertise and advance our commercial interests. While we may advise these associations of our views on particular subjects, they are independent organizations that represent the interests of all their members, who may have divergent views and interests. Additionally, we have no direct control over how any such associations direct any expenditures, and in most cases, are not even aware that such expenditures are made. In fact, we may not agree with the position of the organization on any given candidate or issue.

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For a company in a highly regulated industry such as ours, providing information to legislators and regulators and their respective staffs and making sure they fully understand the implications of their policy decisions is a necessary cost of doing business, and an extension of our right to petition our government. Requiring a company to go through the unnecessary burden of gathering and disclosing such costs — when much of the information is already publicly available — would be a waste of resources.

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As interactions with government entities are highly regulated, we take diligent steps to ensure that we are in compliance with applicable rules and regulations. Our lobbying activities are subject to the restrictions and reporting requirements of applicable law and our Code of Conduct, which is available for review under the “Corporate Governance” section of the Investors section of our website at www.comcastcorporation.com.

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Finally, and importantly, this proposal could interfere with our ability to communicate with legislators and regulators and, more importantly, may require that we disclose proprietary information, putting us at a competitive disadvantage.

For the reasons set forth above, our Board believes that the requirements in this proposal are burdensome and an unproductive use of our resources and are not in the best interests of our shareholders.

FOR THESE REASONS, OUR BOARD UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE “AGAINST” THIS PROPOSAL.

PROPOSAL 6: STOP 100-TO-ONE VOTING POWER

The following proposal and supporting statement were submitted by Kenneth Steiner, 14 Stoner Ave., 2M, Great Neck, NY 11021.

RESOLVED: Shareholders request that our Board take steps to ensure that all of our company’s outstanding stock has one-vote per share in each voting situation. This would encompass all practicable steps including encouragement and negotiation with shareholders, who have more than one vote per share, to request that they relinquish, for the common good of all shareholders, any preexisting rights, if necessary. To ease the transition process this proposal would allow our company 2-years to implement one-vote for each share.

This proposal is not intended to unnecessarily limit our Board’s judgment in crafting the requested change in accordance with applicable laws and existing contracts. This proposal is important because certain shares have super-sized voting power with 15-votes per share compared to far less than one-vote per share for other shares. Without an equal voice, shareholders cannot hold management accountable. This proposal topic won 148 million yes-votes at our 2013 annual meeting.

GMI Ratings, an independent investment research firm, reported that each share of our Class B Common stock had 15 votes. Meanwhile each share of Class A Common stock had only a fractional 0.1336 vote. In other words each Class B share has more than 100-times as many votes as one Class A share.

Please vote to protect shareholder value:

Stop 100-to-One Voting Power — Proposal 6

Comcast Response to Shareholder Proposal

Along with the highly-respected leadership of Brian L. Roberts, our Board believes not only that our dual-class capital structure has contributed to our stability and long-term shareholder returns, but also that maintaining this structure is in the best interests of our company and shareholders.

Our Governance and Directors Nominating Committee and Board periodically evaluate our dual-class capital structure, and in February 2017, the Governance and Directors Nominating Committee and the independent directors of our Board in executive session considered it in detail. As part of this evaluation, they considered, among other things, both the perceived benefits and burdens of having a dual-class capital structure and the views of some of our large shareholders, including as they relate to implementing a sunset provision that eventually would eliminate the Class B common stock or having a so-called continuation advisory vote on our dual-class capital structure, in each case, if Mr. Roberts were to cease having significant involvement in our company. In addition, the Governance and Directors Nominating Committee and the Board reviewed the basic structure of the succession plans for the Class B common stock that Mr. Roberts has put in place. Following the Board’s consideration, for the reasons outlined below, the Board unanimously concluded that, for our company at this time, with this Board, strong management team led by Mr. Roberts and corporate governance structure, with Mr. Roberts as the beneficial owner of the Class B common stock and with our record of strong shareholder returns and financial performance, maintaining our dual-class capital structure, and the stability it promotes, is in the best interest of our company and shareholders.

Our Board believes that our ownership structure has helped protect us from short-term pressures, allowing our Board and executive management team to focus on our long-term success. We and our Board believe that our capital structure has driven, and will continue to drive, long-term shareholder value for shareholders who are committed to holding our stock for extended periods. As a testament to this belief:

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We have outperformed the S&P 500 in long-term cumulative shareholder returns, with our Class A common stock returning 40% and 218% over the three- and five-year periods ending December 31, 2016 versus 29% and 98% in the case of the S&P 500.

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Since going public in 1972, our shares have outperformed leading stock indices by significant margins, including the S&P 500 by a margin of almost 2 to 1. An investor who bought 1,000 shares of Class A common stock in 1972 at the IPO price of $7 per share would have had, after various stock splits and reinvested dividends, $10.8 million in shares as of December 31, 2016.

Our Board believes that Mr. Roberts has been, and will continue to be, an extremely important part of the long-term success of our business. During his tenure leading our company, we have pursued a strategy based on long-term growth and value creation, such as through our acquisitions of AT&T’s cable business in 2002 and NBCUniversal in 2011, as well as through key investments for the long-term growth of our businesses, such as the X1 platform and NBCUniversal’s programming and theme park assets. This long-term strategy and the success it has generated also has helped us build a strong, effective and highly regarded executive management team.

In considering our dual-class capital structure, it is important to remember that (1) we are not a “controlled” company, as Mr. Roberts’ beneficially owns a 33 1/3% non-dilutable voting interest through the Class B common stock; and (2) unlike some other companies, the Class B common stock does not have any specific right to nominate directors. In addition, to mitigate potential concerns with our capital structure, strong and effective governance mechanisms are in place, such as:

•	80% of our directors will be independent if all of our director nominees are elected.

•	Each of our Audit, Compensation and Governance and Directors Nominating Committees are comprised entirely of independent directors.

•	We have a strong Lead Independent Director, currently Mr. Breen, whose duties are set forth on page 10.

•	The average tenure of our independent directors following the annual meeting will be 5.8 years.

•	Our Board and each of its key committees hold executive sessions in connection with nearly every regularly-scheduled meeting.

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We also have increased our investor outreach on governance matters over the past few years to discuss, and receive investor feedback on, a variety of matters, including our dual-class capital structure.

Our dual-class capital structure has existed since we went public in 1972. At the AT&T shareholders meeting relating to our 2002 acquisition of AT&T’s cable business, AT&T shareholders not only approved the transaction as a whole, but also separately approved — by approximately 92% of votes cast — our Articles of Incorporation, which provided for the continuation of our dual-class capital structure. It should be noted that, as part of this transaction, Mr. Roberts agreed to reduce his voting interest from approximately 87% to a 33 1/3% non-dilutable interest.

Our Board also believes that our history of being able to successfully raise capital for acquisitions and our other business needs provides evidence that the dual-class capital structure does not impair our ability to raise additional capital or acquire other companies. Additionally, dual-class capital structures are found in many other public companies, including leading companies like Berkshire Hathaway, and are particularly prevalent among media and technology companies such as Google’s parent company Alphabet. In fact, according to a 2015 study commissioned by the Investor Responsibility Research Center Institute, 53.6% of 30 media companies surveyed had a multi-class voting structure with unequal voting rights or a single-class voting structure and a shareholder (or group of shareholders) that held more than 30% of the company’s voting rights.

Finally, under Pennsylvania law and our Articles of Incorporation, no recapitalization that affects the voting rights of our Class B common stock can be effected without the separate approval of Mr. Roberts, as beneficial owner of our Class B common stock. As such, neither we nor the Board has the power to implement this proposal.

Our strong performance, focused on generating long-term shareholder value and reflected in strong shareholder returns and financial results, coupled with our overall governance structure and highly effective management team, show that generalized criticisms of dual-class capital structures have not and do not apply to our company.

FOR THESE REASONS, OUR BOARD UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE “AGAINST” THIS PROPOSAL.

EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

This discussion and analysis describes our executive compensation philosophy, process, plans and practices and gives the context for understanding and evaluating the more specific compensation information for our NEOs relating to 2016 contained in the tables and related disclosures that follow. Our NEOs for 2016 were as follows:

•	Brian L. Roberts, Chairman and Chief Executive Officer

•	Michael J. Cavanagh, Chief Financial Officer

•	Stephen B. Burke, President and Chief Executive Officer of NBCUniversal

•	Neil Smit, President and Chief Executive Officer of Comcast Cable Communications[1]

•	David L. Cohen, Senior Executive Vice President

Executive Summary

We are a global media and technology company with two primary businesses, Comcast Cable Communications and NBCUniversal.

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Comcast Cable is a leading provider of video, high-speed Internet and voice services to residential customers under the XFINITY brand; we also provide these and other services to business customers and sell advertising.

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NBCUniversal operates a diversified portfolio of cable networks, the NBC and Telemundo broadcast networks, television studio production operations, television station groups, Universal Pictures and Universal Parks and Resorts.

With these two primary businesses, our NEOs are responsible for managing a more complex and uniquely diversified company than many of our peer companies and for helping to shape the future of media and technology in the United States and globally. Our Board credits the leadership of Mr. Brian L. Roberts and the other NEOs, who collectively constitute our executive management committee, for working cohesively to manage Comcast and for Comcast achieving such strong performance over the past several years.

In designing a compensation program for our NEOs, we start by evaluating our businesses’ objectives and take into account the complexity of our businesses in tailoring our compensation program toward furthering these objectives.

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The quality and performance of our executives make a substantial difference in our company’s performance, particularly in light of challenging competitive, regulatory and technological environments. We need uniquely talented and experienced individuals to perform for our highly competitive businesses. To address this issue, we do two things:

¡	We provide pay opportunity levels that are highly competitive.

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We structure our long-term incentive program in an uncomplicated manner, with restricted stock units (“RSUs”) (with performance conditions) and stock options, both generally with among the longest vesting periods in corporate America, as an explicit retention strategy and to tie the value ultimately realized to our long-term performance and to the interests of our long-term shareholders.

We believe that the combination of these elements furthers our shareholders’ interests by securing our executives’ services in an exceedingly competitive talent market and aligning the

[1]	As disclosed in footnote 6 to the “Summary Compensation Table for 2016,” effective April 1, 2017, Mr. Smit retired as President and CEO of Comcast Cable and assumed a new role as a non-executive Vice Chairman of Comcast.

long-term interests of our executives with those of our shareholders. In that regard, our Compensation Committee significantly strengthened the rigor of the performance conditions for RSUs granted to our NEOs beginning in 2017, as discussed in more detail in “Shareholder Feedback on Executive Compensation” on page 39. See also “Pay for Performance” on page 38 for additional information.

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Cash generation is critical to our businesses, both in measuring the operating success of our businesses and in generating excess capital, which is not only necessary to maintain our existing businesses, but also to make growth and strategic capital investments that allow us to proactively anticipate technological and consumer behavior changes in a rapidly-changing competitive environment. Cash generation also supports our return of capital strategy to our shareholders in the form of dividend payments and share repurchases.

¡

To reinforce this critical aspect of our businesses, we use three quantitative performance goals in certain elements of our compensation program tied to (1) revenue — which serves as the top line component to our cash generation, (2) adjusted EBITDA — which reflects the operational performance of our businesses, taking into account the costs of operating our businesses and (3) free cash flow — which measures, among other things, the cash remaining after capital investments and allows us to repay indebtedness, make strategic investments and return capital to shareholders.

¡

We use adjusted EBITDA as the measurement for vesting of RSUs, as that metric is a well-recognized gauge of the overall health of our business, and also include adjusted EBITDA along with revenue and free cash flow as the financial quantitative metrics for our annual cash bonus incentive program so as to present a holistic evaluation of our operational and strategic performance by including the three key financial measures we use internally to measure, and externally to report, our financial results.

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We believe that our performance on these three key financial metrics is strongly correlated to shareholder returns in the short and long term. In fact, based on an investor perception study of 40 buy-side investors and 10 sell-side analysts conducted by an unaffiliated third party on our behalf in 2016, free cash flow and adjusted EBITDA were the top two metrics for valuing our company, with revenue being tied for third.

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The complexity of our businesses, overlaid with the impact of cyclical factors and macroeconomic factors, makes consolidated financial goal-setting a challenge for us. The work that our NEOs must do to successfully operate our businesses, including by working constructively, proactively and cohesively together, does not entirely lend itself to formulaic measurements, and a proper assessment requires the use of business judgment. See “NEO Evaluations” on page 48 for additional information.

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The complexity of our businesses also presents challenges inherent in developing a peer group for assessing pay and performance. As such, our Compensation Committee uses three distinct peer groups (rather than a blend of all types of peers) to review executive pay, which primarily reflect our entertainment/media and transmission/distribution peers, but also reflect our status as a premier Fortune 500 company. Our Compensation Committee, with the assistance of its independent compensation consultant, Korn Ferry Hay Group, then triangulates data from these three peer groups and other data to conduct a more holistic review of our pay and performance. See “Use of Competitive Data” below for additional information.

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Taken together, the interplay of these various elements provides a pay program that is strongly aligned with shareholder interests, retains a high quality executive team and compensates the executive team when they do the right things to help our businesses succeed. Specifically, as described in greater detail below in “2016 Business Highlights” and “Pay for Performance,” 2016 was a terrific year strategically, financially and operationally.

2016 Business Highlights

All of our businesses operate in intensely competitive, and rapidly changing technological, environments. While our businesses also are extensively regulated, we face unique challenges in that Comcast Cable and NBCUniversal are subject to additional regulatory requirements due to the NBCUniversal transaction.

Over the past several years, we have delivered solid financial results, allowing us to both (i) reinvest in our businesses to compete effectively and adapt to changing consumer behaviors, such as through our accelerated deployment of our X1 set-top boxes and wireless gateways, our deployment of DOCSIS 3.1 technology to enable us to deliver gigabit speeds for our high-speed Internet services over our existing network and our investments in NBCUniversal’s programming and theme park attractions and (ii) return significant capital to shareholders while maintaining a strong balance sheet.

We continued our strong consolidated financial performance in 2016.

(1)	Reconciliations of consolidated adjusted EBITDA to net income attributable to Comcast Corporation and consolidated free cash flow to net cash provided by operating activities are set forth on Appendix A.

•	Our Cable Communications and NBCUniversal businesses performed strongly in 2016:

¡	Cable Communications’ revenue increased 6.6% to $50.0 billion and adjusted EBITDA increased 5.6% to $20.1 billion.

¡

Cable Communications’ customer relationships increased by 858,000, a 29.0% improvement compared to 2015; we had the best video customer results in 10 years with 161,000 video customer net additions and the best high-speed Internet customer results in 9 years with 1.4 million high-speed Internet customer net additions.

¡	NBCUniversal’s revenue increased 11.0% to $31.6 billion and adjusted EBITDA increased 13.8% to $7.2 billion.

•	We returned a total of $7.6 billion of capital to shareholders in 2016, by repurchasing $5.0 billion of common stock and making four cash dividend payments totaling $2.6 billion.

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In January 2017, we announced a 15% increase in our dividend to $0.63 per share on an annualized basis — the 9th increase in 9 years. We expect to repurchase $5.0 billion of common stock in 2017, subject to market conditions.

Although free cash flow declined in 2016, primarily driven by approximately $1.4 billion of higher working capital in 2016 in part due to the timing of costs related to the broadcast of the Olympics, increases in capital expenditures and capitalized software and intangibles and higher cash taxes, we generated over $8.2 billion in free cash flow. Our capital expenditures and capitalized software and intangibles increased due to our continued investment in the long-term success of our businesses as we execute on key strategic initiatives, such as:

•	Continuing to actively deploy throughout our footprint our X1 set-top boxes that use our IP and cloud enabled video platform, and wireless gateways, which combine a customer’s wireless router, cable modem and voice adapter, to improve the performance of multiple Internet-enabled devices used at the same time within the home, provide faster Internet speeds and create an in-home Wi-Fi network.

•	Beginning to deploy DOCSIS 3.1 technology to enable us to deliver gigabit speeds for our high-speed Internet services over our existing network.

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Continuing to invest in our cable communications’ network infrastructure by increasing line extensions to extend our network to more business and residential customers, and investing in scalable infrastructure to increase our network capacity.

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Continuing to invest to enhance our cable customers’ overall experience, including through our on-time appointment, installation and routine issue resolution guarantees. We continue to see tangible benefits of these investments by achieving some of our best customer service metrics in years, including by reducing customer calls handled by our agents by over 22 million in 2016.

•	Continuing to invest in new attractions at our Universal theme parks.

We also continued to attain key diversity milestones, such as by increasing the level of our spend with minority and women-owned vendors to approximately $3 billion in 2016 and having spent nearly $10 billion with diverse vendors since closing the NBCUniversal transaction in 2011, increasing diverse programming available On Demand and online by 37% in 2016, and hiring new minority and female leaders at the vice president level and above representing 26.9% and 36.6%, respectively, of our total new hire leaders in 2016. As a testament to our various diversity and inclusion initiatives, we were ranked 12th in Fortune magazine’s 50 Best Workplaces for Diversity in 2016.

Pay for Performance

As more fully discussed in “Emphasis on Performance” starting on page 41, we believe that our compensation program is well aligned to our performance.

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Our compensation program (summarized in “Elements of Our Compensation Program” starting on page 43) is designed to motivate, reward and retain our NEOs by including in their compensation both short-term and long-term performance-based components and to align their compensation with our shareholders’ interests. We use objective performance-based criteria tied to key financial and operating measures for our annual cash incentive plan and the vesting of RSUs, and a material portion of our NEOs’ compensation is in the form of equity-based awards, which is inherently tied to our stock price movement and the achievement of shareholder value.

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While our performance measures are “absolute” in nature, our Compensation Committee also reviews our performance measures on a “relative” basis compared to our peers over time to ensure that our relative financial performance is consistent with our strongly competitive compensation philosophy. Based on these reviews of our performance in 2016, our compounded annual growth rates over the past five and ten years for revenue have been near or in the top quartile of our peer groups and for adjusted EBITDA have been near or in the top half of our peer groups. We believe that we use an appropriate portion of our adjusted EBITDA to support our compensation program. See “Use of Competitive Data” and “Pay Program Validation” starting on pages 45 and 47, respectively, for more information.

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Our Class A common stock performance over each of the last one-, three-, five- and ten-year periods has exceeded the performance of our entertainment/media industry peer group and supports our intended philosophy of targeting compensation around the median of our entertainment/media peers. While our one-year performance lagged our transmission/distribution peer group — in part due to increased merger activity in 2016 that increased our peers’ stock prices — our performance over the last three- and five-year periods significantly outperformed that peer group and supports our philosophy of targeting compensation in the upper quartile of our transmission/distribution peers.

	Cumulative Total Returns (as of December 31, 2016)[1]
	Class A Common Stock	Entertainment/ Media	Transmission/ Distribution	General Industry	S&P 500 Stock Index
One-Year	25%	17%	33%	14%	12%
Three-Year	40%	5%	16%	32%	29%
Five-Year	218%	125%	129%	99%	98%
Ten-Year	187%	130%	113%	186%	96%

(1)	Cumulative returns for each of the peer groups are based on the composition of our 2016 peer groups and are calculated by averaging returns without reference to market capitalization or other weightings. Returns for the transmission/distribution peer group include Time Warner Cable until its acquisition by Charter Communications in May 2016.

Shareholder Feedback on Executive Compensation

At our 2014 annual meeting, our shareholders approved by 93% of the votes cast, on an advisory basis, the 2013 compensation of our NEOs. Our next advisory vote on executive compensation is being held at this year’s annual meeting. The Compensation Committee has carefully considered the results of the 2014 advisory vote on executive compensation, as well as the results of director elections for members of our Compensation Committee in 2015 and 2016 (when we did not have an advisory vote on executive compensation). The Compensation Committee has discussed our executive compensation program and our voting results with Korn Ferry Hay Group, its independent compensation consultant.

The Compensation Committee has considered feedback we have received in the past year through dialogue with over 30 of our largest shareholders and two proxy advisory services regarding our executive compensation program, including as it relates to the frequency of our advisory vote on executive compensation and the overall design of our program, including our performance metrics for RSUs. While a few of our shareholders expressed preferences (sometimes contradictory) on specific components of our compensation program, shareholders generally did not express concerns with the overall design of our compensation program. In response to some of the feedback received, our Board is recommending at this year’s annual meeting that shareholders have an advisory vote on executive compensation on an annual instead of triennial basis. In addition, the Compensation Committee has made the following changes applicable to RSUs awarded to our NEOs beginning in 2017:

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Eliminated the feature in our RSU vesting conditions that would allow an RSU that failed to vest in one year to vest in a future year if a performance condition is met in a subsequent year (a so-called “retesting” feature).

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Substantially increased the rigor of the performance condition for the vesting of RSUs by 2.5 to 7.5 times, depending on the level of achievement. Specifically, the performance condition increased from a 1% increase in annual adjusted EBITDA to a sliding scale that, on the low end, provides for the vesting of 25% of the first tranche of an RSU award upon an annual adjusted EBITDA increase of at least 2.5%, and on the high end, provides for a maximum vesting of 125% upon an annual adjusted EBITDA increase of 7.5% or greater. The percentage of the first tranche of RSUs that will ultimately vest for achievement between 25% and 125% will be interpolated, except that 100% will vest for achievement within a small range of adjusted EBITDA increases that includes our budgeted adjusted EBITDA increase for 2017. Vesting for each subsequent tranche of RSUs will be based on the highest vesting percentage of any prior tranche, or such higher vesting percentage that may be attained for that year based on the same ranges outlined above.

Our Compensation Committee and our management team are committed to our continued engagement with shareholders to understand diverse viewpoints and to discuss and demonstrate the important connection between our compensation program, on the one hand, and our business strategy, goals and financial and operating performance, on the other hand. Our Compensation Committee, with the assistance of Korn Ferry Hay Group, continues to evaluate our compensation program design. The

Compensation Committee believes that its policies and decisions are consistent with our compensation philosophy and objectives and align, without incenting inappropriate risk taking, the interests of our NEOs with our long-term goals and the interests of our shareholders.

For information on our shareholder engagement program, including as it relates to general corporate governance matters, please see “General Information — Shareholder Engagement” on page 4.

Compensation Program Highlights

As discussed elsewhere in this Compensation Discussion and Analysis, below are summaries of our key compensation practices and policies.

What We Do:

•	The Compensation Committee has directly engaged Korn Ferry Hay Group as its own independent compensation consultant.

•	Option awards for our NEOs have among the longest vesting terms of any company — vesting over 9.5 years. RSUs generally vest over 5 years and are back-end weighted, with 40% vesting in the fifth year.

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Our outstanding options, including all options held by our NEOs, are net settled; net settled options, as opposed to stock options exercised with a cash payment, result in fewer shares being issued and less dilution to shareholders.

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We maintain robust stock ownership guidelines. Our CEO’s stock ownership requirement is 10x his base salary; other NEOs are required to own 3x their base salaries; and nonemployee directors are required to own 5x their annual retainer. A person who is not in compliance with these guidelines cannot sell or otherwise dispose of any stock until he or she meets the applicable ownership requirement. All of our NEOs’ beneficial shareholdings exceed these thresholds significantly.

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Our executive officers and directors are prohibited from using any strategies or products to hedge against potential changes in the value of our stock. Stock can be pledged only in limited circumstances; any stock pledged as collateral or held in a margin account will not be counted in determining compliance with our stock ownership guidelines. No executive officer or director currently has any stock pledged or held in a margin account.

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Our NEOs are required to reimburse us for any benefits that would be considered perquisites. We do not provide premium payments or reimbursements, or tax payments to our NEOs under any life or any other insurance policies.

•	We have an incentive compensation recoupment (or “clawback”) policy applicable to our executive officers.

What We Don’t Do:

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We do not maintain any defined benefit pension plans or supplemental executive retirement plans (SERPs) for our NEOs; instead, we offer a nonqualified and unfunded deferred compensation plan as our primary retirement vehicle generally to all employees with base salaries of at least $250,000.

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None of our equity plans has automatic accelerated vesting provisions in connection with a change in control. Mr. Roberts’ employment agreement has a “double trigger” change in control provision. None of the other NEOs have any change in control provisions in their employment agreements.

•	We do not permit the repricing of options of any kind.

•	We do not allow for any excise tax gross ups for our executive officers.

Summary 2016 CEO and NEO Compensation

CEO Pay Changes from Prior Year. Mr. Roberts’ base salary increased by 3%, and he received 118% of his target annual cash bonus, or $10.7 million. He also received grants of stock options and RSUs, each with a grant date value of approximately $5.4 million, representing nearly the same value granted to him last year. We also credited Mr. Roberts’ deferred compensation account with $4.0 million, a 5% increase from last year.

Other NEO Pay Changes from Prior Year. Compensation actions for our other NEOs in 2016 reflect their strong contributions to our overall performance, as well as the performance and operation of each NEO’s respective business or function. The annual cash bonuses for each of these NEOs were paid at 118% of their target. Annual RSU and option awards varied among our NEOs, with Mr. Burke receiving an additional stock option award with a grant date fair value of $10.0 million, as discussed below in “Compensation Decisions for 2016 — Additional Performance-Related Awards,” and with Messrs. Smit and Cohen not receiving any additional performance-based RSUs as they had in 2015. Mr. Cavanagh’s total compensation decreased by 37%, as his 2015 compensation had been significantly higher due to one-time signing bonuses in large part to make him whole for compensation he had forfeited in connection with his departure from his prior employer. Total compensation for these NEOs also was affected by the year-over-year changes in their respective deferred compensation account balances.

See “Compensation Decisions for 2016” starting on page 50 for additional information.

Emphasis on Performance

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The Compensation Committee’s emphasis on performance is evidenced by our program design, incorporating both objective financial goals (in the case of the annual cash bonus and the vesting of performance RSUs) and subjective evaluation criteria. The combination of internally measured (financial performance) and externally measured (stock price as reflected in stock options and RSUs) performance provides both short-term and long-term performance components in the compensation structure of our NEOs. See “Elements of Our Compensation Program” starting on page 43.

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Our compensation program’s emphasis on performance, especially equity-based compensation, aligns the compensation structure with our shareholders’ interests in that the achievement (or lack of achievement) of our operating, investing and capital goals would be expected to be reflected in the market price of our stock. Because a material portion of compensation for each NEO is in the form of equity, a significant portion of each NEO’s compensation is inherently tied to stock price movement and the achievement of shareholder value.

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75% of the target annual bonus for our NEOs other than Mr. Burke was based on quantitative performance metrics and 10% was based on a combination of quantitative and qualitative goals relating to product churn metrics for our cable communications business. For Mr. Burke, 70% of the target annual bonus was based on the same quantitative performance metrics and 5% was based on the same product churn metrics. See “Compensation Decisions for 2016 — Annual Cash Bonus” for additional information.

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Total performance-based compensation in 2016 (using the grant date value of stock options and RSUs and including any additional performance awards paid as performance-based compensation) was a significant percentage of the NEOs’ total compensation (which includes company deferred compensation contributions but excludes deferred compensation earnings), as reflected in the chart and table below. We do not include deferred compensation earnings because, like all employees in our deferred compensation plans, the NEOs make their own investment decisions as to how much of their salary and annual cash bonus to defer and for how long, such that interest earned on deferred compensation is largely tied to individual retirement planning decisions and not to the Compensation Committee’s compensation decisions.

CEO Compensation Mix*

* Includes company contributions to deferred compensation,

but excludes deferred compensation earnings

•	Total performance-based compensation (calculated in accordance with the paragraph above) as a percentage of total compensation in 2016 for our other NEOs was as follows:

Mr. Cavanagh	82%
Mr. Burke	82%
Mr. Smit	80%
Mr. Cohen	79%

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Our quantitative performance metrics — revenue, adjusted EBITDA and free cash flow — are meaningful measures of our performance that can be affected by the decision making of our NEOs. Measuring performance for our NEOs for these purposes using the same consolidated financial metrics (rather than individual performance goals tied to specific operating targets) is appropriate given the overall responsibility of the NEOs, as the members of our executive management committee, to achieve our most important performance goals for the year.

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The Compensation Committee does not condition incentive-based compensation award achievement on a total shareholder return (TSR) metric, as it seeks to motivate our NEOs by setting company-specific quantitative and qualitative performance goals that are directly linked with our NEOs’ management of our businesses rather than using a TSR metric that can be significantly affected by external factors such as economic and market conditions that they cannot control. The Compensation Committee also believes that using a TSR metric could lead to an undesirable focus on short-term results at the expense of long-term performance.

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The Compensation Committee reviews the nature and mix of compensation elements, as well as compensation plan design and award terms, to ensure that our compensation program does not include inadvertent incentives for the NEOs to take inappropriate business risks by making decisions that may be in their best interests but not in the best interests of our shareholders. In conducting this review, the Compensation Committee also considers specific business risks identified through our enterprise risk management process.

Elements of Our Compensation Program

We view the executive compensation program on a “portfolio” basis. The following chart illustrates our view of the significant aspects of our portfolio.

Type	Element	Why We Use It	Compensation Highlights
Fixed	Base Salary	• Necessary to attract and retain our NEOs. • Serves as a baseline measure of an NEO’s value. • Guaranteed compensation in exchange for investing in a career with us.	• Salary level is based on individual performance, position within the organization and any increase in duties and responsibilities.
Deferred Compensation Plans

•   One of our primary tools to attract and retain NEOs.

•   Retention incentive gets stronger as the account balance grows; the crediting rate is materially reduced following termination of employment.

•   We do not offer any pension or other defined benefit-type plan.

•   Provides a simple, transparent, tax-efficient vehicle for long-term value accumulation.

•   Amount of company contributions is determined as part of an overall evaluation of individual performance, any increase in duties and responsibilities and retention.

•   Receipt of RSUs may be voluntarily deferred; the value of RSUs ultimately received is based on stock price when deferral lapses or upon diversification into cash deferred compensation.

Variable, Short-Term, Performance Based	Annual Cash Bonus

•   Provides a competitive annual cash bonus opportunity and completes our competitive total annual cash compensation package.

•   Target bonus is based on the Compensation Committee’s assessment of the optimal mix of base salary and annual cash bonus compensation.

•   Supports our objective that NEOs must balance achieving satisfactory or better current year (short-term) results with long-term value creation.

•   Bonus is at risk for performance —100% of the target bonus is not paid unless 100% of the goals are met; no bonus is paid unless the minimum performance goal is achieved.

•   Based on objective performance metrics, but also includes a small qualitative portion based on achievement of key initiatives, such as diversity.

Additional Performance-Related Awards

•   Rewards an NEO for extraordinary performance, attainment of strategic milestones or unanticipated additional responsibilities.

•   May also be used in connection with an employment agreement renewal or extension, which provides a strong retention tool.

•   Form of bonus can vary, depending on primary goals/purposes for the grant.

• Amount and form of awards are based on individual performance and any increase in duties and responsibilities.
Variable, Long-Term, Performance Based	Annual Stock Option Grants

•   Fosters a long-term commitment, motivates executives to improve the long-term market performance of our stock and focuses them on the long-term creation of shareholder value.

•   Links the NEOs’ decision making with the long-term outcomes of those decisions.

•   Use one of the longest vesting periods among our peers (9.5 years) to create a significant retention tool and tie value ultimately realized to our long-term performance.

•   Stock price must appreciate for stock options to deliver value.

•   Generally vest over a 9.5 year period: 30% on the 2nd anniversary of the date of grant, 15% on each of the 3rd through 5th anniversaries, 5% on each of the 6th through 9th anniversaries and 5% on the 9.5 year anniversary.

Annual Performance-Based RSU Grants

•   Fosters a long-term commitment, motivates executives to improve the long-term market performance of our stock and focuses them on the long-term creation of shareholder value.

•   Links the NEOs’ decision making with the long-term outcomes of those decisions.

•   Back-end weighted vesting term used for most RSU grants creates a meaningful retention tool.

•   Use one of the longest vesting periods among our peers for most grants to create a significant retention tool and tie value ultimately realized to our long-term performance.

•   Vesting is dependent upon achievement of one or more performance goals.

•   Ultimate value of shares acquired upon vesting depends on stock price.

•   Generally vest over 5 years and are back-end weighted: 15% vest after 13 months, an additional 15% on each of the 2nd through 4th anniversaries and 40% on the 5th anniversary; Mr. Roberts’ RSUs vest 100% after 13 months.

•   May have shorter vesting terms on account of extraordinary performance.

Compensation Decision-Making Process

Compensation Committee’s Role and Process

The Compensation Committee is responsible for approving the nature and amount of compensation paid to, and the employment and related agreements entered into with, our executive officers, and, for all of our employees, overseeing our cash bonus and equity-based plans, approving guidelines for grants of awards under these plans and determining and overseeing our compensation and benefits policies generally.

In 2016, the Compensation Committee reviewed:

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The nature and amounts of all elements of the NEOs’ compensation, both separately and in the aggregate, using comprehensive tally sheets that include the current value of outstanding stock option and RSU awards (as compared to their grant date value) and deferred compensation account balances.

•	Each element of the NEOs’ compensation for internal consistency.

•	Various analyses provided by the independent compensation consultant, including the following:

¡	an assessment of the composition of our peer groups;

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a competitive pay assessment (comparing NEO compensation to that of executives holding comparable positions at our peer group companies as disclosed in proxy statements and to broad groups of companies in published surveys, and analyzing components of pay compared to those of our peer group companies (e.g., fixed vs. variable, components of long-term equity));

¡	a financial performance review (comparing our performance relative to our peer group companies with respect to growth in adjusted EBITDA, free cash flow, revenue and total shareholder return);

¡	a compensation sharing analysis (analyzing the actual pay delivered to our NEOs as a percentage of our adjusted EBITDA and free cash flow as compared to our peer group companies);

¡

an incentive compensation design analysis (analyzing, for our annual cash bonus, the number and type of performance measures, the payout leverage and the use of discretion, and for our annual equity awards, the number and type of components (e.g., performance-based RSUs and stock options), the type of performance measures, the payout leverage and the comparator group); and

¡	an analysis of equity dilution resulting from, and annual usage rates in, our equity-based compensation plans (i.e., overhang and burn rates).

The Compensation Committee reviews, but does not give significant weight to, aggregate amounts realized or realizable from prior years’ compensation when making decisions regarding current compensation. It believes that value realized on prior years’ compensation from stock appreciation is the reward for the NEOs’ work over that period and reflects the achievement of our long-term goals, and conversely, that lesser amounts realized on prior years’ compensation reflect a lack of achievement of our long-term goals. As such, the Compensation Committee believes that realized or realizable equity compensation is inherently aligned with our long-term performance and shareholders’ interests.

Following these reviews and assessments, and with these goals in mind, the Compensation Committee determines what it believes to be an appropriate current year compensation package for each NEO. This process includes subjective criteria and involves the exercise of discretion and judgment. While the Compensation Committee considers various quantitative data, it does not use a mathematical or other formula in which stated factors or their interrelationship are quantified and weighted (either in general or as to each NEO). The Compensation Committee also believes it should retain discretion to adjust the compensation of an NEO from time to time on account of extraordinary performance, unanticipated additional responsibilities, an employment agreement renewal or extension or other circumstances. See “Assessing NEO Performance” below for information on how the Compensation Committee assessed performance in 2016.

Role of Compensation Consultants

The Compensation Committee has directly engaged Korn Ferry Hay Group as its own compensation consultant. In determining 2016 compensation, the Compensation Committee directed Korn Ferry Hay Group to provide it with various compensation analyses as described above; Korn Ferry Hay Group did not recommend or determine compensation levels or elements, performance targets or compensation plan design. The Compensation Committee assessed Korn Ferry Hay Group’s work as required under SEC rules and concluded that its work for the Compensation Committee in 2016 did not raise any conflicts of interest. See “Corporate Governance — The Board — Compensation Consultant” above for additional information.

Use of Competitive Data

The results of the peer group and compensation survey analyses discussed below, as well as the other analyses referred to above, are considered important and valuable by the Compensation Committee. However, the Compensation Committee does not make any determination of, or change to, compensation in reaction to market data alone. Rather, it uses this information only as one of several considerations to inform its decision and put its experience in context in determining compensation levels (and when to change compensation levels).

Peer Groups. Our company is uniquely positioned among our peers, owning both Comcast Cable, which distributes content, and NBCUniversal, which is a creator of content. As such, all of our NEOs are responsible for managing a more complex and uniquely diversified company than many companies in our peer groups. Because there are challenges inherent in developing a peer group for assessing pay and performance given the complexity and diversity of our businesses, our Compensation Committee uses the three distinct peer groups (rather than a blend of all types of peers) to review executive pay, and, with the assistance of Korn Ferry Hay Group, triangulates data from the three peer groups and other data to conduct a more holistic review of our pay and performance.

Together, these three peer groups reflect the prominence of our two primary businesses in their respective industries and the size, scope and complexity of our businesses and enhance the Compensation Committee’s deliberations by allowing it to review practices and outcomes that are distinctive to each peer group.

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Entertainment/Media Peer Group.  The Compensation Committee pays particular attention to the entertainment/media peer group because it believes our stock price has a strong correlation with certain of these peer group companies and this peer group has special relevance with respect to competition for executive talent. The business expertise of employees in this industry is highly correlated to our needs, not only as a leading media and entertainment company, but as a leading U.S. cable company. Media companies continue to look for new ways to distribute and monetize their content, both directly to consumers through the Internet and indirectly through traditional and online video distributors. For all of these reasons, our executives are attractive candidates to entertainment/media companies, in addition to those companies’ executives being attractive to us.

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Transmission/Distribution Peer Group.  Comcast Cable is a leading provider of video, high-speed Internet and voice services to residential customers and also provides these and other services to business customers. Many companies in this peer group are among Comcast Cable’s primary competitors.

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General Industry Peer Group.  Our revenue and market capitalization rank us among the largest companies in the United States. This peer group includes companies in the consumer products and services, industrial, technology and financial services sectors with revenue and market capitalization levels similar to ours.

Entertainment/Media	Transmission/Distribution(1)	General Industry
• CBS Corporation • Twenty-First Century Fox, Inc. • Time Warner Inc. • Viacom Inc. • The Walt Disney Company	• AT&T Inc. • CenturyLink, Inc. • DISH Network Corporation • Sprint Corporation • Time Warner Cable Inc. [1] • Verizon Communications Inc.

•   Apple Inc.

•   3M Company

•   The Boeing Company

•   Caterpillar Inc.

•   Cisco Systems, Inc.

•   The Coca-Cola Company

•   Deere & Co.

•   E. I. du Pont de Nemours and Company

•   Express Scripts Holding Co.

•   Google Inc.

•   Halliburton Company

•   Honeywell International Inc.

•   Intel Corporation

•   International Business Machines Corporation

•   Johnson & Johnson

•   Lockheed Martin Corporation

•   McDonalds’ Corporation

•   McKesson Corporation

•   Merck & Co. Inc.

•   Microsoft Corporation

•   Oracle Corporation

•   PepsiCo, Inc.

•   Pfizer Inc.

•   Procter & Gamble Co.

•   UnitedHealth Group Incorporated

•   United Parcel Service, Inc.

•   United Technologies Corporation

•   Verizon Communications Inc.

•   The Walt Disney Company

(1)	Charter Communications acquired Time Warner Cable in May 2016.

The Compensation Committee triangulates pay and performance results from all three peer groups, rather than aggregating all the data together, and places stronger weight on the entertainment/media, as well as the transmission/distribution, peer groups.

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Our peer group analyses indicate that overall, our “pay at risk” practices are generally aligned with peer group practices, although Mr. Roberts’ compensation does have somewhat more emphasis on fixed compensation and less on annual equity awards than our peers. Our Compensation Committee believes it is appropriate to provide Mr. Roberts with slightly more fixed compensation in light of his very significant stock holdings in our company, which provides meaningful shareholder alignment and long-term focus.

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Comparisons for (i) Mr. Roberts were made to peer chief executive officers for all peer groups, (ii) Mr. Cavanagh were made to peer chief financial officers for all peer groups, (iii) Mr. Burke were made to peer chief executive officers of the entertainment/media peer group and by ordinal rank (i.e., the position in the Summary Compensation Table) for the entertainment/media and general industry peer groups, (iv) Mr. Smit were made to peer chief executive officers of the transmission/distribution peer group and by ordinal rank for the transmission/distribution and general industry peer groups and (v) Mr. Cohen were made by ordinal rank for all peer groups. Additionally, as a means to further inform the Compensation Committee, comparisons for Messrs. Burke and Smit were made to chief executive officers of general industry peer groups with revenues similar in size to those of their respective business units.

•	The Compensation Committee does not determine an NEO’s target compensation solely based on a specific reference point within our peer groups; instead, it reviews our peer group analyses, as well as the other analyses discussed immediately below under “Pay Program Validation,” both to validate our compensation program design and to inform its judgment in determining target compensation.

¡

The Compensation Committee generally seeks compensation to be competitive (around the median) with the entertainment/media peer group, to which, as noted above, the Compensation Committee pays particular attention.

¡	The Compensation Committee generally seeks compensation to be in the upper quartile for the transmission/distribution and general industry peer groups as a supplemental point of reference.

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The compensation we provide varies among the peer groups and individual companies within a group in its relationship to the reference points above. In reviewing target compensation levels for 2016, Mr. Roberts’ target total remuneration (which includes base salary, target annual cash bonus, Company deferred compensation contributions and equity-based compensation) fell below the 25th percentile of that in the entertainment/media peer group. Otherwise, our NEOs’ total compensation for 2016 generally met or exceeded the reference points.

Pay Program Validation. The Compensation Committee annually reviews our financial performance as compared to our peers over time to ensure that our relative financial performance is consistent with our strongly competitive compensation philosophy. In particular, it believes our executives should be rewarded when our key financial performance metrics are among the top of our peers.

The following analyses demonstrate that our pay program generally (i) is well aligned from a relative financial performance perspective, (ii) uses an appropriate portion of our adjusted EBITDA and free cash flow as compared to our peers and (iii) supports our use of revenue, adjusted EBITDA and free cash flow as our performance metrics for our annual cash bonus and annual RSU grants.

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Compounded annual growth rates for revenue have been near or in the top quartile of our three peer groups over the 5-year and 10-year periods ended December 31, 2015 and 2016 and for adjusted EBITDA have been generally in the top half of our peer groups over these periods. Our free cash flow compounded annual growth rates were generally in the top quartile of our three peer groups over the 5-year period ended December 31, 2015 but were below the median for our three peer groups for the 5-year period ended December 31, 2016, due to increased capital expenditures and capitalized software and intangibles over the past few years (while otherwise generally maintaining overall capital intensity levels) as we continued to invest in our businesses’ long-term success. Our free cash flow compounded annual growth rates were in the top quartile of our three peer groups over the 10-year periods ended December 31, 2015 and 2016.

•	Our equity dilution and annual share usage (or overhang and burn rates) for share-based compensation are within the range of market practices for our peer groups.

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The portion of our adjusted EBITDA and free cash flow used to pay the NEOs’ total cash compensation (base salary plus target annual cash bonus and Company deferred compensation contributions) and total remuneration (total cash compensation plus equity-based compensation) generally aligns with our financial performance. The portion of our adjusted EBITDA and free cash flow that we use to pay these types of compensation varies by type, but generally has been in the lower quartile of our entertainment/media peers and around the median or in the top quartile of transmission/distribution and general industry peers.

The Compensation Committee did not use any Korn Ferry Hay Group analysis, or any of the surveys included in any such analysis, to benchmark our NEO compensation, but instead used the analysis to understand the current compensation practices for comparable job functions of a broad cross-section of companies across varied industry lines but with revenue sizes that are within a range close to ours.

Assessing NEO Performance

In determining an NEO’s individual compensation, the Compensation Committee:

•	Sets specific factors to be used in evaluating Mr. Brian L. Roberts, and Mr. Roberts discusses with the Compensation Committee the performance of our other NEOs.

•	Assesses each NEO’s responsibilities and roles with respect to overall corporate policy-making, management, operations and administration, as well as the importance of retaining the NEO.

•	Evaluates each NEO’s prior year performance, both in terms of his contribution to our performance and as compared to his individual performance goals.

•	Evaluates our overall prior year performance, both in terms of financial results and progress on strategic initiatives, including a comparison of our performance to our competitors.

NEO Evaluations

The Compensation Committee employs a rigorous process to evaluate our NEOs’ performance that informs its compensation decisions for the year, including those related to an NEO’s base salary and annual equity award, the attainment of qualitative objectives for our annual cash bonus and awarding any additional performance-related bonuses. This design allows our Compensation Committee to employ a holistic evaluation process with extensive performance reviews, taking into account factors in and out of management’s control, while balancing it with our financial and shareholder outcomes, to get to a better result than a purely formulaic calculation would provide. Each year, our Compensation Committee establishes a set of defined objectives for the qualitative portion of our annual cash bonus, which may be tied to an NEO’s or our company’s overall performance or to key company initiatives, such as diversity and customer service initiatives, at the time it determines the quantitative bonus metrics. In determining payout levels on the qualitative metrics, the Compensation Committee critically evaluates, as appropriate, our NEOs’ and company’s performance and their progress on any key initiatives, based on the defined objectives. The Compensation Committee evaluates the performance of our NEOs over the course of the year and, from time to time, may award additional performance-related bonuses to reward exceptional performance or in light of an NEO assuming additional responsibilities or entering into a new employment agreement.

Company Performance. The Compensation Committee considers our overall performance when approving pay decisions for our NEOs. As more fully described above in “Executive Summary — 2016 Business Highlights,” 2016 was another year of strong financial and operational results that reflect our focus on innovation, investing in the business and putting our customers first. We achieved this strong performance despite a challenging regulatory environment and an increasing, and rapidly changing, competitive environment for all of our businesses.

NEO Performance. All of our NEOs continued to provide critical strategic vision and leadership to our company as we continue to shape the future of technology and media. The NEOs fostered team building and collaboration among the senior leadership teams of both Comcast and NBCUniversal as we pursued our various strategic initiatives, including our Project Symphony, which supports cross-company cooperation on technology initiatives such as TV Everywhere and advanced and interactive advertising, and our Diversity and Inclusion initiatives.

To reinforce critical aspects of our cable communications business, customer service metrics and product churn metrics were used as components of our NEOs’ annual cash bonus. In 2016, we continued to achieve some of our best customer service metrics in years, including by reducing customer calls handled by our agents by over 22 million in 2016. Our NEOs, individually and as a team, were instrumental in supporting and promoting this initiative throughout our entire company.

Our NEOs also continued to frame and support our strategic plans to accelerate the deployment of certain enhanced products to our customer base. We continued to actively deploy our X1 set-top boxes and wireless gateways throughout our footprint, and began deploying DOCSIS 3.1 technology to enable us to deliver gigabit speeds for our high-speed Internet services over our existing network.

When assessing NEO performance, our Compensation Committee considered each NEO’s progress on these and other strategic initiatives, including those described starting on page 37 above. In particular:

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Mr. Roberts was instrumental in continuing to shape the strategic vision of our company. He also continued to demonstrate strong leadership among our NEOs and senior leadership team in championing our technology and business initiatives, in focusing on the customer experience, in creating a culture of integrity and compliance and in reinforcing our “one Company” culture and diversity initiatives.

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Mr. Cavanagh has successfully transitioned into his role, quickly gaining an in-depth understanding of our company and its various businesses. He has provided critical financial and strategic leadership to our company, including in framing our capital allocation framework. He also successfully managed our balance sheet, helping to ensure that our capital allocation framework supports all of our business initiatives and strategies.

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Mr. Burke successfully managed NBCUniversal, which had revenue growth of 11.0% and adjusted EBITDA growth of 13.8% in 2016 (which, on a pro forma basis to account for the acquisition of a 51% interest in Universal Studios Japan in 2015, grew 7.0% and 5.7%, respectively). The NBC network continued its turnaround from having once been the fourth ranked to the top ranked broadcast network for the past three seasons among adults 18-49, our filmed entertainment business performed exceptionally well, with two hits, the Secret Life of Pets and Sing, laying the groundwork for future franchises and our new Harry Potter attraction in our Hollywood theme park opened to record attendance levels. We believe Mr. Burke’s strategic vision (including his commitment to continuing to invest in our programming assets and grow our theme parks business, both domestically and internationally) has been a critical factor in NBCUniversal attaining such strong results.

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Mr. Smit successfully managed Comcast Cable, which had revenue growth of 6.6% and adjusted EBITDA growth of 5.6% in 2016. Mr. Smit also provided strategic leadership to our cable communications business, including through his focus on customer experience initiatives and accelerated rollouts of our X1 set-top boxes and wireless gateways and the deployment of DOCSIS 3.1 technology. Our video and high-speed Internet customer churn metrics continued to improve in 2016, which we believe were driven by the positive benefits of our X1 platform, our high-quality high-speed Internet service and the meaningful strides we have made in improving the customer experience. In 2016, we added approximately 858,000 net customer relationships — a 29% year-over-year improvement.

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Mr. Cohen provided critical leadership to our corporate communications, external affairs and governmental relations functions at a time when we are facing an increasingly challenging regulatory environment. He also has effectively managed his other significant administrative responsibilities by continuing to lead our diversity initiatives and community investment functions. Through Mr. Cohen’s leadership, we continue to execute on our diversity initiatives, which reach far beyond our efforts to diversify our workforce and span both Comcast Cable and NBCUniversal. In 2016, we increased the level of our spend with minority and women-owned vendors to a total of approximately $3 billion and have spent nearly $10 billion with diverse vendors since closing the NBCUniversal transaction in 2011, increased diverse programming available On Demand and online by 37% and hired new minority and female leaders at the vice president level and above representing 26.9% and 36.6%, respectively, of our total new hire leaders in 2016. As a testament to our various diversity and inclusion initiatives, we were ranked 12th in Fortune magazine’s 50 Best Workplaces for Diversity in 2016.

Compensation Decisions for 2016

Base Salary

In March 2016, the Compensation Committee increased the base salaries of our NEOs by 3%.

Annual Cash Bonus

Our cash bonus plan, which was approved by our shareholders, provides a variable and performance-based element to annual cash compensation.

•	The target bonus opportunity amount in 2016, expressed as a percentage of salary, was 300% for Messrs. Roberts, Cavanagh, Burke and Smit and 250% for Mr. Cohen.

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Under our cash bonus plan, a threshold quantitative performance goal must be satisfied as a condition for any bonus payment to occur. For 2016, this threshold performance goal was that our consolidated adjusted EBITDA in 2016 must be at least 101% of that in 2015, and this was achieved.

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Because this threshold goal was achieved, for 2016, for the NEOs (other than Mr. Burke), up to 75% of the target bonus payment amount was based on quantitative goals, 10% was based on a combination of quantitative and qualitative goals relating to product churn metrics for our cable communications business and up to 15% was based on qualitative goals. For Mr. Burke, up to 70% of the target bonus payment amount was based on the same quantitative goals, 5% was based on the same product churn metrics and up to 25% was based on qualitative goals. The qualitative portion of the NEOs’ bonuses was based on the Compensation Committee’s determination of their level of achievement in contributing to the overall management of Comcast, including the continuing management of Comcast Cable (for all NEOs other than Mr. Burke) and NBCUniversal (for all NEOs other than Mr. Smit) and the continuing focus on critical diversity and customer service metrics.

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As a result of our strong performance during 2016 as described above in “Executive Summary,” of a potential maximum bonus payment of 161% of the NEOs’ target bonuses (164% in the case of Mr. Burke and 160% in the case of Mr. Smit), the Compensation Committee considered it appropriate to award bonuses based on actual achievement of the quantitative and qualitative goals of 118% of the target bonuses.

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The table below provides further details of our 2016 cash bonus plan for our NEOs other than Messrs. Burke and Smit, including the levels that were pre-established for the quantitative goals and the actual achievement against those goals. The target levels established for the quantitative goals are bolded. Given Mr. Burke’s role as CEO of NBCUniversal, his weightings for the customer experience, product churn and adjusted EBITDA varied slightly from the other NEOs, and more discretionary weight was given to him based on NBCUniversal’s performance. Given Mr. Smit’s role as CEO of Comcast Cable in 2016, his weightings were slightly higher for the customer experience and lower for free cash flow than the other NEOs.

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The Compensation Committee established the quantitative goals below based on a rigorous and in-depth enterprise-wide consolidated budget that is prepared annually, which takes into consideration the cyclicality of working capital in our business, capital spending plans for the upcoming year, target accelerated product rollout numbers and other relevant factors. For 2016, the goals below reflect that capital expenditures and software spending was expected to continue to increase to support accelerated product rollouts and our working capital was expected to have a significant negative impact on our cash flows.

Goal	Achievement Range (in billions)		(% of target bonus)
Consolidated Adjusted EBITDA(1)	≤ $25.65 > $25.65 – $26.29 $26.30 > $26.30 – $26.75 or more		0% 10% – < 25% 25% > 25% – 37.5%
Actual 2016 Achievement	$26.491		28.5%
Consolidated Free Cash Flow	≤ $7.05 > $7.05 – $7.67 $7.675 > $7.68 – $8.15 or more		0% 8% – < 20% 20% > 20% – 30%
Actual 2016 Achievement	$8.203		30.0%
Consolidated Revenue(1)	≤ $78.15 > $78.15 – $79.45 $79.454 > $79.46 – $80.35 or more		0% 4% – < 10% 10% > 10% – 15%
Actual 2016 Achievement	$80.059		12.6%
Customer Experience (measured by Customer Satisfaction levels)	< 89.11% ≥ 89.11% – 90.70% ≥ 90.71% – 91.10% ≥ 91.11% – 91.70% or more		0% 4% – 18% 20% 22% – 28%
Actual 2016 Achievement	91.3%		22.0%
Product Churn(2)			0% – 20%
Actual 2016 Achievement			10.0%
Qualitative Goal(3)			0% – 30%

Actual 2016 Achievement			14.9%
% of Target Bonus Achieved for 2016			118%
Actual Bonus for 2016	Roberts: Cavanagh: Burke: Smit: Cohen:	$10,667,827 6,525,663 9,903,148 6,598,171 4,353,081
(1)	Amounts reflected for actual achievement of consolidated adjusted EBITDA and consolidated revenue differ from the amounts reported in our consolidated financial statements to exclude the impact of certain acquisition activity in 2016.

(2)	This metric is based upon whether we have met or exceeded expectations for achievement of quantifiable product churn metrics for our cable communications business.

(3)	The qualitative portion of the annual cash bonus was determined based on predetermined objectives tied primarily to the NEOs’ collective management of our company, each NEO’s individual management of his respective function and our continuing focus on critical diversity and customer service metrics.

Equity-Based Incentive Compensation

The Compensation Committee seeks to achieve the long-term objectives of equity compensation in part by extending the vesting period for options and RSUs granted under our annual award program over a longer time period than most other large public companies, though RSUs granted to Mr. Roberts generally vest in full 13 months after the date of grant.

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In general, the total value of equity-based compensation is based on a proportional relationship to the expected cash compensation of each NEO, taking into account awards made at the same time to other executives, as well as the value of equity-based compensation awarded to comparable NEOs at our peer companies.

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The grant date value of equity-based compensation in our annual award program may fluctuate somewhat from year to year. For example, in 2016, Mr. Burke received an additional stock option award in August 2016 in connection with an amendment to his employment agreement to secure his employment through August 2020, as discussed below in “Additional Performance-Related Awards.”

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Shares underlying RSUs granted in March 2016 as part of our annual award program vest in their first scheduled year of vesting if performance goals have been achieved with respect to any prior year; any shares that did not vest in the first scheduled year of vesting because of the failure to achieve applicable performance goals are carried over to the next year’s scheduled vesting date (if any such date remains under the grant) for potential vesting at that time. If applicable performance goals are not achieved by the final potential vesting date, any unvested shares are forfeited. As discussed above in “Shareholder Feedback on Executive Compensation,” this “retesting” feature has been eliminated from future RSU awards starting in 2017.

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For all RSUs granted in 2016, the Compensation Committee established the performance goal as consolidated adjusted EBITDA being at least 101% of the consolidated adjusted EBITDA in the prior twelve months (in which event the NEOs would receive 100% of the service vested portion of the award). Neither our Board nor the Compensation Committee has the discretion to vest these RSUs absent attainment of the applicable goal. As discussed above in “Shareholder Feedback on Executive Compensation,” beginning in 2017, the rigor of the performance goal for RSUs has been substantially increased.

Deferred Compensation

The deferred compensation plan available to our NEOs allows certain employees, including all corporate and cable communications employees with base salaries of at least $250,000, to defer the receipt of cash compensation (i.e., base salary and annual bonus) up to certain limits. In addition, our NEOs have specified amounts credited to their deferred compensation plan account, in each case, as described below under “Agreements with Our Named Executive Officers.” The deferred compensation plan is not tax qualified and is unfunded; account balances are unsecured and at-risk and may be forfeited in the event of a company bankruptcy. In 2014, the interest crediting rate on deferred compensation account contributions was reduced to 9% from 12%, although it remains at 12% for (i) compensation that was originally earned before 2014 (including any subsequent redeferrals), (ii) Company deferred compensation contributions made pursuant to employment agreements entered into before 2014 and (iii) certain future contributions depending generally on whether a participant’s account balance at certain points during the five-year period ending December 31, 2013 was higher than the participant’s balance at specified future times. Our deferred compensation plan is described in more detail below under “Nonqualified Deferred Compensation in and as of 2016 Fiscal Year-End.”

The Compensation Committee reviewed the deferred compensation plan balances of our NEOs and other key senior executives and annually reviews the embedded and projected costs of this plan.

Additional Performance-Related Awards

From time to time, the Compensation Committee may grant cash bonuses or equity awards or make additional contributions to an NEO’s deferred compensation plan on account of extraordinary performance, unanticipated additional responsibilities, an employment agreement renewal or extension or other circumstances. The Compensation Committee grants these additional awards not only as a reward for extraordinary past performance, but also to motivate our executives to continue operating at such high levels of performance. See “Assessing NEO Performance” for additional information on the Compensation Committee’s use of discretion in awarding additional performance-related bonuses.

In July 2016, Mr. Burke’s employment agreement was amended to secure his employment through August 31, 2020. On account of Mr. Burke’s continuing outstanding work in improving NBCUniversal’s businesses and results, and to incent him to continue to make decisions that build long-term value for NBCUniversal, he was granted a stock option with a grant date fair value of $10 million, vesting 100% on August 14, 2023; however, Mr. Burke agreed not to sell any net after-tax shares received upon exercise before the second anniversary of the exercise date. The Compensation Committee believes that the structure of the option’s unusually long-term cliff vesting and subsequent holding period requirements strongly align Mr. Burke’s compensation to NBCUniversal’s future performance and to shareholders’ interests over the long term. See “Executive Summary — 2016 Business Highlights” for more information on NBCUniversal’s performance in 2016 and “Assessing NEO Performance — NEO Evaluations” above for more information on Mr. Burke’s exceptional performance leading NBCUniversal in 2016.

Other Policies and Considerations

Executive Stock Ownership Policy

We have a stock ownership policy for members of our senior management, including our NEOs, which is available on our website, www.comcastcorporation.com. Under these guidelines, (i) Mr. Roberts is expected to own our stock in an amount equal to at least ten times his annual base salary, (ii) the other NEOs are expected to own our stock in an amount equal to at least three times their annual base salaries, (iii) other executive officers are expected to own an amount equal to at least one and a half times their annual base salaries and (iv) other key executives are expected to own an amount equal to at least one times their annual base salaries. This policy is designed to increase our executives’ ownership stake in our company and align their interests with the interests of our shareholders. “Ownership” for purposes of this policy is defined to include stock owned directly or indirectly and shares credited under our employee stock purchase plan, which must be held for one year from the date credited, but “ownership” does not include any stock held in margin accounts or pledged as collateral for a loan (although none of our NEOs holds any stock in a margin account or has pledged any stock as collateral). In addition, “ownership” includes 60% of deferred vested shares under our restricted stock plan and the net number of shares deliverable upon the exercise of vested stock options. In determining compliance, the Compensation Committee may take into account any noncompliance that occurs solely or primarily as a result of a decline in the market price of our stock. All of our NEOs were in compliance with the requirements of our stock ownership policy as of December 31, 2016. If an executive is not in compliance, he or she is prohibited from selling our stock (unless a hardship exemption is granted).

Policies Regarding Trading Activities, Hedging and Pledging

Our trading policy prohibits our executive officers and directors from buying or selling any of our securities during specified blackout periods, and, when outside of those blackout periods, they may only buy or sell our securities with the prior approval of our General Counsel. This seeks to ensure that the executive officers will not trade in our securities at a time when they are in possession of material, nonpublic information. In addition, our executive officers and directors are prohibited from using any strategies or products (including derivative securities, such as put or call options, or short-selling techniques) to hedge against potential changes in the value of our stock. Executive officers and directors also may not hold Comcast stock in margin accounts or pledge our stock as collateral for a loan, unless it is approved by the Chair of our Governance and Directors Nominating Committee or his or her designee, who will consider such items as he or she deems relevant, including the amount of the pledge as compared to both our average daily trading volume and the total value of Comcast stock held by such person, as well as such person’s ability to repay any loans secured by Comcast stock or to substitute other assets as collateral.

No Automatic Payments in Connection with a Change in Control

We generally do not have any benefits, such as accelerated vesting of equity awards, that are “triggered” automatically as a result of a “change in control” (a “single trigger”) or the occurrence of one or more specified events (a “double trigger”) that may follow a change in control, such as termination of employment without cause. Instead, we believe it is in the best interests of our company for our Board and Compensation Committee, who are subject to fiduciary obligations to act in a manner they believe to be in the best interests of our company and shareholders, to retain the discretion to determine whether it is appropriate to accelerate the vesting of stock options and/or RSUs or provide other benefits in connection with a particular change in control transaction.

Mr. Roberts’ employment agreement provides that if his employment is terminated following a change in control, that termination will be treated as a termination without cause for the purpose of determining his benefits in those circumstances under his employment agreement. The Compensation Committee approved this provision as a fair and reasonable protection for our Chief Executive Officer in the event of a change in control.

Payments in Connection with a Termination of Employment

Payments to our NEOs upon a termination of employment are described under the “Potential Payments upon Termination or Change in Control” table on page 68. These compensation arrangements are contained in each NEO’s employment or other agreements, which are summarized below under “Agreements with Our Named Executive Officers,” and are not a factor in the Compensation Committee’s determination of current year compensation elements. These arrangements were arrived at as a result of arm’s-length negotiations in connection with entering into each such agreement, based on the Compensation Committee’s decision that it was appropriate to provide more favorable arrangements than those offered to nonexecutive employees upon termination of employment.

Recoupment (or “Clawback”) Policy

We have an incentive compensation recoupment (or “clawback”) policy providing that, if it is determined by our Board that gross negligence, intentional misconduct or fraud by one of our executive officers or former executive officers caused or partially caused the restatement of all or a portion of our financial statements, the Board, in its sole discretion, may, to the extent permitted by law and our benefit plans, policies and agreements, and to the extent it determines in its sole judgment that it is in our best interests to do so, require repayment of all or a portion of any annual cash bonus, vested RSU or other incentive-based compensation paid to such executive officer or former executive officer (and/or effect the cancellation of unvested RSUs) if: (i) the amount or vesting of the incentive-based compensation was calculated based upon, or contingent on, the achievement of financial or operating results that were the subject of or affected by the restatement and (ii) the amount or vesting of the incentive-based compensation would have been less had the financial statements been correct. Our Compensation Committee and the Governance and Directors Nominating Committee review this policy from time to time, and they will review it following the SEC’s adoption of a final rule under the Dodd-Frank Act regarding incentive-based compensation recoupment.

Award Timing

As has been the practice in the past, our annual equity incentive awards are granted each year on the second bi-weekly pay date in March to employees other than those at NBCUniversal, who receive awards on each March 1st. These annual awards are approved by the Compensation Committee at a meeting on or prior to the grant date. Our off-cycle awards (for new hires, mid-year promotions, etc.) are granted in accordance with pre-established grant date schedules.

Tax and Accounting Considerations

The Compensation Committee periodically reviews our compensation practices with respect to tax deductibility of compensation paid under Section 162(m) of the Internal Revenue Code. When the Compensation Committee determines it to be appropriate, it designs compensation to provide for tax deductibility, taking into account the terms of our employment agreements and related contractual commitments and any other factors it determines to be relevant. For example, one of the reasons we generally include a performance condition in RSU awards to our NEOs is to be able to obtain a tax deduction for their compensatory value. In the exercise of its business judgment, the Compensation Committee has awarded, and may in the future award, compensation that is not tax deductible if it determines that such award is consistent with its philosophy and is in our and our shareholders’ best interests. In addition, our employment agreements with our NEOs seek to ensure that any compensation that could be characterized as nonqualified deferred compensation is exempt from or complies with Section 409A of the Internal Revenue Code.

The Compensation Committee also considers the accounting treatment of the various forms and components of compensation in determining types and levels of compensation for our NEOs.

In addition, the Internal Revenue Code limits the amount that companies can deduct for the personal use of Company-provided aircraft to the amount recognized as income by the executives who used the aircraft. In 2016, the total amount of our disallowed tax deduction resulting from the personal use of Company-provided aircraft by our NEOs and any guests was approximately $8.4 million.

Other Considerations

The Compensation Committee is aware that Mr. Brian L. Roberts is our shareholder with the greatest beneficial voting power. The Compensation Committee maintains an objective stance toward Mr. Brian L. Roberts’ compensation. The Compensation Committee uses the same methods, tools and processes to determine Mr. Roberts’ compensation as it does for our other NEOs.

COMPENSATION COMMITTEE REPORT

We, the members of the Compensation Committee of the Board of Directors, have reviewed and discussed with management the Compensation Discussion and Analysis. Based on this review and discussion, we have recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.

Members of the Compensation Committee (as of February 22, 2017)

Dr. Judith Rodin (Chair)

Edward D. Breen

Joseph J. Collins

Gerald L. Hassell

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

No member of the Compensation Committee is, or ever has been, an employee or an officer of our company. During 2016, none of our executive officers served as a director or a member of the compensation committee of another company, one of whose executive officers served as a member of our Compensation Committee, and none of our executive officers served as a member of the compensation committee of another company, one of whose executive officers served as one of our directors.

SUMMARY COMPENSATION TABLE FOR 2016

The following table sets forth specified information regarding the compensation for 2016, 2015 and 2014 of our NEOs: our Chairman of the Board, President and Chief Executive Officer (Mr. Brian L. Roberts), our Chief Financial Officer (Mr. Michael J. Cavanagh) and the next three most highly compensated executive officers in 2016 (Messrs. Stephen B. Burke, Neil Smit and David L. Cohen).

Name and Principal Position	Year	Salary	Bonus	Stock Awards(1)	Option Awards(2)	Non-Equity Incentive Plan Compensation(3)	Change in Pension Value and Nonqualified Deferred Compensation Earnings(4)	All Other Compensation(5)	Total
Brian L. Roberts Chairman of the Board, President and Chief Executive Officer	2016	$3,013,510	$—	$5,348,520	$5,351,730	$10,667,827	$4,321,973	$4,259,931	$32,963,491
	2015	2,928,748	—	5,350,500	5,350,302	9,752,731	8,727,525	4,138,463	36,248,269
	2014	2,857,315	—	5,253,700	5,350,925	9,000,542	6,495,491	4,003,083	32,961,056

Michael J. Cavanagh Chief Financial Officer	2016	1,843,408	—	9,499,861	4,002,920	6,525,663	1,287,390	2,547,607	25,706,849
	2015	1,800,000	—	16,495,009	4,000,201	5,994,000	447,404	11,909,632	40,646,246

Stephen B. Burke President and CEO of NBCUniversal	2016	2,797,499	—	5,340,465	15,351,744	9,903,148	8,561,496	4,117,532	46,071,884
	2015	2,718,813	—	6,341,903	5,350,302	9,053,646	6,124,757	4,074,455	33,663,876
	2014	2,652,500	—	7,360,160	5,350,925	8,355,375	3,799,819	6,397,081	33,915,860

Neil Smit President and CEO of Comcast Cable Communications(6)	2016	1,863,890	—	4,367,844	4,376,190	6,598,171	6,214,702	1,959,592	25,380,389
	2015	1,773,065	—	8,369,688	4,375,269	5,904,306	4,654,095	2,869,287	27,945,710
	2014	1,568,546	—	7,579,178	3,000,954	4,940,920	3,261,770	2,766,605	23,117,973

David L. Cohen Senior Executive Vice President	2016	1,475,621	—	3,747,276	2,748,000	4,353,081	4,096,179	1,480,857	17,901,014
	2015	1,434,115	—	5,756,663	2,769,471	3,183,735	3,350,875	1,424,569	17,919,428
	2014	1,399,137	—	2,534,952	2,768,064	2,938,187	2,555,319	1,317,520	13,513,179

(1)	The amounts in this column for 2016 represent the aggregate grant date fair value of performance-based RSUs granted to each of the NEOs, in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, Compensation — Stock Compensation (FASB ASC Topic 718). These amounts, which do not correspond to the actual value that may be realized by the NEOs, were calculated using the valuation assumptions discussed in the “Share-Based Compensation” footnote to the financial statements in our Annual Report on Form 10-K for the year ended December 31, 2016. The amounts were determined by multiplying the Class A common stock closing price on the date of grant by the number of shares subject to the grant and, as the RSUs are subject to performance conditions as defined in the Glossary to FASB ASC Topic 718, in accordance with SEC rules relating to executive compensation disclosure, taking into account the probable outcome of the RSUs’ performance conditions as of the date of grant and excluding the effect of estimated forfeitures. The amounts were also discounted to consider that dividend equivalents that accrue during the vesting period are not paid out until the underlying shares vest. See the “Grants in 2016 of Plan-Based Awards” table on page 58 for additional information on RSUs granted in 2016.

(2)

The amounts in this column for 2016 represent the aggregate grant date fair value of stock options granted to each of the NEOs in accordance with FASB ASC Topic 718. Under SEC rules relating to executive compensation disclosure, the amounts shown exclude the impact of estimated forfeitures. These amounts, which do not correspond to the actual value that may be realized by the NEOs, were calculated using the Black-Scholes option-pricing model, based upon the following valuation assumptions for options granted in March 2016 to our NEOs for their annual option awards and in August 2016 to Mr. Burke in connection with his entering into an amendment to his employment agreement: an expected volatility of approximately 23%, an expected term to exercise of 6 years (8.5 years in the case of the August 2016 grant to Mr. Burke), an interest rate of approximately 1.5% and a dividend yield of approximately 1.8% (1.6% in the case of the August 2016 grant to Mr. Burke). For information on valuation assumptions with respect to grants made before 2016, refer to the footnotes in the “Summary Compensation Table” in our definitive proxy statements filed with the SEC in 2015 and 2016. See the “Grants in 2016 of Plan-Based Awards” table on page 58 for additional information on options granted in 2016.

(3)	The amounts in this column represent annual performance-based bonuses earned by our NEOs under our 2006 Cash Bonus Plan. See the “Grants in 2016 of Plan-Based Awards” table on page 58 and “Compensation Discussion and Analysis — Compensation Decisions for 2016 — Annual Cash Bonus” above for additional information on these bonuses and the achievement of specified metrics in 2016.

(4)	The amounts in this column represent the dollar value of interest earned on compensation deferred under our deferred compensation plans in excess of 120% of the long-term applicable federal rate. The interest crediting rates on deferred compensation were 9% or 12%, depending on a variety of factors as more fully discussed below in “Nonqualified Deferred Compensation in and as of 2016 Fiscal Year-End” on page 63.

(5)	The amounts in this column for 2016 include: (a) Company contributions to our retirement-investment plan accounts in the amount of $10,000 for each NEO; (b) Company contributions to our deferred compensation plans (Mr. Roberts, $4,020,287; Mr. Cavanagh, $1,800,000; Mr. Burke, $3,858,750; Mr. Smit, $1,914,422; and Mr. Cohen, $1,276,281); (c) amounts on account of personal use of Company-provided aircraft (Mr. Roberts, $229,644; Mr. Cavanagh, $216,346; Mr. Burke, $248,782; Mr. Smit, $35,170; and Mr. Cohen, $194,576); and (d) relocation expenses of $521,261 for Mr. Cavanagh.

For security and business reasons, Company practices and policy strongly encourage, and in some cases may require, Messrs. Roberts and Burke to use Company-provided aircraft for business and personal travel. Our other NEOs also have access to Company-provided aircraft, as it affords all of our NEOs greater security, allows travel time to be used productively and enables them to be immediately available to respond to business priorities from any location. Our policy allows an NEO to bring guests, such as family members, on flights on Company-provided aircraft. The NEOs are required to pay us for personal use of Company-provided aircraft in amounts determined by Company policy. The NEOs are imputed income for costs related to use of Company-provided aircraft when required under Internal Revenue Code guidelines. We do not reimburse the NEOs for any taxes incurred as a result of imputed income. In addition, the Internal Revenue Code limits the amount that we can deduct for the personal use of Company-provided aircraft to the amount recognized as income by our executives who use the aircraft; the amounts in the table above do not include our 2016 disallowed tax deduction of $8.4 million resulting from the personal use of Company-provided aircraft by our NEOs and any guests.

The amounts reflected for each NEO on account of personal use of Company-provided aircraft indicate the extent to which the incremental cost of such use exceeds the amount paid to us by the NEO. The aggregate incremental cost for a personal flight taken on a charter plane is the cost of the flight as charged to us by the charter company. The aggregate incremental cost for a personal flight on a Company plane includes all variable costs for the year, such as fuel, maintenance and other trip expenses, to arrive at a variable cost per hour that we then multiply by the number of hours the NEO used the aircraft for personal travel (including the hours for repositioning flights). This methodology excludes fixed costs, as these costs do not change based on usage.

For all other benefits that would otherwise be considered perquisites, our NEOs are required to pay us in full (and have paid us in full) for such benefits.

(6)	Effective April 1, 2017, Mr. Smit retired as President and CEO of Comcast Cable and assumed a new part-time role as a non-executive Vice Chairman, where he will work over the next few months with his successor, David N. Watson, to ensure a smooth leadership transition and then will work with Comcast business leaders to identify future technology-oriented opportunities.

GRANTS IN 2016 OF PLAN-BASED AWARDS

The table below provides information about equity and non-equity awards granted to our NEOs in 2016 as follows: (1) the grant date for equity awards; (2) the estimated future payouts under non-equity incentive plan awards (columns (a), (b) and (c)); (3) the estimated future payouts under equity incentive plan awards, which consist of performance-based RSUs (columns (d), (e) and (f)); (4) option awards, which consist of the number of shares underlying stock options (column (g)); (5) the exercise price of the stock option awards, which reflects the closing price of our Class A common stock on the date of grant (column (h)); and (6) the grant date fair value of each equity award computed in accordance with FASB ASC Topic 718 (column (i)).

			Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)			All Other Option Awards: Number of Securities Underlying Options(3) (g)	Exercise or Base Price of Option Awards (h)	Grant Date Fair Value of Stock and Option Awards(4) (i)
Name	Grant Date		Threshold (a)	Target (b)	Maximum (c)	Threshold (d)	Target (e)	Maximum (f)
Brian L. Roberts	—		$2,350,538	$9,040,530	$14,510,051
	3/18/2016					179,000	179,000	179,000			$5,348,520
	3/18/2016								934,800	$29.880	5,351,730
Michael J. Cavanagh	—		1,437,858	5,530,224	8,876,010
	3/18/2016					318,200	318,200	318,200			9,499,861
	3/18/2016								699,200	29.880	4,002,920
Stephen B. Burke	—		2,182,049	8,392,497	13,763,695
	3/18/2016					179,000	179,000	179,000			5,340,465
	3/18/2016								934,800	29.880	5,351,730
	8/05/2016	(5)							1,389,856	33.695	10,000,014
Neil Smit	—		1,397,918	5,591,670	8,946,672
	3/18/2016					146,400	146,400	146,400			4,367,844
	3/18/2016								764,400	29.880	4,376,190
David L. Cohen	—		959,154	3,689,053	5,920,930
	3/18/2016					125,600	125,600	125,600			3,747,276
	3/18/2016								480,000	29.880	2,748,000

(1)	Represents annual performance-based bonus awards granted under our 2006 Cash Bonus Plan. The actual amounts earned with respect to these bonuses for 2016 are included in the “Summary Compensation Table for 2016” on page 56 under the “Non-Equity Incentive Plan Compensation” column.

(2)	The amounts in this column represent shares of our Class A common stock underlying performance-based RSUs granted under our 2002 Restricted Stock Plan. Subject to consolidated adjusted EBITDA equaling or exceeding 101% of that in an applicable prior year period, as described above in “Compensation Discussion and Analysis — Compensation Decisions for 2016 — Equity-Based Incentive Compensation,” shares subject to these RSUs will vest as follows: (i) RSUs granted to Mr. Roberts vest 100% on the 13-month anniversary of the date of grant; (ii) RSUs granted to Mr. Cavanagh vest approximately 26% on each of the 13-month, second and third anniversaries of the date of grant and approximately 6% and 17% on the fourth and fifth anniversaries of the date of grant, respectively; and (iii) RSUs granted to Messrs. Burke, Smit and Cohen vest 15% on the 13-month anniversary of the date of grant, 15% on each of the second, third and fourth anniversaries of the date of grant and 40% on the fifth anniversary of the date of grant. Dividend equivalents accrue on shares underlying these RSUs, although the amounts only will be paid (without interest) if and when the shares underlying the RSU vest.

(3)	The amounts in this column represent shares of our Class A common stock underlying stock options granted under our 2003 Stock Option Plan. Options granted on March 18, 2016 become exercisable as follows: 30% of the shares become exercisable on the second anniversary of the date of grant, 15% on each of the third, fourth and fifth anniversaries of the date of grant, 5% on each of the sixth through ninth anniversaries of the date of grant and 5% on the nine-and-a-half-year anniversary of the date of grant. 100% of the options granted on August 5, 2016 become exercisable on August 14, 2023.

(4)	The amounts in this column represent the grant date fair value of RSUs and stock options computed in accordance with FASB ASC Topic 718. These amounts do not necessarily correspond to the actual value that may be realized by the NEOs. The grant date fair value of RSUs was determined as described in footnote (1) to the “Summary Compensation Table for 2016” beginning on page 56. Amounts with respect to stock options were calculated using the Black-Scholes option-pricing model, based upon the assumptions set forth in footnote (2) to the “Summary Compensation Table for 2016.”

(5)	This grant was approved on July 12, 2016.

OUTSTANDING EQUITY AWARDS AT 2016 FISCAL YEAR-END

The following table provides information on the holdings of stock option and stock awards by our NEOs as of December 31, 2016. This table includes unexercised vested and unvested options to purchase shares of Class A common stock (see columns (a), (b), (c) and (d)), and unvested performance-based RSUs with respect to shares of Class A common stock (see columns (e) and (f)). The vesting schedules for these grants are disclosed in the footnotes to this table. The market value of stock awards is based on the closing market price of a share of our Class A common stock as of December 30, 2016, or $34.525, which reflects the price as adjusted for our two-for-one stock split on February 17, 2017.

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable (a)	Number of Securities Underlying Unexercised Options Unexercisable(2) (b)	Option Exercise Price (c)	Option Expiration Date (d)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested(3) (e)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested (f)
Brian L. Roberts
					179,000	$6,179,975
	1,096,000	–	$12.720	03/15/2017
	1,445,400	160,600	9.490	03/27/2018
	1,946,500	343,500	7.270	03/26/2019
	1,852,800	463,200	9.170	03/25/2020
	1,258,500	419,500	12.510	03/24/2021
	786,000	524,000	14.995	03/22/2022
	545,400	666,600	20.610	03/21/2023
	289,500	675,500	25.000	03/20/2024
	–	907,600	29.725	03/19/2025
	–	934,800	29.880	03/17/2026

Michael J. Cavanagh
					497,140	17,163,759
	–	714,960	28.320	05/14/2025
	–	699,200	29.880	03/17/2026

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable (a)		Number of Securities Underlying Unexercised Options Unexercisable(2) (b)	Option Exercise Price (c)	Option Expiration Date (d)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested(3) (e)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested (f)
Stephen B. Burke
						761,804	26,301,283
	43,840		–	12.720	03/15/2017
	–		128,480	9.490	03/27/2018
	–		276,000	7.270	03/26/2019
	93,300		373,200	9.170	03/25/2020
	1,014,000		338,000	12.510	03/24/2021
	765,600		510,400	14.995	03/22/2022
	481,500		588,500	20.610	03/21/2023
	289,500		675,500	25.000	03/20/2024
	–		907,600	29.725	03/19/2025
	–		934,800	29.880	03/17/2026
	–		1,389,856	33.695	08/04/2026

Neil Smit
						736,808	25,438,296
	736,320		184,080	9.170	03/25/2020
	646,500		215,500	12.510	03/24/2021
	488,400		325,600	14.995	03/22/2022
	306,000		374,000	20.610	03/21/2023
	162,360		378,840	25.000	03/20/2024
	–		742,200	29.725	03/19/2025
	–		764,400	29.880	03/17/2026

David L. Cohen
						564,664	19,495,025
	485,200	(1)	74,800	9.490	03/27/2018
	918,000		162,000	7.270	03/26/2019
	876,480	(1)	219,120	9.170	03/25/2020
	595,500		198,500	12.510	03/24/2021
	450,000		300,000	14.995	03/22/2022
	282,600		345,400	20.610	03/21/2023
	149,760		349,440	25.000	03/20/2024
	–		469,800	29.725	03/19/2025
	–		480,000	29.880	03/17/2026

(1)	Mr. Cohen assigned to family trusts a portion of these options representing 168,600 and 328,680 shares, respectively.

(2)	Vesting dates for each outstanding unvested option award for the NEOs are as follows:

Vesting Date	Exercise Price	Number of Shares Underlying Vesting Awards
		Brian L. Roberts	Michael J. Cavanagh	Stephen B. Burke	Neil Smit	David L. Cohen
2017
03/20/2017	$29.725	272,280	–	272,280	222,660	140,940
03/21/2017	25.000	144,750	–	144,750	81,180	74,880
03/22/2017	20.610	181,800	–	160,500	102,000	94,200
03/23/2017	14.995	196,500	–	191,400	122,100	112,500
03/25/2017	12.510	83,900	–	67,600	43,100	39,700
03/26/2017	9.170	115,800	–	93,300	46,020	54,780
03/27/2017	7.270	114,500	–	92,000	–	54,000
03/28/2017	9.490	80,300	–	64,240	–	37,400
05/15/2017	28.320	–	214,488	–	–	–
09/28/2017	9.490	80,300	–	64,240	–	37,400

Vesting Date	Exercise Price	Number of Shares Underlying Vesting Awards
		Brian L. Roberts	Michael J. Cavanagh	Stephen B. Burke	Neil Smit	David L. Cohen
2018
03/18/2018	29.880	280,440	209,760	280,440	229,320	144,000
03/20/2018	29.725	136,140	–	136,140	111,330	70,470
03/21/2018	25.000	144,750	–	144,750	81,180	74,880
03/22/2018	20.610	181,800	–	160,500	102,000	94,200
03/23/2018	14.995	65,500	–	63,800	40,700	37,500
03/25/2018	12.510	83,900	–	67,600	43,100	39,700
03/26/2018	9.170	115,800	–	93,300	46,020	54,780
03/27/2018	7.270	114,500	–	92,000	–	54,000
05/15/2018	28.320	–	107,244	–	–	–
09/27/2018	7.270	114,500	–	92,000	–	54,000
2019
03/18/2019	29.880	140,220	104,880	140,220	114,660	72,000
03/20/2019	29.725	136,140	–	136,140	111,330	70,470
03/21/2019	25.000	144,750	–	144,750	81,180	74,880
03/22/2019	20.610	60,600	–	53,500	34,000	31,400
03/23/2019	14.995	65,500	–	63,800	40,700	37,500
03/25/2019	12.510	83,900	–	67,600	43,100	39,700
03/26/2019	9.170	115,800	–	93,300	46,020	54,780
05/15/2019	28.320	–	107,244	–	–	–
09/26/2019	9.170	115,800	–	93,300	46,020	54,780
2020
03/18/2020	29.880	140,220	104,880	140,220	114,660	72,000
03/20/2020	29.725	136,140	–	136,140	111,330	70,470
03/21/2020	25.000	48,250	–	48,250	27,060	24,960
03/22/2020	20.610	60,600	–	53,500	34,000	31,400
03/23/2020	14.995	65,500	–	63,800	40,700	37,500
03/25/2020	12.510	83,900	–	67,600	43,100	39,700
05/15/2020	28.320	–	107,244	–	–	–
09/25/2020	12.510	83,900	–	67,600	43,100	39,700
2021
03/18/2021	29.880	140,220	104,880	140,220	114,660	72,000
03/20/2021	29.725	45,380	–	45,380	37,110	23,490
03/21/2021	25.000	48,250	–	48,250	27,060	24,960
03/22/2021	20.610	60,600	–	53,500	34,000	31,400
03/23/2021	14.995	65,500	–	63,800	40,700	37,500
05/15/2021	28.320	–	35,748	–	–	–
09/23/2021	14.995	65,500	–	63,800	40,700	37,500
2022
03/18/2022	29.880	46,740	34,960	46,740	38,220	24,000
03/20/2022	29.725	45,380	–	45,380	37,110	23,490
03/21/2022	25.000	48,250	–	48,250	27,060	24,960
03/22/2022	20.610	60,600	–	53,500	34,000	31,400
05/15/2022	28.320	–	35,748	–	–	–
09/22/2022	20.610	60,600	–	53,500	34,000	31,400
2023
03/18/2023	29.880	46,740	34,960	46,740	38,220	24,000
03/20/2023	29.725	45,380	–	45,380	37,110	23,490
03/21/2023	25.000	48,250	–	48,250	27,060	24,960
05/15/2023	28.320	–	35,748	–	–	–
08/14/2023	33.695	–	–	1,389,856	–	–
09/21/2023	25.000	48,250	–	48,250	27,060	24,960
2024
03/18/2024	29.880	46,740	34,960	46,740	38,220	24,000
03/20/2024	29.725	45,380	–	45,380	37,110	23,490
05/15/2024	28.320	–	35,748	–	–	–
09/20/2024	29.725	45,380	–	45,380	37,110	23,490
11/15/2024	28.320	–	35,748	–	–	–
2025
03/18/2025	29.880	46,740	34,960	46,740	38,220	24,000
09/18/2025	29.880	46,740	34,960	46,740	38,220	24,000

(3)	Vesting dates for each outstanding performance-based RSU for the NEOs are as follows:

Vesting Date	Brian L. Roberts	Michael J. Cavanagh	Stephen B. Burke	Neil Smit	David L. Cohen
2017
01/24/2017	–	–	–	139,618	–
03/20/2017	–	–	32,046	22,080	13,950
03/21/2017	–	–	32,100	24,000	16,590
03/22/2017	–	–	34,290	29,190	27,450
03/23/2017	–	–	125,680	106,640	100,480
04/18/2017	179,000	81,500	26,850	21,960	18,840
05/15/2017	–	50,618	–	–	–
10/30/2017	–	–	–	–	14,376
2018
03/18/2018	–	81,500	26,850	21,960	18,840
03/20/2018	–	–	32,046	22,080	13,950
03/21/2018	–	–	32,100	24,000	16,590
03/22/2018	–	–	91,440	77,840	73,200
05/15/2018	–	50,618	–	–	–
10/30/2018	–	–	–	–	14,376
2019
03/18/2019	–	81,500	26,850	21,960	18,840
03/20/2019	–	–	32,046	22,080	13,950
03/21/2019	–	–	85,600	64,000	44,240
05/15/2019	–	21,192	–	–	–
10/30/2019	–	–	–	–	14,376
2020
03/18/2020	–	20,100	26,850	21,960	18,840
03/20/2020	–	–	85,456	58,880	37,200
05/15/2020	–	56,512	–	–	–
10/30/2020	–	–	–	–	38,336
2021
03/18/2021	–	53,600	71,600	58,560	50,240

OPTION EXERCISES AND STOCK VESTED IN 2016

The following table provides information, for each of our NEOs, on the number of options exercised and the value realized upon such exercise, and the number of shares of Class A common stock resulting from the vesting of RSUs and the value realized before payment of any applicable withholding tax.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise	Value Realized on Exercise	Number of Shares Acquired on Vesting		Value Realized on Vesting
Brian L. Roberts	1,512,000	$30,391,200	180,000	(1)	$5,531,400(1)
Michael J. Cavanagh	–	–	403,726	(1)	12,586,158(1)
Stephen B. Burke	260,560	5,627,595	296,046		8,883,055
Neil Smit	–	–	348,122	(1)	10,087,927(1)
David L. Cohen	338,400	7,210,822	230,446		6,975,282

(1)	Mr. Roberts deferred the April 20, 2016 vesting of 159,354 RSUs, Mr. Cavanagh deferred the June 15, 2016 vesting of 382,534 RSUs and Mr. Smit deferred the March 21, March 22 and April 20, 2016 vestings of 24,000, 29,190 and 22,080 RSUs, respectively. The value of the RSUs realized on vesting is based on the value of a share of Class A common stock on the original vesting date, regardless of whether the vesting had been deferred. The actual value of the RSUs realized upon settlement may be different than the value reflected in this table. The value realized on vesting also is reflected in the “Executive Contributions in Last FY” column of the “Nonqualified Deferred Compensation in and as of 2016 Fiscal Year-End” table immediately below; see footnote (6) to that table for additional information regarding these RSU deferrals.

NONQUALIFIED DEFERRED COMPENSATION IN AND AS OF 2016 FISCAL YEAR-END

The table below provides information on the nonqualified deferred compensation of our NEOs in and as of the end of 2016.(1)

Name	Executive Contributions in Last FY(2)		Company Contributions in Last FY(3)	Aggregate Earnings in Last FY(4)		Aggregate Withdrawals/ Distributions		Aggregate Balance at Last FYE(5)
Brian L. Roberts	$5,127,215	(6)	$4,020,287	$5,894,892		$(66,017,591	)(7)	$58,285,424
	4,896,948	(6)	–	1,425,482	(6)	(5,127,215)		6,539,587
Michael J. Cavanagh	19,359,738	(6)	1,800,000	2,129,723		–		36,323,542
	11,925,497	(6)	–	1,440,241	(6)	(13,365,738	)(6)	–
Stephen B. Burke	10,656,528		3,858,750	11,027,974		–		106,566,850
Neil Smit	8,983,468	(6)	1,914,422	8,154,504		–		84,807,746
	2,270,401	(6)	–	228,187	(6)	(2,498,588	)(6)	–
David L. Cohen	1,591,868		1,276,281	5,299,813		–		50,829,840

(1)	Amounts in this table have been deferred under our deferred compensation plans, except with respect to deferrals of RSUs with respect to shares of Class A common stock under our restricted stock plan, as more fully described in footnote (6) to this table. Eligible employees and directors may participate in these plans.

Under our deferred compensation plans, each employee participant, including our NEOs, may only defer an amount of cash compensation equal to or less than 35% of the sum of (x) his or her annual salary, target bonus opportunity, annual stock option and RSU grant values and any annual Company contribution to his or her deferred compensation account (the “total compensation value”) as of September 30th of the prior year (the “35% cap”), and (y) 50% of the value of certain additional awards, provided that his or her deferred compensation account balance as of September 30th of the prior year does not exceed seven times the total compensation value (the “7x cap”). If a participant’s account balance exceeds the 7x cap and we are contractually required to make a contribution on his or her behalf, such contribution will occur. Our nonemployee directors are not subject to either the 35% cap or the 7x cap.

Amounts credited to each employee participant’s account generally will be deemed invested in an income fund. Nonemployee directors who have elected to defer the receipt of shares as described in the “2016 Director Compensation” table on page 72 will have these amounts deemed invested in our stock fund. Beginning for compensation earned on or after January 1, 2014, the interest crediting rate was reduced from 12% to 9%, but it remained at 12% for (i) compensation that was originally earned before January 1, 2014 (including any subsequent redeferrals) and (ii) certain other compensation earned on or after January 1, 2014 as described in more detail in our 2005 Deferred Compensation Plan (which resulted in (x) all amounts earned in 2016 that are reflected in the “Executive Contributions in Last FY” column for Mr. Burke, and (y) all amounts reflected in the “Company Contributions in Last FY” column for Messrs. Burke and Smit being credited at 12%). As a result of these exceptions, amounts that Mr. Roberts contributes and that we contribute for him in respect of 2017 earned compensation will be credited at 12%.

Following such date when an employee or director is no longer employed by, or providing services to, us, any amounts remaining deferred in the income fund are credited with interest at the prime rate plus 1%, unless the Compensation Committee or its designee provides for a different rate.

Under our restricted stock plan, eligible employees may defer the receipt of shares that may, subject to an award of RSUs, vest in the future. Upon vesting, deferred RSUs are deemed invested in our stock fund. An employee who has elected to defer RSUs may also make a “diversification election” of up to 40% of the shares subject to such RSUs, or such greater percentage if authorized by the Compensation Committee or any officer or committee of two or more officers to whom the Compensation Committee has delegated such authority. The effect of making a diversification election is to cause a designated portion of the deferred RSUs to be deemed invested in an income fund instead of our stock fund. The income fund is credited at the annual rate applicable under our deferred compensation plan, as described above. Any amounts credited to the income fund pursuant to a diversification election do not count toward the 35% cap, but do count toward the 7x cap.

(2)	These amounts (other than amounts related to deferrals of RSUs) are reported as compensation in the “Summary Compensation Table for 2016” on page 56 under the columns “Salary” and “Non-Equity Incentive Plan Compensation.”

(3)	These amounts are reported as compensation in the “Summary Compensation Table for 2016” on page 56 under the column “All Other Compensation.”

(4)	The portion of these amounts that represents interest earned in excess of 120% of the long-term applicable federal rate is reported as compensation in the “Summary Compensation Table for 2016” on page 56 under the column “Change in Pension Value and Nonqualified Deferred Compensation Earnings.”

(5)	All amounts contributed by an NEO and by us in prior years under our deferred compensation plans have been reported in the Summary Compensation Table in previously filed proxy statements in the year earned to the extent he was an NEO for purposes of the SEC’s executive compensation disclosure. The grant date fair value of RSUs deferred under our restricted stock plan has been reported in the year granted in the Summary Compensation Table in previously filed proxy statements.

(6)	Pursuant to our restricted stock plan, as described in footnote (1) to this table, (i) Mr. Roberts deferred the April 21, 2015 and April 20, 2016 vestings of an aggregate 348,770 RSUs, Mr. Cavanagh deferred the June 15, 2016 vesting of 382,534 RSUs and Mr. Smit deferred the March 21 and 22 and April 20, 2016 vestings of an aggregate 75,270 RSUs. Pursuant to diversification elections in 2016, deferred RSUs with an aggregate fair market value on the date of the diversification of $5,127,215, $13,365,738 and $2,498,588 were deemed invested in an income fund instead of our stock fund for Messrs. Roberts, Cavanagh and Smit, respectively. For these NEOs, the amount shown in the second row of the “Aggregate Withdrawals/Distributions” column, which is also included in the amount shown in the first row of the “Executive Contributions in Last FY” column, reflects the value that was deemed invested in the income fund and was aggregated with the respective NEO’s cash deferred compensation accounts on their respective diversification dates. The amounts shown in the second row of the “Executive Contributions in Last FY” column reflect the aggregate value of the RSUs that were deferred in 2016 as of their respective vesting dates, and the amounts shown in the second row of the “Aggregate Earnings in Last FY” column reflect the value of any aggregate gain or loss in 2016 of the deferred RSUs.

(7)	Represents distributions made pursuant to deferral elections under the deferred compensation plans.

AGREEMENTS WITH OUR NAMED EXECUTIVE OFFICERS

The following is a description of selected terms of the agreements that we have entered into with our NEOs, as such terms relate to the compensation reported and described in this proxy statement.

Employment Agreement with Mr. Roberts

On June 30, 2016 and December 12, 2016, we entered into amendments to Mr. Roberts’ employment agreement, dated as of June 1, 2005. The June 30 amendment extended the term of his employment agreement to June 30, 2017, and the December amendment specified the amount of our contribution to our deferred compensation plans on Mr. Roberts’ behalf for 2017. The following describes Mr. Roberts’ employment agreement as so amended.

Base Salary.  The agreement provides for an annual base salary of $2,500,000 from the inception of the agreement through December 31, 2005. This amount is reviewed annually to determine whether an increase is appropriate for the subsequent calendar year in the term of the agreement. If increased, Mr. Roberts’ salary may not be reduced, except under an overall plan to reduce the compensation of all our senior executive officers.

Annual Bonus.  Mr. Roberts is eligible to receive an annual performance bonus, payable in cash, of a percentage of his base salary for the applicable year. During the term of the agreement, Mr. Roberts’ bonus opportunity, expressed as a percentage of base salary, will be established by the Compensation Committee; however, the applicable target bonus percentage will not be less than 300% if all performance targets are achieved.

Deferred Compensation.  The agreement entitles Mr. Roberts to an annual Company contribution to our deferred compensation plans for each of the calendar years during the term of the agreement. The contribution amounts include $4,020,287 for 2016 and $4,221,301 for 2017.

Employment Agreement with Mr. Cavanagh

We entered into an employment agreement with Mr. Cavanagh on May 10, 2015, which secures his employment through December 31, 2019. The following describes Mr. Cavanagh’s employment agreement.

Base Salary.  The agreement provides for a salary of $1,800,000 from the inception of the agreement through December 31, 2015. This amount may be further increased in connection with any salary increase program offered by us during the term of the agreement, on a basis consistent with that applicable to other employees at Mr. Cavanagh’s level. Mr. Cavanagh’s salary may not be reduced, other than as part of a salary reduction program effected by us during the term of the agreement, on a basis consistent with that applicable to other employees at Mr. Cavanagh’s level.

Annual Bonus.  Mr. Cavanagh is eligible to receive an annual performance bonus, payable in cash, of a percentage of his base salary for the applicable year. During the term of the agreement, Mr. Cavanagh’s applicable target bonus percentage will not be less than 300% if all performance targets are achieved.

Other Compensation.  Under the agreement, Mr. Cavanagh received a signing bonus comprised of a performance-based RSU grant with a grant date value of $10,000,000 that vested on the thirteen-month anniversary of the grant date; a performance-based RSU grant with a grant date value of $2,500,000 vesting one-third on the thirteen-month anniversary of the grant date and one-third on each of the second and third anniversaries of the grant date; and a contribution of $10,000,000 to his account under our deferred compensation plan. The RSU grants are subject to continued employment through the relevant vesting date and the performance condition that our consolidated adjusted EBITDA for 2016 equaled at least 101% of consolidated adjusted EBITDA for 2015, which condition was met. The deferred compensation contribution is subject to a 100% clawback if Mr. Cavanagh’s employment is terminated by us with cause or by him without good reason within twelve months following his start date and a 50% clawback if such termination occurs between twelve and 24 months following such date. In addition, for 2015, he received a deferred compensation contribution and equity compensation plan awards consistent with such compensation elements set forth in the agreement for 2016. Mr. Cavanagh received this compensation in large part to make him whole for compensation he forfeited in connection with his departure from his prior employer.

Deferred Compensation.  The agreement entitles Mr. Cavanagh to an annual Company contribution to our deferred compensation plans for each of the calendar years during the term of the agreement. The contribution amounts are $1,800,000 for 2016; $1,890,000 for 2017; $1,984,500 for 2018; and $2,083,725 for 2019.

Employment Agreement with Mr. Burke

On July 25, 2016, we amended our employment agreement, dated as of December 16, 2009, with Mr. Burke, which secures his employment through August 31, 2020. The following describes Mr. Burke’s employment agreement, as amended.

Base Salary.  The agreement provides for an annual base salary of $2,600,000 effective September 1, 2013 through February 28, 2014. This amount may be further increased in connection with any salary increase program offered by us during the term of the agreement, on a basis consistent with that applicable to other employees at Mr. Burke’s level. Mr. Burke’s salary may not be reduced, other than as part of a salary reduction program effected by us during the term of the agreement, on a basis consistent with that applicable to other employees at Mr. Burke’s level.

Annual Bonus.  Mr. Burke is eligible to receive an annual performance bonus, payable in cash, of a percentage of his base salary for the applicable year. During the term of the agreement, Mr. Burke’s applicable target bonus percentage will not be less than 300% if all performance targets are achieved.

Other Compensation.  Under the amendment to the agreement, Mr. Burke was granted a performance-related bonus in the form of a stock option with a grant date fair value of $10,000,000, vesting 100% on August 14, 2023; however, Mr. Burke has agreed not to sell any net after-tax shares received upon exercise before the second anniversary of the exercise date.

Deferred Compensation.  The agreement entitles Mr. Burke to an annual Company contribution to our deferred compensation plans for each of the calendar years during the term of the agreement. The contribution amounts are $3,858,750 for 2016; $4,051,688 for 2017; $4,254,272 for 2018; $4,466,986 for 2019; and $4,690,335 for 2020.

Employment Agreement with Mr. Smit

We entered into an employment agreement with Mr. Smit on December 22, 2014, which secured his employment through December 31, 2019. On April 25, 2017, we entered into a new employment agreement with Mr. Smit in connection with his retiring as President and CEO of Comcast Cable and assuming a new role as a non-executive Vice Chairman of Comcast, effective April 1, 2017. The following describes Mr. Smit’s prior employment agreement in effect during 2016.

Base Salary.  The prior agreement provided for his then current base salary of $1,575,938 to continue from the inception of the agreement through February 28, 2015, and to increase to $1,820,000 on March 1, 2015, which could have been further increased in connection with any salary increase program offered by us during the term of the agreement, on a basis consistent with that applicable to other employees at Mr. Smit’s level. Mr. Smit’s salary could not have been reduced, other than as part of a salary reduction program effected by us during the term of the agreement, on a basis consistent with that applicable to other employees at Mr. Smit’s level.

Annual Bonus.  Mr. Smit was eligible to receive an annual performance bonus, payable in cash, of a percentage of his base salary for the applicable year. Mr. Smit’s applicable target bonus percentage was not less than 300% if all performance targets were achieved.

Other Compensation.  Under the prior agreement, Mr. Smit received a performance-related bonus in the amount of $5,000,000, payable in the form of an RSU grant having a grant date value of $4,000,000 that vested thirteen months following the date of grant upon satisfaction of its performance condition that our consolidated adjusted EBITDA for 2015 equal at least 101% of the consolidated adjusted EBITDA for 2014, and a $1,000,000 credit to his account under our deferred compensation plan.

Deferred Compensation.  The prior agreement had entitled Mr. Smit to an annual Company contribution to our deferred compensation plans for each of the calendar years during the term of the agreement equal to $1,914,422 for 2016; $2,010,142 for 2017; $2,110,649 for 2018; and $2,216,181 for 2019.

Employment Agreement with Mr. Cohen

We entered into a new employment agreement with Mr. Cohen on October 23, 2015, which secures his employment through December 31, 2020. The following describes Mr. Cohen’s employment agreement.

Base Salary.  The agreement provides for an annual base salary of $1,440,873 from the inception of the agreement through February 29, 2016. This amount may be further increased in connection with any salary increase program offered by us during the term of the agreement, on a basis consistent with that applicable to other employees at Mr. Cohen’s level. Mr. Cohen’s salary may not be reduced, other than as part of a salary reduction program effected by us during the term of the agreement, on a basis consistent with that applicable to other employees at Mr. Cohen’s level.

Annual Bonus.  Mr. Cohen is eligible to receive an annual performance bonus, payable in cash, of a percentage of his base salary for the applicable year. During the term of the agreement, Mr. Cohen’s applicable target bonus percentage will not be less than 250% if all performance targets are achieved.

Other Compensation.  Under the agreement, Mr. Cohen received a performance-based RSU grant having a grant date value of approximately $3,000,000 that will vest over a five-year period (with 15% vesting thirteen months following the date of grant and on each of the second through fourth anniversaries of the date of grant and 40% vesting on the fifth anniversary), subject to continued employment through the relevant vesting date and the performance condition that our consolidated adjusted EBITDA for the twelve-month period ending September 30, 2016 equaled at least 101% of consolidated adjusted EBITDA for the prior twelve-month period, which condition was met.

Deferred Compensation.  The agreement entitles Mr. Cohen to an annual Company contribution to our deferred compensation plans for each of the calendar years during the term of the agreement. The contribution amounts are $1,276,281 for 2016; $1,340,095 for 2017; $1,407,099 for 2018; $1,477,454 for 2019; and $1,551,327 for 2020.

Noncompetition and Confidentiality

Each of our NEOs is subject to noncompetition covenants. Under the agreements, each has agreed not to compete with us during his employment and, in the event his employment terminates other than by us without cause or by him with good reason, for one year after termination of his employment. If we have not renewed the executive’s employment agreement and he terminates his employment after the end of the initial term of the agreement (other than for good reason), we may elect to have the noncompetition provisions apply in exchange for providing him with one year’s base salary and bonus. Notwithstanding the foregoing, as Mr. Cohen is an attorney, he may engage in the practice of law. In addition, each of our NEOs has agreed not to solicit our employees or customers for one year after termination of his employment.

Each of our NEOs is subject to confidentiality covenants. Each has agreed to maintain the confidentiality of our information and not to use such information, except for our benefit, at all times during and after his employment with us.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

The table below describes the payments and benefits to which each of our NEOs would have been entitled (i) had his employment terminated on December 31, 2016 (a) by us without cause or by him with good reason, (b) because of his death, (c) due to his disability or (d) upon his retirement or (ii) upon a change in control. In addition to the specific payments and benefits described below for each NEO, our NEOs also would have been entitled to receive any benefits due under the terms of our benefit plans and programs, including our deferred compensation plans described in further detail in the “Nonqualified Deferred Compensation in and as of 2016 Fiscal Year-End” table on page 63. All amounts are estimates only, and actual amounts will vary depending upon the facts and circumstances applicable at the time of the triggering event.

Name	Base Salary Continuation	Annual Cash Bonus Continuation	Accrued Annual Cash Bonus	Acceleration & Exercisability of Unvested Stock Options(1)	Acceleration of Unvested RSUs(1)	Deferred Compensation Contributions	Health Benefit Continuation	Total
Brian L. Roberts
Without Cause/With Good Reason(2)	$6,061,652	$9,092,478	$9,040,530	$ –	$ –	$4,221,301	$ 22,167	$28,438,128
Death(3)	–	–	9,040,530	69,004,665	6,179,975	–	243,836	84,469,006
Disability(4)	15,154,130	45,462,390	9,040,530	69,004,665	6,179,975	4,221,301	–	149,062,991
Retirement(5)	–	–	–	–	–	–	–	–
Change in Control(6)	–	–	–	–	–	–	–	–
Michael J. Cavanagh
Without Cause/With Good Reason(7)	3,708,000	5,562,000	5,530,224	1,330,898	4,561,374	–	22,692	20,715,188
Death/Disability(8)	463,500	–	5,530,224	7,684,111	17,163,759	–	–	30,841,594
Retirement(5)	–	–	–	–	–	–	–	–
Change in Control(6)	–	–	–	–	–	–	–	–
Stephen B. Burke
Without Cause/With Good Reason(7)	5,627,148	8,440,722	8,392,497	18,234,880	8,664,601	–	22,713	49,382,561
Death/Disability(8)	703,394	–	8,392,497	62,085,866	26,301,283	–	–	97,483,040
Retirement(5)	–	–	–	–	–	–	–	–
Change in Control(6)	–	–	–	–	–	–	–	–
Neil Smit
Without Cause/With Good Reason(7)	3,749,200	5,623,800	5,591,670	7,761,634	11,858,923	–	22,167	34,607,394
Death/Disability(8)	468,650	–	5,591,670	31,696,408	25,438,296	–	–	63,195,024
Retirement(5)	–	–	–	–	–	–	–	–
Change in Control(6)	–	–	–	–	–	–	–	–
David L. Cohen
Without Cause/With Good Reason(7)	2,968,200	3,710,250	3,689,053	10,504,992	6,617,959	–	16,934	27,507,388
Death/Disability(8)	371,025	–	3,689,053	34,691,990	19,495,025	–	–	58,247,093
Retirement(5)	–	–	–	–	–	–	–	–
Change in Control(6)	–	–	–	–	–	–	–	–

(1)	The value associated with the acceleration of equity compensation is based on the closing market price of a share of our Class A common stock as of December 30, 2016, minus, in the case of stock options, the exercise price. On December 30, 2016, the closing market price of our Class A common stock was $34.525, which reflects the price as adjusted for our two-for-one stock split on February 17, 2017.

(2)

If we terminate Mr. Roberts’ employment without cause or he terminates it with good reason, he is entitled to payment of base salary (based on the highest base salary he received during the term) on a monthly basis and health benefits for 24 months after termination. He also is entitled to the payment of his annual cash bonus, prorated to reflect the number of days he was employed during the year of such termination (assuming full achievement of target performance), and another cash bonus (assuming full achievement of target performance and based on his highest participation levels during the term, which is 300%) for 12 months after termination. In addition, we will continue to provide the Company deferred compensation credit set forth in his employment agreement. Under Mr. Roberts’ employment agreement, “cause” generally means willful engagement in misconduct that is materially injurious to our company, monetarily or otherwise (including fraud, misappropriation, embezzlement, self-dealing, dishonesty, misrepresentation and conviction of a crime of a felony), willful material violation of any material Company policy or our code of conduct, or willful material breach of any provision of his agreement, and “good reason” generally means assignment of any duties inconsistent in any material respect with his positions, education, skills and experience, any other action that results in a change in his positions and titles or a substantial diminution in his duties or a material breach of any provision of his agreement.

(3)	If Mr. Roberts’ employment is terminated by reason of his death, his unvested stock options and RSUs will vest in full and his options will remain exercisable for the remainder of their terms. In addition, his spouse or his or her estate is entitled to payment of his annual cash bonus, prorated to reflect the number of days he was employed during the year of his death (assuming full achievement of target performance), and his spouse is entitled to continued health benefits during her lifetime.

(4)	If Mr. Roberts’ employment is terminated by reason of his disability, we must continue to pay his base salary on a monthly basis for five years, his annual cash bonus for the year in which termination occurred, prorated to reflect the number of days he was employed during the year of his disability, and an annual cash bonus (assuming full achievement of target performance) on an annual basis for five years, and his unvested stock options and RSUs will vest in full and his options will remain exercisable for the remainder of their terms. In addition, we will continue to provide the Company deferred compensation credit set forth in his employment agreement for so long as he is living.

(5)

While none of our NEOs would have been entitled to any retirement-related compensation had they retired on December 31, 2016, as none were 62 years of age, Mr. Cohen turned 62 in April 2017 and, as of the date of this proxy statement, has completed 14 years of service. Our retirement policy provides that upon reaching the age of 62, certain of our senior executives, including our NEOs, are entitled to (i) the continued vesting and exercisability of options granted after July 2010 for (x) 36 and 39 months, respectively, following the termination of employment if he or she has completed 10 years of service, (y) 60 and 63 months, respectively, following the termination of employment if he or she has completed 15 years of service and (z) 114 and 117 months, respectively, following the termination of employment if he or she has completed 20 years of service, provided that no option will be exercisable after the 10th anniversary of the date of grant; (ii) the continued vesting and exercisability of options granted before August 2010 for 36 and 39 months, respectively, following the termination of employment if he or she has completed 10 years of service; and (iii) the continued vesting of RSUs for 36 months following the termination of employment if he or she has completed 10 years of service, 48 months following the termination of employment if he or she has completed 15 years of service and 60 months following the termination of employment if he or she has completed 20 years of service.

(6)	None of our NEOs’ employment agreements provides for the automatic accelerated vesting of equity awards in connection with a change in control (a “single trigger”), and none of our NEOs’ employment agreements, other than Mr. Brian L. Roberts, provides for the automatic accelerated vesting of equity awards upon the occurrence of one or more specified events that may follow a change in control, such as a termination of employment (a “double trigger”). Under Mr. Roberts’ employment agreement, if, in connection with a transaction, our Board determines that it is appropriate to accelerate the vesting of options and RSUs, we will provide notice of this decision at least 10 business days before the anticipated closing date of the event. If so determined, all options will become immediately exercisable in full and all RSUs will immediately become fully vested. Until the day before the date of the transaction, Mr. Roberts will be able to exercise all such options. If the transaction is not consummated, the options will be treated as not having been exercisable and the RSUs will be treated as not having vested. If we were to terminate Mr. Roberts’ employment following the transaction, it would be treated as a termination without cause and he would be entitled to the amounts set forth in the “Without Cause/With Good Reason” category, as described in footnote (2) to this table.

Under our restricted stock plan and stock option plan, a “change in control” means the occurrence of any one or more of the following events (i) following February 22, 2016, any person or “group” (as defined in Section 13(d) of the Exchange Act), other than an employee benefit plan or trust maintained by us, becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities representing 30% or more of the combined voting power of our outstanding securities entitled to vote generally in the election of directors, unless a majority of our directors in office immediately preceding the date on which such person or group acquires such beneficial ownership, by resolution negates the effectiveness of this provision in a particular circumstance; (ii) at any time during a period of 12 consecutive months, individuals who at the beginning of such period constituted the Board and any new member of the Board whose election or nomination for election was approved by a vote of at least a majority of the directors then still in office who either were directors at the beginning of such period or whose election or nomination for election was so approved, cease for any reason to constitute a majority of members of the Board; (iii) the consummation of (x) a merger, consolidation, reorganization or similar corporate transaction involving us or any of our subsidiaries with any other corporation or entity, which would result in the combined voting power of securities of our company entitled to vote generally in the election of directors outstanding immediately prior to such merger, consolidation, reorganization or other similar transaction representing (either by remaining outstanding or being converted into voting securities of the surviving entity or, if applicable, the ultimate parent thereof) less than a majority of the combined voting power of our company or such surviving entity or parent outstanding immediately after such merger, consolidation, reorganization or other similar transaction, or (y) any sale, lease, exchange or other transfer of all or substantially all of our assets, in one transaction or a series of related transactions; or (iv) the approval by our shareholders of a liquidation or dissolution of our company.

We believe it is likely that if our Board were to accelerate the vesting of the options and/or RSUs of Mr. Roberts, it also would determine that it would be appropriate to accelerate the options and/or RSUs of our other NEOs. If our Board had decided to accelerate the vesting of such options or RSUs as of December 31, 2016, our NEOs would have been entitled to the applicable amounts set forth in the “Acceleration and Exercisability of Unvested Stock Options” and “Acceleration of Unvested RSUs” columns as if their employment had been terminated due to their death or disability.

(7)	If we terminate any of such executives’ employment without cause or he terminates his employment with good reason, he is entitled to receive his then-current base salary (payable in accordance with our regular payroll practices) and continued health benefits for a period of 24 months from the date of termination. However, each of Messrs. Cavanagh, Burke, Smit and Cohen is obligated to seek reasonable other employment during the period in which he receives such base salary continuation payments, and any such payments will be reduced by the amount of any salary, bonus, vested equity or other compensation earned or received by him in respect of such period for services rendered through other employment or self-employment, and our obligation to continue health and welfare benefits will cease upon his eligibility for health and welfare benefits from any subsequent employer.

Each such executive also is entitled to receive the current year’s annual cash bonus (assuming full achievement of target performance) and the following year’s target annual cash bonus (prorated to reflect the number of months he was employed during the year of termination and assuming full achievement of target performance). In addition, each such executive is entitled to continued vesting of his stock options and RSUs in accordance with their respective terms for 12 months following termination, and his vested stock options will remain exercisable for a period equal to the lesser of 15 months or the end of the stock option’s term.

For purposes of each executive’s employment agreement, “cause” generally means conviction of a felony or a crime involving moral turpitude, fraud, embezzlement or other misappropriation of funds, material misrepresentation with respect to our company, substantial or repeated failure(s) to perform duties, gross negligence or willful misconduct in the performance of duties, material violation of our employee handbook, code of conduct or any other written policy or a material breach of his agreement, and “good reason” generally means a substantial demotion in his position or a material breach of any material provision of his agreement.

(8)	If such executive’s employment terminates due to his death or disability, he or his estate will receive three months of base salary and payment of his annual cash bonus, prorated to reflect the number of days he was employed during the year of such termination (assuming full achievement of target performance). In addition, full vesting of such executive’s stock options and RSUs will occur and his stock options will remain exercisable for the remainder of their terms.

EQUITY COMPENSATION PLAN INFORMATION

The following table summarizes our equity plan information as of December 31, 2016.

Plan Category	Number of Securities To Be Issued upon Exercise of Outstanding Options, Warrants and Rights(1) (a)	Weighted- Average Exercise Price of Outstanding Options, Warrants and Rights(2) (b)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans Excluding Securities Reflected in Column (a)(3) (c)
Equity compensation plans approved by security holders	236,208,082	$21.30	385,965,656
Equity compensation plans not approved by security holders	–		–

Total	236,208,082		385,965,656

(1)	Includes shares of Class A common stock under the following plans: our 2003 Stock Option Plan, our 2002 Restricted Stock Plan (under which RSUs and performance-based RSUs have been granted), the Comcast Corporation 2002 Employee Stock Purchase Plan and the Comcast-NBCUniversal 2011 Employee Stock Purchase Plan. Also includes our 2002 and 2005 Deferred Compensation Plans (under which shares of Class A common stock have been credited to participants’ accounts).

(2)	The weighted-average exercise price only takes into account stock options under our 2003 Stock Option Plan.

(3)	The number of shares available for issuance includes the following number of shares of Class A common stock: 220,081,288 shares available for issuance under our 2003 Stock Option Plan; 112,275,950 shares available for issuance under our 2002 Restricted Stock Plan; 787,474 shares that were issued in connection with the fourth quarter 2016 purchase period under the Comcast Corporation 2002 Employee Stock Purchase Plan and 35,445,248 shares available for issuance under the Comcast Corporation 2002 Employee Stock Purchase Plan following the fourth quarter purchase; and 246,572 shares that were issued in connection with the fourth quarter 2016 purchase period under the Comcast-NBCUniversal 2011 Employee Stock Purchase Plan and 17,129,124 shares available for issuance under the Comcast-NBCUniversal 2011 Employee Stock Purchase Plan following the fourth quarter purchase.

DIRECTOR COMPENSATION

DIRECTOR COMPENSATION PROGRAM

From time to time, the Compensation Committee directs an independent compensation consultant to provide analyses with respect to various nonemployee director compensation data, which Korn Ferry Hay Group last provided in 2015. Directors who are our employees do not receive any fees for their services as directors. Our nonemployee directors receive annual compensation as follows:

	Annual Retainer	FMV of Annual Grant of Shares of CMCSA	Per Meeting Fee*
Director Fees	$100,000	$170,000	–
Audit Committee Fees	$35,000 – Chair $10,000 – Member	–	$2,500
Compensation Committee Fees	$35,000 – Chair $10,000 – Member	–	$2,500
Governance and Directors Nominating Committee Fees	$15,000 – Chair $7,500 – Member	–	$2,500
Finance Committee Fees	$5,000 – Chair $2,500 – Member	–	$1,000
*	Nonemployee directors also may receive a fee of $2,500 when they conduct any other business on our behalf.

Fees received by a director may be deferred in whole or in part under our deferred compensation plans. Up to one-half of the annual retainer may be received, at the election of the nonemployee director, in shares of Class A common stock, the receipt of which may be deferred in whole or in part. The receipt of the annual stock grant also may be deferred in whole or in part under our restricted stock plan. If deferred, any shares accrue dividend equivalents during the deferral period.

Nonemployee directors are reimbursed for travel expenses for meetings attended and also are provided with our video, high-speed Internet, voice and home security and automation services at up to two of their residences, if in our service areas, at no cost during the time they serve on our Board or as a director emeritus, and for five years thereafter.

2016 DIRECTOR COMPENSATION

The following table sets forth specified information regarding the 2016 compensation of our nonemployee directors. No information is provided for Mr. Nakahara, who joined our Board in 2017, or Mr. Brian L. Roberts, who is an employee director and does not receive compensation for his services as a director.

Name	Fees Earned or Paid in Cash(1)	Stock Awards(2)	Change in Pension Value and Nonqualified Deferred Compensation Earnings(3)	Total
Kenneth J. Bacon	$120,000	$170,023	$131,817	$421,840
Madeline S. Bell	130,143	297,546	1,836	429,525
Sheldon M. Bonovitz	104,500	170,023	913,982	1,188,505
Edward D. Breen	155,143	170,023	22,703	347,869
Joseph J. Collins	185,143	170,023	260,197	615,363
J. Michael Cook(4)	73,500	–	105,388	178,888
Gerald L. Hassell	147,143	170,023	116,650	433,816
Jeffrey A. Honickman	180,143	170,023	203,329	553,495
Eduardo G. Mestre	132,143	170,023	49,591	351,757
David C. Novak(5)	25,067	170,033	–	195,100
Johnathan A. Rodgers	132,643	170,023	4,214	306,880
Dr. Judith Rodin	177,500	170,023	395,696	743,219

(1)	This column represents all cash retainers and meeting fees earned by our nonemployee directors in 2016, regardless of whether deferred as described below. Messrs. Breen, Collins, Hassell, Honickman, Mestre, Novak and Rodgers and Ms. Bell elected to receive 50% of their annual retainer in the form of equity. Of these directors, Mr. Novak earned 364 share units with respect to Class A common stock; each other director earned 1,536 share units, which all (other than Messrs. Breen, Novak and Rodgers) deferred.

(2)	The amounts in this column represent the aggregate grant date fair value of shares of Class A common stock granted in 2016, in accordance with FASB ASC Topic 718. The amounts in this column were calculated using the valuation assumptions discussed in the “Share-Based Compensation” footnote to the financial statements in our Annual Report on Form 10-K for the year ended December 31, 2016. The amounts were determined by multiplying the Class A common stock closing price on the date of grant by the number of shares subject to the grant.

As of December 31, 2016, the following share units were outstanding with respect to shares of Class A common stock resulting from annual equity awards and annual retainer fees, all of which were deferred:

	Annual Equity Awards	Annual Retainers
Kenneth J. Bacon	13,280	–
Madeline S. Bell	9,312	1,160
Sheldon M. Bonovitz	21,830	–
Edward D. Breen	12,598	7,587
Joseph J. Collins	121,070	30,503
Gerald L. Hassell	100,562	22,088
Jeffrey A. Honickman	123,068	28,504
Eduardo G. Mestre	52,154	11,462
David C. Novak	–	–
Johnathan A. Rodgers	11,544	1,440
Dr. Judith Rodin	71,182	17,057

(3)	Annual retainer and other meeting fees received by our nonemployee directors may be deferred in whole or in part under our deferred compensation plans. The amounts in this column represent the dollar value of interest earned on deferred compensation in excess of 120% of the long-term applicable federal rate (the interest crediting rate on deferred compensation earned in 2016 was 9%).

(4)	Mr. Cook did not stand for election as a director at our 2016 annual meeting of shareholders and was appointed by our Board as a director emeritus on May 19, 2016 for a period of one year. Amounts in this table do not include compensation earned as a director emeritus.

(5)	Mr. Novak joined our Board in December 2016.

RELATED PARTY TRANSACTION POLICY AND CERTAIN TRANSACTIONS

RELATED PARTY TRANSACTIONS POLICY

We review all transactions, except for certain de minimis transactions as set forth in our related party transactions policy, involving us in which any of our directors, director nominees, significant shareholders and executive officers and their immediate family members are participants, to determine whether such person has a direct or indirect material interest in the transaction. All directors, director nominees and executive officers are required to promptly notify our General Counsel or our Senior Executive Vice President with supervisory responsibility for our General Counsel of any proposed transaction involving us in which such person has a direct or indirect material interest. The proposed transaction is then reviewed by either the independent members of our Board as a whole, the Governance and Directors Nominating Committee or the Audit Committee to determine whether the proposed transaction is a related party transaction under our policy. In reviewing any related party transaction, the independent members of the Board as a whole, the Governance and Directors Nominating Committee or the Audit Committee will determine whether or not to approve or ratify the transaction based on all relevant facts and circumstances, including the following:

•	the materiality and character of the related person’s interest in the transaction;

•	the commercial reasonableness of the terms of the transaction;

•	the benefit and perceived benefit, or lack thereof, to our company;

•	the opportunity costs of alternate transactions; and

•	the actual or apparent conflict of interest of the related person.

After such review, the reviewing body approves or ratifies the transaction only if it determines that the transaction is in, or not inconsistent with, the best interests of our company and our shareholders. Our related party transaction policy is posted under “Corporate Governance” in the Investors section of our website at www.comcastcorporation.com.

2016 RELATED PARTY TRANSACTIONS

In 2016, Mr. Roberts purchased from a partnership owned by us and Liberty Property Trust (“LPT”) three residential condominium units for $7.6 million, $3.6 million and $3.2 million, respectively, in a building that is currently being developed by Liberty Property Limited Partnership, an unrelated third party, as our offices and a hotel. The purchase price has two elements: (1) approximately 64% is based on an arms’ length negotiation between Mr. Roberts, on the one hand, and LPT and us, on the other hand, sufficient to ensure that the partnership’s return on investment would remain unchanged from the expected return that the partnership would have received had Mr. Roberts not purchased the condominium units; and (2) payments to fully cover costs related to modifying the affected areas of the building to accommodate the condominium units. As an additional reference point, the company obtained two independent appraisals of the fair market value of the condominium units, and the purchase price exceeds each of those values. Mr. Roberts may from time to time purchase goods or services from the hotel owned by the partnership at market prices determined by an unrelated third-party manager of the hotel.

As a result of the death of our founder Ralph J. Roberts in June 2015, trusts he established for the benefit of certain of his designated beneficiaries (other than Mr. Brian L. Roberts) are entitled to receive compensation he had deferred under our deferred compensation plans and, as such, collectively earned approximately $2.5 million in 2016 in interest and dividend equivalents on such deferred compensation. Suzanne Roberts, the mother of Brian L. Roberts and widow of Ralph J. Roberts, received health and welfare benefits pursuant to contractual arrangements entered into with Ralph J. Roberts nearly 20 years ago. In addition, as previously disclosed in the proxy statement for the 2016 annual meeting of shareholders, we entered into certain transactions in 2016 relating to the termination of split-dollar insurance policies.

The son-in-law of Madeline S. Bell, one of our directors, is a writer for content created by DreamWorks Animation, which we acquired in August 2016. In 2016, he received approximately $268,000 in compensation from us and also participated in our employee benefit plans on the same basis as other similarly-situated employees.

SHAREHOLDER PROPOSALS FOR NEXT YEAR

Any shareholder proposals intended to be presented at our 2018 annual meeting of shareholders and considered for inclusion in our proxy materials must be received by December 29, 2017 and must comply with the procedures of Rule 14a-8 under the Exchange Act. Shareholder proposals failing to comply with the procedures of Rule 14a-8 under the Exchange Act will be excluded. If the date of our 2018 annual meeting is more than 30 days from June 8, 2018, we will publicly announce a different submission deadline from that set forth above, in compliance with SEC rules.

Any shareholder proposals (other than those proposals seeking to nominate directors) that are intended to be presented at the annual meeting of shareholders in 2018 but are not included in our proxy materials must comply with the advance notice provision in Section 2.09 of our by-laws. If we call the 2018 annual meeting of shareholders for a date between May 9, 2018 and July 8, 2018, we must receive notice of the proposal on or after February 8, 2018 and on or before March 10, 2018. If we call the 2018 annual meeting of shareholders for any other date, we must receive notice of the proposal by the close of business on the tenth day following the day we mailed notice of, or announced publicly, the date of the meeting, whichever occurs first. If notice is not received by March 10, 2018 (or the tenth day following the day we mail notice of, or announce publicly, the date of our 2018 annual meeting of shareholders, if such meeting is not called for a date between May 9, 2018 and July 8, 2018), the shareholder proposals will be deemed “untimely.”

Shareholders who wish to nominate directors for election must comply with the procedures described under “Corporate Governance – Director Nominations.”

All shareholder proposals should be directed to Arthur R. Block, Secretary, Comcast Corporation, at our address listed on page 3.

SOLICITATION OF PROXIES

We pay the cost of this proxy solicitation. Pursuant to SEC rules, we are making this proxy statement and our Annual Report on Form 10-K available to our shareholders electronically via the Internet. In addition to soliciting proxies by Internet and mail, we expect that a number of our employees will solicit shareholders personally and by telephone. None of these employees will receive any additional or special compensation for doing this. We have retained D.F. King & Co., Inc. to assist in the solicitation of proxies for aggregate fees of approximately $31,500 plus reasonable out-of-pocket costs and expenses. The agreement with D.F. King contains customary indemnification provisions. We will, on request, reimburse banks, brokerage firms and other nominees for their expenses in sending proxy materials to their customers who are beneficial owners of our common stock and obtaining their voting instructions.

ELECTRONIC ACCESS TO PROXY MATERIALS AND ANNUAL REPORT ON FORM 10-K

Shareholders can access this proxy statement and our Annual Report on Form 10-K via the Internet at www.proxyvote.com or by scanning the QR code on the Notice or proxy card with a smartphone or tablet, and then following the instructions outlined on the secure website. For future annual meetings of shareholders, shareholders can consent to accessing their proxy materials, including the Notice, the proxy statement and the annual report, electronically in lieu of receiving them by mail. To receive materials electronically, you will need access to a computer and an e-mail account. You will have the opportunity to revoke your request for electronic delivery at any time without charge.

If you are a registered shareholder and you have not already done so, you can choose this electronic delivery option by following the instructions provided when voting via the Internet and provided on the proxy card. Your choice will remain in effect unless you revoke it by contacting our transfer agent, Wells Fargo Bank, National Association, at 1-888-883-8903 or P.O. Box 64854, St. Paul, MN 55164-0854. You may update your electronic address by contacting Wells Fargo.

If you hold your shares through a bank, brokerage firm or other nominee and you have not already done so, you can choose this electronic delivery option by contacting your nominee or by following the instructions provided when voting via the Internet. Your choice will remain in effect unless you revoke it by contacting your nominee. You may update your electronic address by contacting your nominee.

IMPORTANT NOTICE REGARDING DELIVERY OF SHAREHOLDER DOCUMENTS

Under SEC rules, delivery of each Notice or a single proxy statement and annual report, as applicable, in a single envelope to two or more shareholders sharing the same mailing address is permitted, under certain conditions. This procedure, called “householding,” is available if all of the following criteria are met:

•	you have the same address as other shareholders registered on our books;

•	you have the same last name as the other shareholders; and

•	your address is a residential address or post office box.

If you meet this criteria, you are eligible for householding and the following terms apply. If you are not eligible, please disregard this notice.

If I am a registered shareholder, what do I need to do to receive just one set of annual disclosure materials?

Notify our transfer agent, Wells Fargo, at 1-888-883-8903 or P.O. Box 64854, St. Paul, MN 55164-0854 to give your consent to householding. This consent is considered perpetual, which means you will continue to receive a single envelope containing each Notice for the household or a single proxy statement and annual report, as applicable, in the future unless you notify Wells Fargo otherwise.

If I am a registered shareholder, what if I consent to have one set of materials mailed now, but change my mind later?

Notify Wells Fargo at 1-888-883-8903 or P.O. Box 64854, St. Paul, MN 55164-0854 to turn off the householding instructions for you. You will then be sent your Notice in its own envelope or a separate proxy statement and annual report, as applicable, within 30 days of receipt of your instruction.

The reason I receive multiple sets of materials is because some of the stock belongs to my children. What happens when they move out and no longer live in my household?

When there is an address change for one of the members of the household, materials will be sent directly to the shareholder at his or her new address.

Appendix A

Reconciliations of Non-GAAP Financial Measures

We define Adjusted EBITDA as net income attributable to Comcast Corporation before net (income) loss attributable to noncontrolling interests and redeemable subsidiary preferred stock, income tax expense, other income (expense) items, net, and depreciation and amortization, and excluding impairment charges related to fixed and intangible assets and gains or losses on the sale of long-lived assets, if any. We define Free Cash Flow as net cash provided by operating activities (as stated in our consolidated statement of cash flows) reduced by capital expenditures, cash paid for intangible assets, principal payments on capital leases and cash distributions to noncontrolling interests; and adjusted for any payments and receipts related to certain nonoperating items, net of estimated tax effects. For additional details regarding our use of non-GAAP financial measures, please refer to Exhibit 99.2 to the Current Report on Form 8-K filed on April 27, 2017 for the reasons we believe that the presentation of financial measures not in accordance with generally accepted accounting principles in the United States (GAAP) provides useful information to investors regarding our financial condition and results of operations, and to the extent material, the additional purposes, if any, for which our management uses these non-GAAP financial measures.

Reconciliation from Net Income Attributable to Comcast Corporation to Adjusted EBITDA

(in millions)

	Year Ended December 31,
	2016	2015	2014
Net income attributable to Comcast Corporation	$8,695	$8,163	$8,380
Net income (loss) attributable to noncontrolling interests and redeemable subsidiary preferred stock	350	250	212
Income tax expense	5,308	4,959	3,873
Other (income) expense items, net[1]	2,506	2,626	2,439
Depreciation and amortization	9,558	8,680	8,019

Adjusted EBITDA	$26,417	$24,678	$22,923

Reconciliation from Net Cash Provided by Operating Activities to Free Cash Flow

(in millions)

	Year Ended December 31,
	2016	2015	2014
Net cash provided by operating activities	$19,240	$18,778	$16,945
Capital expenditures	(9,135)	(8,499)	(7,420)
Cash paid for capitalized software and other intangible assets	(1,686)	(1,370)	(1,122)
Principal payments on capital leases	(31)	(17)	–
Distributions to noncontrolling interests and dividends for redeemable subsidiary preferred stock	(253)	(232)	(220)
Nonoperating items[2]	242	277	20

Free Cash Flow (including Economic Stimulus Packages)	8,377	8,937	8,203
Economic Stimulus Packages[2]	(174)	(2)	(36)

Consolidated Free Cash Flow	$8,203	$8,935	$8,167

1.

Other income (expense) items, net include interest expense, investment income (loss), equity in net income (losses) of investees, and other income (expense), net (as stated in our consolidated statement of income).

2.

Nonoperating items include adjustments for cash taxes paid related to certain investing and financing transactions and to reflect cash taxes paid in the year of the related taxable income. Our definition of free cash flow specifically excludes any impact from the Economic Stimulus Packages, and these amounts are presented separately. Net cash provided by operating activities for 2014 includes a $150 million increase resulting from a change in our credit card payment processes that resulted in the acceleration of the recognition of cash receipts and for 2016 includes a $146 million payment for the settlement of a tax receivable agreement immediately after the DreamWorks acquisition. For Free Cash Flow purposes, we consider the acceleration in 2014 and the payment in 2016 to be nonrecurring in nature, and therefore, excluded those amounts from Free Cash Flow as nonoperating items.

A-1

CO-PS-2017-R

COMCAST
ONE COMCAST CENTER PHILADELPHIA, PA 19103
SCAN QR BARCODE
VIEW MATERIALS & VOTE
VOTE BY INTERNET
Before the Meeting - Go to www.proxyvote.com or scan the QR Barcode above
Use the Internet to transmit your voting instructions up until 11:59 P.M. Eastern Time on June 7, 2017. Please have your proxy card in hand when you access the website and follow the instructions to obtain your records and create an electronic voting instruction form. During the Meeting - Go to comcast.onlineshareholdermeeting.com You may attend the Meeting and vote during the Meeting when the polls are open via the Internet. We recommend, however, that you vote before the Meeting even if you plan to participate in the Meeting, since you can change your vote during the Meeting by voting when the polls are open. Have the information that is printed in the box marked by the arrow XXXX XXXX XXXX XXXX available and follow the instructions.
VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time on June 7, 2017. Please have your proxy card in hand when you call and then follow the instructions.
VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, Comcast Corporation, c/o Broadridge Financial Solutions,
51 Mercedes Way, Edgewood, NY 11717.
TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
E21804-P85505 KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.
COMCAST CORPORATION
For Withhold For All
All All Except
To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
A Company Proposals - The Board of Directors recommends a vote “FOR” all the nominees listed in Proposal 1:
1. Election of Directors
01 - Kenneth J. Bacon 06 - Jeffrey A. Honickman
02 - Madeline S. Bell 07 - Asuka Nakahara
03 - Sheldon M. Bonovitz 08 - David C. Novak
04 - Edward D. Breen 09 - Brian L. Roberts
05 - Gerald L. Hassell 10 - Johnathan A. Rodgers
The Board of Directors recommends a vote “FOR” Proposals 2 and 3. For Against Abstain
2. Ratification of the appointment of our independent auditors
3. Advisory vote on executive compensation
The Board of Directors recommends that you vote every “1 YEAR” on Proposal 4: 1 Year 2 Years3 Years Abstain
4. Advisory vote on the frequency of the vote on executive compensation
B Shareholder Proposals - The Board of Directors recommends a vote “AGAINST” Proposals 5 and 6 if properly presented at the annual meeting: For Against Abstain
5. To provide a lobbying report
6. To stop 100-to-one voting power
For address changes and/or comments, please check this box and write them on the back where indicated.
C Authorized Signatures - This section must be completed for your vote to be counted - Date and Sign Within the Box Below
Please sign as name(s) appear(s) hereon. Give full title if you are signing for a corporation, partnership or other entity, or as an attorney, administrator, executor, guardian, trustee or in any other representative capacity.
Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date
V.1.1

2017 Annual Meeting of Shareholders
Thursday, June 8, 2017
9:00 a.m. Eastern Time
comcast.onlineshareholdermeeting.com
ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the impact on the environment and save our company money on the costs incurred in mailing proxy materials, you can consent to receiving all future Notices of Internet Availability of Proxy Materials, proxy statements, proxy cards and Annual Reports on Form 10-K electronically via e-mail or the Internet. To sign up, please follow the instructions on the reverse side to vote by Internet before the Meeting and, when prompted, indicate that you agree to receive or access shareholder communications electronically in future years. For further details regarding electronic delivery, please see the “General Information — Notice of Electronic Availability of Proxy Materials” section of our proxy statement.
Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice of Internet Availability of Proxy Materials, the proxy statement and the Annual Report are available at www.proxyvote.com.
IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.
E21805-P85505
COMCAST CORPORATION
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS FOR THE ANNUAL MEETING OF SHAREHOLDERS ON JUNE 8, 2017.
I hereby appoint Arthur R. Block and David L. Cohen and each of them acting individually, as proxies, with the powers I would possess if personally present, and with full power of substitution, to vote all shares in Comcast Corporation at the annual meeting of shareholders to be held live via the Internet at comcast.onlineshareholdermeeting.com at 9:00 a.m. Eastern Time on June 8, 2017, and at any adjournment or postponement thereof, upon all matters described in the proxy statement that may properly come before the meeting, in accordance with my instructions on the reverse side of this proxy card. In the event that any other matter may properly come before the meeting, or any adjournment or postponement thereof, the proxies are each authorized to vote on such matter in their discretion, including for any replacement nominee nominated for director by the Board of Directors of Comcast Corporation if a director nominee on this proxy card becomes unavailable to serve. I hereby revoke all previous proxies given to vote at the annual meeting or any adjournment or postponement thereof.
I acknowledge receipt of the notice of annual meeting of shareholders, the proxy statement and the Annual Report on Form 10-K of Comcast Corporation.
The shares represented by this proxy card will be voted in accordance with your instructions if the card is signed and returned. If you are voting with this proxy card, please mark your choices on the other side of this proxy card, sign it where indicated on the other side and return it promptly to Vote Processing, Comcast Corporation, c/o Broadridge Financial Solutions, 51 Mercedes Way, Edgewood, NY 11717. If your card is signed and returned without instructions, the shares will be voted in favor of all of the director nominees and any replacement nominee, in favor of Proposals 2 and 3, every “1 year” for Proposal 4, and against Proposals 5 and 6. If you are voting shares held in the Comcast Employee Stock Purchase Plan or the Comcast-NBCUniversal Employee Stock Purchase Plan, voting by Internet, telephone, mail or in person by ballot will vote all of the shares held by you in such plans, as well as any shares held by you as a shareholder of record. If you hold shares that are not represented by this proxy card, you will receive additional proxy card(s) by mail that will allow you to vote the remaining shares.
Address Changes/Comments:
(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)
Continued and to be signed on reverse side
V.1.1